Exhibit 4.36

EXECUTION VERSION

US$2,650,000,000 BRIDGE FACILITIES AGREEMENT

DATED 9 DECEMBER 2016

for

SIBANYE GOLD LIMITED

arranged by

CITIBANK, N.A., LONDON BRANCH

and

HSBC BANK PLC

with

CITIBANK EUROPE PLC, UK BRANCH

acting as Agent

THIS AGREEMENT is dated 9 December 2016 and made

BETWEEN:

(1)         SIBANYE GOLD LIMITED (the Company);

(2)         THE COMPANIES listed in Part 1 of Schedule 1 (The Original Parties) as original borrowers (the Original Borrowers);

(3)         THE COMPANIES listed in Part 1 of Schedule 1 (The Original Parties) as original guarantors (the Original Guarantors);

(4)         Citibank, n.a., London brancH  and HSBC BANK PLC as bookrunners and mandated lead arrangers (whether acting individually or together, the Arranger);

(5)         THE FINANCIAL INSTITUTIONS listed in Part 2 of Schedule 1 (The Original Parties) as original lenders (the Original Lenders); and

(6)         CITIBANK EUROPE PLC, UK BRANCH as agent of the other Finance Parties (the Agent).

IT IS AGREED as follows:

1.          DEFINITIONS AND INTERPRETATION

1.1        Definitions

In this Agreement:

Acceptable Bank means a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of A or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or A2 or higher by Moody’s Investors Service Limited or a comparable rating from an internationally recognised credit rating agency.

Accession Letter means a document substantially in the form set out in Schedule 6 (Form of Accession Letter).

Accounting Principles means the IFRS as adopted by the International Accounting Standards Board, to the extent applicable to the relevant Financial Statements.

Acquisition means the acquisition by the Company (or by a wholly-owned Subsidiary of the Company) of the Target Shares to be effected by way of a merger on the terms of the Acquisition Documents.

Acquisition Costs means all fees, costs and expenses, stamp, registration and other Taxes incurred by the Company or any other member of the Group on or around the Closing Date in connection with the Acquisition and the Acquisition Documents.

Acquisition Documents means:

(a)         the Merger Agreement; and

(b)         any other document designated as an Acquisition Document by the Agent and the Company.

Additional Borrower means a company which becomes an Additional Borrower in accordance with Clause 26 (Changes to the Obligors).

Additional Guarantor means a company which becomes an Additional Guarantor in accordance with Clause 26 (Changes to the Obligors).

Additional Obligor means an Additional Borrower or an Additional Guarantor.

Affiliate means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

Applicable Inter-company Loans means inter-company loans which are fully subordinated to the liabilities of the Obligors under the Finance Documents and are between Obligors.

Assignment Agreement means an agreement substantially in the form set out in Schedule 5 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee.

Authorisation means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

Availability Period means:

(a)         for Facility A, the period commencing on the date of this Agreement and ending on the earlier of:

(i)         the Closing Date; and

(ii)        30 August 2017; and

(b)         for Facility B and Facility C, the period commencing on the date of this Agreement and ending on the date falling 45 Business Days after the earlier of:

(i)         the Closing Date; and

(ii)        30 August 2017.

Available Commitment means, in relation to a Facility, a Lender’s Commitment under that Facility minus:

(a)         the amount of its participation in any outstanding Loans under that Facility; and

(b)         in relation to any proposed Utilisation, the amount of its participation in any Loans that are due to be made under that Facility on or before the proposed Utilisation Date.

Available Facility means, in relation to a Facility, the aggregate for the time being of each Lender’s Available Commitment in respect of that Facility.

Borrower means the Original Borrowers or an Additional Borrower unless it has ceased to be a Borrower in accordance with Clause 26 (Changes to the Obligors).

Break Costs means the amount (if any) by which:

(a)         the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)        the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

Burnstone means Sibanye Gold Eastern Operations Proprietary Limited (previously known as Southgold Exploration Proprietary Limited).

Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Johannesburg and New York.

Certain Funds Period means the period commencing on the date of this Agreement and ending on:

(a)         the last day of the Availability Period for the purpose of a proposed Utilisation which is to be applied solely towards (directly or indirectly) refinancing of the Convertible Bonds and the making of payments to the holders thereof; and

(b)         the Closing Date for any other purpose.

Certain Funds Utilisation means a Utilisation made or to be made during the Certain Funds Period.

CFC has the meaning given to it in Clause 19.11 (US Guarantee Limitations).

Clean-Up Date means the date falling 90 days from the Closing Date.

Clean-Up Default means a Default referred to in Clause 24.3 (Other obligations) insofar as it relates to a Clean-Up Undertaking, Clause 24.4 (Misrepresentation) insofar as it relates to a Clean-Up Representation, Clause 24.5 (Cross default), Clause 24.8 (Creditors’ process) and Clause 24.17 (Loss of Mining Rights).

Clean-Up Representation means any of the representations and warranties under Clause 20 (Representations).

Clean-Up Undertaking means any of the undertakings specified under Clause 23.3 (Environmental compliance), Clause 23.4 (Environmental claims), Clause 23.6 (Anti-corruption law and Sanctions), Clause 23.7 (Taxation), Clause 23.9 (Restrictions on disposals), Clause 23.12 (Restriction on acquisitions), Clause 23.14 (Negative pledge) and Clause 23.18 (Access).

Closing Date means the date on which Completion occurs.

Code means the US Internal Revenue Code of 1986.

Commitment means a Facility A Commitment, Facility B Commitment or Facility C Commitment.

Companies Act means the Companies Act, 2008 of South Africa and all regulations promulgated under that Act.

Completion means the completion of the Acquisition in accordance with the Acquisition Documents.

Compliance Certificate means a certificate substantially in the form set out in Schedule 8 (Form of Compliance Certificate).

Confidential Information means all information relating to the Company, any Obligor, the Group, the Target Group, the Finance Documents or a Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or a Facility from either:

(a)         any member of the Group, the Target Group or any of its advisers; or

(b)         another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or the Target Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:

(i)         information that:

(A)        is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 37 (Confidential Information); or

(B)        is identified in writing at the time of delivery as non-confidential by any member of the Group or the Target Group or any of their respective advisers; or

(C)        is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and

(ii)         any Funding Rate or Reference Bank Quotation.

Confidentiality Undertaking means a confidentiality undertaking substantially in a recommended form of the LMA as set out in Schedule 10 (LMA form of Confidentiality Undertaking) or in any other form agreed between the Company and the Agent.

Consolidated EBITDA has the meaning given to that term in Clause 22.1 (Financial Definitions).

Consolidated Net Borrowings has the meaning given to that term in Clause 22.1 (Financial Definitions).

Consolidated Tangible Net Worth means, at any time, the “Total Equity” as reported in the “Consolidated Statement of Changes in Equity” less goodwill and intangibles in the latest audited annual financial statements of the Company delivered to the Agent pursuant to Clause 21.1 (Financial statements).

Convertible Bonds means the existing US$335,000,000 1.75% convertible bonds issued by the Target which are due in October 2032.

Default means an Event of Default or any event or circumstance specified in Clause 24 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

Defaulting Lender means any Lender:

(a)         which has failed to make its participation in a Loan available (or has notified the Agent or the Company (which has notified the Agent) that it will not make its participation in a Loan available) by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders’ participation);

(b)         which has otherwise rescinded or repudiated a Finance Document; or

(c)         with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:

(i)         its failure to pay is caused by:

(A)         administrative or technical error; or

(B)         a Disruption Event; and

payment is made within five Business Days of its due date; or

(ii)        the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

Disruption Event means either or both of:

(a)        a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with a Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)        the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)         from performing its payment obligations under the Finance Documents; or

(ii)        from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

Distribution means any payment (whether in cash or in specie) by way of interest or principal (whether in respect of an intercompany loan or otherwise), dividend, capital reduction, return of capital, fee (including any management or advisory fee), royalty or other distribution or payment (including by way of the repurchase or redemption of any shares) by or on behalf of a company to or for the account of any direct or indirect shareholder of that company or an Affiliate (other than any Subsidiary of that company) or direct or indirect shareholder of that shareholder.

DRE has the meaning given to it in Clause 19.11 (US Guarantee Limitations).

EBITDA has the meaning given to that term in Clause 22.1 (Financial Definitions).

Encumbrance means:

(a)         any mortgage, bond, notarial bond, pledge, lien, assignment or cession conferring security, hypothecation, a security interest, preferential right or trust arrangement or other encumbrance of the like securing any obligation of any person; or

(b)         any arrangement under which money or claims to, or for the benefit of, a bank or other account may be applied, set off or made subject to a combination of accounts so as to effect discharge of any sum owed or payable to any person; or

(c)         any other type of preferential agreement or arrangement (including any title transfer and retention arrangement), the effect of which is the creation of a security interest.

ERISA means, at any date, the United States Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended from time to time, and the regulations promulgated thereunder, as the same may be in effect at such date.

ERISA Affiliate means any person that for purposes of Title I and Title IV of ERISA and section 412 of the Code is treated as a single employer with any Obligor under section 414 of the Code or section 4001 of ERISA.

Eskom means Eskom Holdings SOC Limited.

Event of Default means any event or circumstance specified as such in Clause 24 (Events of Default).

Existing Facility Agreements means each of:

(a)         the US$350,000,000 revolving facility agreement dated 24 August 2015 between, amongst others, the Company as original borrower, Bank of America Merrill Lynch International Limited and HSBC Bank plc as mandated lead arrangers and Bank of America Merrill Lynch International Limited as facility agent, or any facility agreement entered into for the purposes of refinancing that revolving facility agreement;

(b)         the ZAR6,000,000,000 revolving credit facility dated 16 November 2016 between, among others, the Company as an original borrower, Nedbank Limited (acting through its Corporate and Investment Banking division), First Rand Bank Limited (acting through its Rand Merchant Bank division), ABSA Bank Limited (acting through its Corporate and Investment Bank Division), the Standard Bank of South Africa Limited (acting through its Corporate and Investment Banking division) and Bank of China Limited, Johannesburg Branch, as mandated lead arrangers, and Nedbank Limited (acting through its Corporate and Investment Banking division) as facility agent, or any facility agreement entered into for the purposes of refinancing that revolving facility agreement;

(c)         a bilateral facility of up to ZAR900,000,000 (or its equivalent in another currency or currencies) between a member (or members) of the Group and JPMorgan Chase Bank, N.A. (or an Affiliate thereof) to be entered into after the date of this Agreement; and

(d)         a bilateral facility of up to ZAR1,000,000,000 (or its equivalent in another currency or currencies) between a member (or members) of the Group and Investec Limited (or an Affiliate thereof) to be entered into after the date of this Agreement.

Facility means Facility A, Facility B or Facility C.

Facility A  means the bridge loan facility made available under this Agreement as described in paragraph (a)(i) of Clause 2 (The Facilities).

Facility A Commitment means:

(a)         in relation to an Original Lender, the amount set opposite its name under the heading “Facility A Commitment” in Part 2 of Schedule 1 (The Original Parties) and the amount of any other Facility A Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.3 (Increase); and

(b)         in relation to any other Lender, the amount of any Facility A Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.3 (Increase),

to the extent not cancelled, reduced or transferred by it under this Agreement.

Facility A Loan means a loan made or to be made under Facility A or the principal amount outstanding for the time being of that loan.

Facility A Termination Date means the earlier of:

(a)         the date falling 9 Months after the Closing Date; and

(b)         31 October 2017.

Facility B  means the bridge loan facility made available under this Agreement as described in paragraph (a)(ii) of Clause 2 (The Facilities).

Facility B Commitment means:

(a)         in relation to an Original Lender, the amount set opposite its name under the heading “Facility B Commitment” in Part 2 of Schedule 1 (The Original Parties) and the amount of any other Facility B Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.3 (Increase); and

(b)         in relation to any other Lender, the amount of any Facility B Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.3 (Increase),

to the extent not cancelled, reduced or transferred by it under this Agreement.

Facility B Loan means a loan made or to be made under Facility B or the principal amount outstanding for the time being of that loan.

Facility B Termination Date means the earlier of:

(a)         the date falling 9 Months after the Closing Date; and

(b)         31 October 2017.

Facility C means the bridge loan facility made available under this Agreement as described in paragraph (a)(iii) of Clause 2 (The Facilities).

Facility C Commitment means:

(a)         in relation to an Original Lender, the amount set opposite its name under the heading "Facility C Commitment" in Part 2 of Schedule 1 (The Original Parties) and the amount of any other Facility C Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.3 (Increase); and

(b)         in relation to any other Lender, the amount of any Facility C Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.3 (Increase),

to the extent not cancelled, reduced or transferred by it under this Agreement.

Facility C Loan means a loan made or to be made under Facility C or the principal amount outstanding for the time being of that loan.

Facility C Termination Date means the date falling 364 days after the Closing Date.

Facility Office means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

Fallback Interest Period means a period of one Month.

FATCA means:

(a)         sections 1471 to 1474 of the Code or any associated regulations;

(b)         any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)         any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

FATCA Application Date means:

(a)         in relation to a "withholdable payment" described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)         in relation to a "withholdable payment" described in section 1473(1)(A)(ii) of the Code (which relates to "gross proceeds" from the disposition of property of a type that can produce interest from sources within the US), 1 January 2019; or

(c)         in relation to a "passthru payment" described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2019,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.

FATCA Deduction means a deduction or withholding from a payment under a Finance Document required by FATCA.

FATCA Exempt Party means a Party that is entitled to receive payments free from any FATCA Deduction.

Fee Letter means any letter or letters between the Arranger and the Company or the Agent and the Company setting out any of the fees referred to in Clause 13 (Fees), together with any agreement setting out fees payable to a Finance Party referred to in paragraph (d) of Clause 2.3 (Increase).

Finance Document means:

(a)         this Agreement;

(b)         any Fee Letter;

(c)         any Accession Letter;

(d)         any Resignation Letter;

(e)         the Syndication Letter; and

(f)         any other document designated as such by the Agent and the Company.

Finance Party means the Agent, an Arranger or a Lender.

Financial Indebtedness means (without double counting) any indebtedness for or in respect of:

(a)         moneys borrowed or credit granted;

(b)         any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)         any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)         the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with IFRS be treated as a balance sheet liability (other than any liability in respect of a lease or hire purchase contract which would, in accordance with IFRS in force as at the date of this Agreement, have been treated as an operating lease);

(e)         receivables sold or discounted (other than any receivables to the extent they are sold or discounted on a non-recourse basis);

(f)         any amount of liability in respect of any purchase price for assets or services the payment of which is deferred where the deferral of such price is either:

(i)         used primarily as a method of raising credit; or

(ii)        not made in the ordinary course of business;

(g)         any agreement or option to re-acquire an asset if one of the primary reasons for entering into such agreement or option is to raise finance;

(h)         any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(i)         any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account);

(j)         any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(k)         the amount raised by the issue of redeemable shares to the extent such shares are redeemable prior to the latest Termination Date; and

(l)         the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (k) above.

Financial Half Year has the meaning given to that term in Clause 22.1 (Financial Definitions).

Financial Quarter has the meaning given to that term in Clause 22.1 (Financial Definitions)

Financial Statements means any financial statements referred to in Clause 21.1 (Financial statements).

Financial Year has the meaning given to that term in Clause 22.1 (Financial Definitions).

Franco-Nevada Loan means the loan owing by Ezulwini Mining Company to Franco-Nevada GLW Holdings Corp., Gold Wheaton Gold Corp., Franco Nevade (Barbados) Corporation (previously known as Gold Wheaton (Barbados Corporation)) and/or any one or more of their respective affiliates.

Franco-Nevada Loan Agreement means a written gold purchase agreement dated 5 November 2009 concluded amongst Ezulwini Mining Company and Franco-Nevada GLW Holdings Corp., Gold Wheaton Gold Corp. and Franco-Nevada (Barbados) Corporation (previously known as Gold Wheaton (Barbados Corporation) pursuant to which the Franco-Nevada Loan is made available to Ezulwini Mining Company.

FSHCO has the meaning given to it in Clause 19.11 (US Guarantee Limitations).

Funding Rate means any individual rate notified by a Lender to the Agent pursuant to paragraph (a)(ii) of Clause 12.4 (Cost of funds).

Funds Flow Statement means the funds flow statement in the form delivered to the Agent pursuant to Clause 4.1 (Initial conditions precedent) showing the relevant Borrower(s), the Loans to be made to those Borrower(s) on or about the Closing Date and the ultimate application of those Loans.

Group means the Company and its Subsidiaries from time to time.

Group Structure Chart means the group structure chart in the form delivered to the Agent pursuant to Clause 4.1 (Initial conditions precedent).

Guarantor means an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 26 (Changes to the Obligors).

Guarantor Threshold Test has the meaning given to that term in Clause 23.20 (Guarantors).

Historic Screen Rate means, in relation to any Loan, the most recent applicable Screen Rate for dollars and for a period equal in length to the Interest Period of that Loan and which is as of a day which is no more than 10 days before the Quotation Day.

Holding Company means, in relation to a person, any other person in respect of which it is a Subsidiary.

IFRS means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant Financial Statements.

Impaired Agent means the Agent at any time when:

(a)         it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)         the Agent otherwise rescinds or repudiates a Finance Document;

(c)         (if the Agent is also a Lender) it is a Defaulting Lender under paragraph (a), (b) or (c) of the definition of “Defaulting Lender”; or

(d)         an Insolvency Event has occurred and is continuing with respect to the Agent;

unless, in the case of paragraph (a) above:

(i)         its failure to pay is caused by:

(A)         administrative or technical error; or

(B)         a Disruption Event; and

payment is made within five Business Days of its due date; or

(ii)        the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

Increase Confirmation means a confirmation substantially in the form set out in Schedule 9 (Form of Increase Confirmation).

Increase Lender has the meaning given to that term in Clause 2.3 (Increase).

Indebtedness for Borrowed Money means Financial Indebtedness save for any indebtedness for or in respect of paragraphs (i) and (j) of the definition of “Financial Indebtedness”, or in respect of any guarantee or indemnity of such indebtedness if and to the extent only (i) and (j) are not closed-out and/or called and consequently constitute Financial Indebtedness.

Information Package means the documents in the form approved by the Company concerning the Group, the Target Group and the Acquisition and to be prepared at the Company’s request and on its behalf, and distributed by the Arranger to selected financial institutions on or after the date of this Agreement.

Insolvency Event in relation to an entity means that the entity:

(a)         is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)         becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)         institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(d)         has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (c) above and:

(i)         results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)        is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(e)         has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(f)         seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (c) above);

(g)         has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(h)         causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (g) above; or

(i)         takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

Interest Period means, in relation to a Loan, each period determined in accordance with Clause 11 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 10.4 (Default interest).

Interpolated Historic Screen Rate means, in relation to LIBOR for any Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)         the most recent applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and

(b)         the most recent applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan,

each for dollars and each of which is as of a day which is no more than 10 days before the Quotation Day.

Interpolated Screen Rate means, in relation to any Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)         the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and

(b)         the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan,

each as of the Specified Time for dollars.

IRS means the US Internal Revenue Service.

JSE means the Johannesburg Stock Exchange, a licensed financial exchange in terms of the Financial Markets Act, 2012, as managed by JSE Limited, a public company duly incorporated in accordance with the laws of South Africa with registration number 2005/022939/06, or any other financial exchange which operates as a successor exchange to the Johannesburg Stock Exchange.

JSE Listings Requirements means the listings requirements published by the JSE, as amended from time to time.

Legal Reservations means:

(a)         the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)         the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim;

(c)         similar principles, rights and defences under the laws of any relevant jurisdiction; and

(d)         any other matters which are set out as qualifications or reservations as to matters of law of general application in the legal opinions delivered to the Agent under Clause 4.1 (Initial conditions precedent) or Clause 26 (Changes to the Obligors).

Lender means:

(a)         any Original Lender; and

(b)         any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 2.3 (Increase) and Clause 25 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

LIBOR means, in relation to any Loan:

(a)         the applicable Screen Rate as of the Specified Time for dollars and for a period equal in length to the Interest Period of that Loan; or

(b)         as otherwise determined pursuant to Clause 12 (Changes to the calculation of interest),

and if, in either case, that rate is less than zero, LIBOR shall be deemed to be zero.

Limitation Acts means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984.

LMA means the Loan Market Association.

Loan means a Facility A Loan, Facility B Loan or a Facility C Loan.

Major Breach means a breach of any undertaking with respect to the Company only under any of Clause 23.1 (Authorisations), Clause 23.6 (Anti-corruption law and Sanctions), Clause 23.10 (Restrictions on merger), Clause 23.14 (Negative pledge) and Clause 23.21 (Acquisition Documents).

Major Default means, with respect to the Company only, any circumstances constituting a Default under any of Clause 24.1 (Non-payment), Clause 24.3 (Other obligations) insofar as it relates to a Major Breach, Clause 24.4 (Misrepresentation) insofar as it relates to a Major Representation, Clause 24.6 (Insolvency), Clause 24.7 (Insolvency proceedings), Clause 24.8 (Creditors’ process), Clause 24.9 (Unlawfulness and invalidity) and Clause 24.14 (Repudiation and rescission of agreements).

Major Representation means a representation or warranty with respect to the Company only under any of Clause 20.1 (Status) to Clause 20.5 (Validity and admissibility in evidence) and Clause 20.17 (Anti-corruption law and Sanctions).

Majority Lenders means a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction).

Margin means the percentage rate per annum calculated in accordance with Clause 10.3 (Margin adjustments – leverage).

Margin Regulations means Regulations T, U and X issued by the Board of Governors of the United States Federal Reserve System.

Margin Stock means "margin stock" or "margin securities" as defined in the Margin Regulations.

Material Adverse Effect means a material adverse effect on:

(a)         the business, operations, property or financial condition of the Group taken as a whole; or

(b)         the ability of the Obligors together to perform their financial or other obligations under the Finance Documents.

Material Company means any member of the Group (other than an Obligor and a Project Finance Subsidiary) which:

(a)         has EBITDA (determined on the same basis as Consolidated EBITDA) representing 5% or more of Consolidated EBITDA (provided that any amounts attributable to Project Finance Subsidiaries shall be excluded from the calculation of Consolidated EBITDA); or

(b)         has gross assets representing 10% or more of the gross assets of the Group (excluding assets of Project Finance Subsidiaries) calculated on a consolidated basis.

Compliance with the conditions set out in paragraph (a) and (b) above shall be determined by reference to the most recent Compliance Certificate supplied by the Company and/or the latest audited annual financial statements or unaudited half-yearly financial statements of that member of the Group (consolidated in the case of a Subsidiary which itself has Subsidiaries) and the latest audited annual consolidated financial statements or unaudited half-yearly consolidated financial statements of the Company.

Measurement Date has the meaning given to such term in Clause 22.1 (Financial Definitions).

Measurement Period has the meaning given to that term in Clause 22.1 (Financial Definitions).

Merger means the merger contemplated under the Merger Agreement.

Merger Agreement means the agreement and plan of merger dated on or about the date of this Agreement and made between the Company, Thor US Holdco Inc., Thor Mergco Inc. and the Target.

Month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)         subject to paragraph (c) below if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)         if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)         if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

Multiemployer Plan means any Plan which is described in Section 4001(a)(3) of ERISA.

New Lender has the meaning given to that term in Clause 25 (Changes to the Lenders).

Non-Obligor means any member of the Group that is not an Obligor or a Project Finance Subsidiary.

Non-Obligor Restricted Company means a Restricted Company that is not an Obligor.

Non-Project Finance Group Member means any member of the Group other than a Project Finance Subsidiary.

Obligation has the meaning given to it in Clause 19.11 (US Guarantee Limitations).

Obligor means a Borrower or a Guarantor.

Obligors' Agent means the Company, appointed to act on behalf of each Obligor in relation to the Finance Documents pursuant to Clause 2.4 (Obligors' Agent).

Original Financial Statements means:

(a)         in relation to the Company, the audited consolidated financial statements of the Group for the Financial Year ended 31 December 2015;

(b)         in relation to each Original Obligor other than the Company, Kroondal Operations (Pty) Limited and Thor Mergco Inc., its audited financial statements for its Financial Year ended 31 December 2015;

(c)         in relation to Kroondal Operations (Pty) Limited, its audited financial statements for its Financial Year ended 30 June 2016; and

(d)         in relation to the Target, the annual audited financial statements for its Financial Year most recently ended before the Closing Date.

Original Obligor means the Original Borrower or an Original Guarantor.

Party means a party to this Agreement.

PBGC means the US Pension Benefit Guaranty Corporation or any entity succeeding to all or any of its functions under ERISA.

Permitted Acquisition means:

(a)         the Acquisition; and

(b)         any other acquisition which is not classified as a “Category 1 Transaction” of the Company in terms of the JSE Listings Requirements.

Permitted Disposal means any sale, lease, transfer or other disposal:

(a)         by a Restricted Company of any assets which are obsolete, redundant or no longer required for the efficient operation of the business of such Restricted Company;

(b)         by a Restricted Company in the ordinary course of its day-to-day trading if that sale, lease, transfer or other disposal is not otherwise restricted by a term of any Finance Document;

(c)         by an Obligor to another Obligor;

(d)         by a Restricted Company (other than an Obligor) to any other Restricted Company (other than an Obligor);

(e)         by any Non-Project Finance Group Member to any Project Finance Subsidiary on arm’s length terms, provided that the aggregate value of such disposal (whether in a single transaction or a series of transactions) together with all other disposals from all Non-Project Finance Group Members to all Project Finance Subsidiaries, does not:

(i)         in respect of Burnstone, exceed ZAR1.8 billion over the term of the Facilities; and

(ii)        in respect of other Project Finance Subsidiaries exceed 5% of Consolidated Tangible Net Worth (as determined in accordance with the most recent Financial Statements) at any time over the term of the Facilities;

(f)         by a Restricted Company to a Non-Obligor on arm’s length terms, provided that the aggregate value of such disposals (whether in a single transaction or a series of transactions)

does not, in aggregate, exceed 15% of Consolidated Tangible Net Worth (as determined in accordance with the most recent Financial Statements) in any Financial Year and 25% of Consolidated Tangible Net Worth (as determined in accordance with the most recent Financial Statements) over the term of the Facilities;

(g)         of assets (other than shares or businesses) in exchange for other assets comparable or superior as to type, value and quality;

(h)         of cash equivalent investments for cash or in exchange for other cash equivalent investments;

(i)         arising as a result of any Permitted Encumbrance; or

(j)         for which the Agent (acting on the instructions of the Majority Lenders) has given its prior written consent.

Permitted Encumbrance means:

(a)         any Encumbrance created prior to the date of this Agreement which:

(i)         is disclosed in the Financial Statements of the Company delivered to the Agent prior to the date of this Agreement; and

(ii)        in all circumstances secures only indebtedness outstanding or a facility available at the date of this Agreement if the principal amount or original facility thereby secured is not increased after the date of this Agreement;

(b)         any Encumbrance created prior to the date of this Agreement in favour of Opiconsivia Trading 305 (RF) Proprietary Limited;

(c)         any netting or set-off arrangement entered into by any Restricted Company in the ordinary course of its banking arrangements (which shall include, for the avoidance of doubt, those pursuant to hedging arrangements (which constitute Permitted Financial Indebtedness) in relation to gold, silver, copper and other commodity prices, foreign exchange rates and interest rates where such arrangements are entered into for the purposes of providing protection against fluctuation in such rates or prices in the ordinary course of business and not for speculative purposes), for the purpose of netting debit and credit balances;

(d)         any lien arising by operation of law and in the ordinary course of trading and not by reason of any default (whether in payments or otherwise) of any Restricted Company;

(e)         any Encumbrance or Quasi-Encumbrance over or affecting any asset acquired by a member of the Group after the date of this Agreement if:

(i)         the Encumbrance or Quasi-Encumbrance was not created in contemplation of the acquisition of that asset by a member of the Group;

(ii)        the principal amount secured has not been increased in contemplation of, or since the acquisition of that asset by a member of the Group; and

(iii)       the Encumbrance or Quasi-Encumbrance is removed or discharged within six Months from the date of the acquisition of that asset, unless such Encumbrance is otherwise permitted to exist in terms of this definition;

(f)         any Encumbrance or Quasi-Encumbrance over or affecting any asset of any company which becomes a member of the Group after the date of this Agreement, where the Encumbrance or Quasi-Encumbrance is created prior to the date on which that company becomes a member of the Group, if:

(i)         the Encumbrance or Quasi-Encumbrance was not created in contemplation of the acquisition of that company;

(ii)        the principal amount secured has not increased in contemplation of, or since, the acquisition of that company; and

(iii)       the Encumbrance or Quasi-Encumbrance is removed or discharged within six Months from the date on which the relevant company became a member of the Group, unless such Encumbrance is otherwise permitted to exist in terms of this definition;

(g)        any Encumbrance or Quasi-Encumbrance arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Group in the ordinary course of trading;

(h)        any Encumbrance or Quasi-Encumbrance granted in respect of Financial Indebtedness incurred by a Project Finance Subsidiary over assets of, or the shares in, or any debt or other obligations of, a Project Finance Subsidiary (or the shares in a Holding Company whose only assets are the shares in and claims against a Project Finance Subsidiary);

(i)         any Encumbrances or Quasi-Encumbrance securing the indebtedness under the Franco-Nevada Loan Agreement pursuant to the agreements in the form delivered to the Agent prior to the date of this Agreement or in a form no more onerous to the Obligors than the form delivered to the Agent;

(j)         any Encumbrance or Quasi-Encumbrance resulting from the rules and regulations of any clearing system or stock exchange over shares and/or other securities held in that clearing system or stock exchange;

(k)         any Encumbrance or Quasi-Encumbrance arising as a result of a disposal which is a Permitted Disposal;

(l)         any Encumbrance or Quasi-Encumbrance arising as a consequence of any finance or capital lease constituting Permitted Financial Indebtedness;

(m)         in respect of Encumbrances or Quasi-Encumbrances over or affecting any asset of any member of the Group who is not a Restricted Company or a Project Finance Subsidiary;

(n)        any Encumbrance or Quasi-Encumbrance securing indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of Encumbrance or Quasi-Encumbrance other than any permitted under paragraphs (a) to (m) above and paragraphs (o) to (r) below) does not exceed 5% of Consolidated Tangible Net Worth (as determined in accordance with the most recent Financial Statements), as most recently measured before the creation of the Encumbrances or Quasi-Encumbrances, (or its equivalent in another currency) (but adjusted to include the net value of new assets acquired since the last date of the latest set of consolidated annual financial statements of the Group);

(o)        any other Encumbrance or Quasi-Encumbrance as agreed by the Agent (acting on the instructions of the Majority Lenders) in writing;

(p)        any Encumbrance arising pursuant to or permitted under the Finance Documents;

(q)        any Encumbrance in respect of any environmental bond which any member of the Group is required to issue under any applicable environmental law;

(r)         any Encumbrance contemplated in paragraph (h) of the definition of “Permitted Financial Indebtedness” provided that the value of the assets encumbered does not exceed US$50,000,000 (or its equivalent in another currency or currencies) at any time;

(s)         any Encumbrance or Quasi-Encumbrance in respect of Unrestricted Margin Stock; or

(t)         any Encumbrance contemplated in paragraph (i) of the definition of “Permitted Financial Indebtedness”.

Permitted Financial Indebtedness means any Financial Indebtedness:

(a)        arising under the Finance Documents and the documents listed in paragraphs (c) and (d) of the definition of “Existing Facility Agreements”;

(b)        arising under any environmental bond, rehabilitation bond or guarantee or any similar arrangement which any member of the Group is required to issue under any applicable environmental law;

(c)         arising under any derivative transaction, in the ordinary course of business, which does not have the commercial effect of borrowing, entered into in connection with protection against or benefit from fluctuation in any rate or price but not for speculative purposes (other than any amount which constitutes the marked to market value realised on such derivative transaction that has not been discharged within two Business Days of the date on which such amount arose, and other than any amount due as a result of the termination, close-out, restructure or refinancing of that derivate transaction that has not been discharged within two Business Days of the date on which such amount arose);

(d)         of the Group existing and available (whether or not subject to the satisfaction of conditions precedent) on the date of this Agreement (including of any person that becomes a member of the Group from time to time, provided that such Financial Indebtedness existed at the time that such person became a member of the Group and was not created in anticipation thereof) and, for the avoidance of doubt, this shall include any Financial Indebtedness arising under:

(i)         the documents listed in paragraphs (a) and (b) of the definition of “Existing Facility Agreements”; and

(ii)        the Convertible Bond;

(e)         between Group companies to the extent incurred for:

(i)         the purpose of financing general corporate and working capital requirements; or

(ii)        the purposes of effecting a push down of amounts borrowed under this Agreement to Subsidiaries of the Company (whether by way of loans, shareholder contributions, the subscription of equity or otherwise) for the purposes of funding the consideration for the Acquisition or the refinancing of such borrowed amounts or for payments to be made to the holders of the Convertible Bonds;

(f)         not falling within paragraphs (a), (b), (c), (d) or (e) above and (g) to (j) below provided that the aggregate amount of all Financial Indebtedness (other than Financial Indebtedness of Obligors or Project Finance Subsidiaries) permitted under this paragraph (f) does not at the time of the incurrence thereof exceed 7.5% of the Consolidated Tangible Net Worth (as determined in accordance with the most recent Financial Statements) (or its equivalent in another currency);

(g)         created or incurred with the prior written consent of the Agent (acting on the instructions of the Majority Lenders);

(h)         arising under or in connection with a guarantee, bond or escrow arrangement required as a confirmation of certainty of funds available in connection with an offer made or to be made by a member of the Group to acquire shares in another person, provided that:

(i)         such Permitted Financial Indebtedness is incurred by an Obligor; and

(ii)        promptly after announcement of the relevant transaction the Company delivers a Compliance Certificate to the Agent confirming that it will be in compliance with its obligations under Clause 22 (Financial Covenant) prior to and immediately post incurring such indebtedness;

(i)         incurred for the purposes of refinancing the Financial Indebtedness arising under this Agreement (subject to the proceeds of the Financial Indebtedness so incurred being applied in accordance with Clause 8.6 (Disposal and Funding Proceeds), if applicable); or

(j)         arising pursuant to a bank guarantee procured by a member of the Group in favour of Eskom required by Eskom as a prerequisite to its continued provision of electricity to that member of the Group.

Plan means an employee pension benefit plan which is subject to Title IV of ERISA, section 412 of the Code or section 302 of ERISA and with respect to which any Obligor or any ERISA Affiliate is (or, if such plan were terminated, would under section 4062 of ERISA be deemed to be) an “employer” as defined in section 3(5) of ERISA.

Project Finance Subsidiaries means:

(a)         Burnstone;

(b)         K2013164354 Proprietary Limited; and

(c)         any other company or other entity (excluding the Obligors):

(i)         that since the date of this Agreement has not received Distributions, loans, assets or guarantees from any member of the Group which in aggregate together with Distributions, loans, assets and guarantees received by Project Finance Subsidiaries from any other Restricted Company, exceeds 5% of Consolidated Tangible Net Worth at any time;

(ii)        whose sole business is, and remains, the ownership, development, construction, refurbishment, commissioning and/or operation of a project; and

(iii)       which, to the extent that such company or entity owes Financial Indebtedness to persons who are not members of the Group, has no creditors in respect of such Financial Indebtedness which have recourse in respect of such Financial Indebtedness to any other member of the Group other than that company or entity other than by way of security over shares in or pursuant to obligations owing by such company or entity to other members of the Group.

Qualifying Lender has the meaning given to it in Clause 14 (Tax Gross Up and Indemnities).

Quasi-Encumbrance means an arrangement or transaction under which:

(a)         a Restricted Company sells, transfers or otherwise disposes of any of its assets on terms whereby they are or may be leased to or re-acquired by that or any other Restricted Company;

(b)         a Restricted Company sells, transfers or otherwise disposes of its receivables on recourse terms; or

(c)         money or the benefit of a bank account of a Restricted Company may be applied, set-off or made subject to a combination of accounts to, against or with that of a person that is not a Restricted Company, or any other preferential agreement or arrangement to which a Restricted Company is a party having a similar effect to that described in paragraphs (a) to (c) above, in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness.

Quotation Day means, in relation to any period for which an interest rate is to be determined, two Business Days before the first day of that period unless market practice differs in the Relevant Market in which case the Quotation Day will be determined by the Agent in accordance with market practice in the Relevant Market (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days).

Reference Bank Quotation means any quotation supplied to the Agent by a Reference Bank.

Reference Bank Rate means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks in relation to LIBOR as either:

(a)         if:

(i)         the Reference Bank is a contributor to the applicable Screen Rate; and

(ii)        it consists of a single figure,

the rate (applied to the relevant Reference Bank for dollars and for the relevant period) which contributors to the applicable Screen Rate are asked to submit to the relevant administrator; or

(b)         in any other case, the rate at which the relevant Reference Bank could fund itself in dollars for the relevant period with reference to the unsecured wholesale funding market.

Reference Banks means, in relation to LIBOR, the principal London offices of any three banks as may be appointed by the Agent in consultation with the Company, provided that any bank appointed as a Reference Bank by the Agent must consent to its appointment as such.

Register has the meaning given to it in Clause 25.11 (The Register).

Related Fund in relation to a fund (the first fund), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

Relevant Market means the London interbank market.

Repeating Representations means each of the representations set out in Clause 20 (Representations), other than Clause 20.7 (Insolvency), Clause 20.8 (No filing or stamp taxes), Clause 20.9 (No deduction of Tax), paragraph (a) of Clause 20.10 (No default), Clause 20.11 (No misleading information), Clause 20.13 (No proceedings pending or threatened), Clause 20.22 (Group Structure Chart) and Clause 20.25 (Acquisition Documents, disclosure and other documents).

Reportable Event means:

(a)        an event specified as such in section 4043(c) of ERISA, with respect to any Plan (other than a Multiemployer Plan), other than an event in relation to which the requirement to give 30 days’ notice of that event is waived by any regulation;

(b)        the filing of a notice of intent to terminate any Plan, pursuant to section 4041(c) of ERISA (including any such notice with respect to a plan amendment referred to in section 4041(c) of ERISA);

(c)        the institution of proceedings under section 4042 of ERISA by the PBGC for the termination of, or the appointment of a trustee to administer, any Plan;

(d)        an Obligor or an ERISA Affiliate incurring any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under section 4007 of ERISA); or

(e)        a failure of any Plan (other than a Multiemployer Plan) to meet the minimum funding standard under section 412 or 430 of the Code or section 302 of ERISA, whether or not waived, or to make a required contribution under section 412 or 430 of the Code to any Plan (other than a Multiemployer Plan) that would result in the imposition of an encumbrance.

Representative means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

Resignation Letter means a letter substantially in the form set out in Schedule 7 (Form of Resignation Letter).

Restricted Company means:

(a)         an Obligor; or

(b)         a Material Company.

Restricted Margin Stock means, as of any date of determination with respect to an extension of credit under this Agreement (as determined in accordance with the Margin Regulations), the maximum amount of Margin Stock which may be subject to the Restrictive Arrangements, such that, as of such date of determination, after applying the proceeds of such credit, not more than 25 per cent. of the aggregate value of the assets subject to the Restrictive Arrangements (including the value of such Margin Stock subject to the Restrictive Arrangements) is represented by Margin Stock.

Restrictive Arrangements means any restriction on the right or ability of the Group to sell, pledge or otherwise dispose of Margin Stock owned by the Group contained in Clause 23.14 (Negative pledge).

SARB Approval means the written approval of the Financial Surveillance Department of the South African Reserve Bank (the SARB) of the entry into and performance of the transactions contemplated in the Finance Documents by the Company, the Original Obligors and the Additional Guarantors required to accede under paragraph 2 of Part 2 of Schedule 2 (Conditions Precedent).

Selection Notice means a notice substantially in the form set out in Part 2 of Schedule 3 (Requests) given in accordance with Clause 11 (Interest Periods).

Screen Rate means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for dollars for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page LIBOR01 or LIBOR02 of the Thomson Reuters screen or any replacement Thomson Reuters page which displays that rate or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters.  If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Company and the Majority Lenders.

Security means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

Shareholder Resolutions means the resolutions of the shareholders of the Company to approve:

(a)        the increase in the authorised share capital of the Company by such number of shares, when combined with any other authorised but not allotted share capital of the Company, as would be required to raise not less than US$750,000,000 where such shares are issued at a nominal price per share as agreed between the Company and the underwriters of such equity issuance; and

(b)        the grant of authority to the board of directors of the Company to issue and allot the shares referred to in paragraph (a) above (or to instruct others (including brokers and investment banks) to issue and allot on behalf of the Company such shares) for the purpose of raising the proceeds referred to in that paragraph.

Specified Time means a day or time determined in accordance with Schedule 11 (Timetables).

Subsidiary means a “subsidiary” as defined in the Companies Act and shall include any person who would, but for not being a “company” under the Companies Act, qualify as a “subsidiary” as defined in the Companies Act.

Syndication Letter means the syndication letter between, among others, the Company and the Arranger dated the date of this Agreement.

Target means Stillwater Mining Company, a Delaware corporation, which shall be the surviving entity of the Merger and, upon consummation of the Merger in accordance with the Merger Agreement, shall succeed to and assume all the rights and obligations of Thor Mergco Inc. hereunder and shall accordingly, with effect from the time immediately following consummation of the

Merger, be an Original Borrower and an Original Guarantor under this Agreement in substitution of Thor Mergco Inc.

Target Group means the Target and its Subsidiaries.

Target Shareholders means the holders of Target Shares other than the Company and its Subsidiaries and the Target and its Subsidiaries.

Target Shares means all of the issued shares in the capital of the Target.

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

Termination Date means the Facility A Termination Date, the Facility B Termination Date or the Facility C Termination Date.

Total Commitments means the aggregate of the Total Facility A Commitments, the Total Facility B Commitments and the Total Facility C Commitments, being US$2,650,000,000 at the date of this Agreement.

Total Facility A Commitments means the aggregate of the Facility A Commitments, being US$750,000,000 at the date of this Agreement.

Total Facility B Commitments means the aggregate of the Facility B Commitments, being US$300,000,000 at the date of this Agreement.

Total Facility C Commitment means the aggregate of the Facility C Commitments, being US$1,600,000,000 at the date of this Agreement.

Transaction Documents means:

(a)         the Finance Documents; and

(b)         the Acquisition Documents.

Transfer Certificate means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Company.

Transfer Date means, in relation to an assignment or a transfer, the later of:

(a)         the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)         the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate.

UK or United Kingdom means the United Kingdom of Great Britain and Northern Ireland.

Unpaid Sum means any sum due and payable but unpaid by an Obligor under the Finance Documents.

Unrestricted Margin Stock means any Margin Stock which is not Restricted Margin Stock in respect of the Merger.

US or United States means the United States of America.

US Bankruptcy Law means the United States Bankruptcy Code of 1978 (Title 11 of the United States Code), as amended, or any other United States federal or state bankruptcy, insolvency or similar law.

US Borrower means a Borrower that is a US Person.

US Debtor means an Obligor that is incorporated or organized under the laws of the United States or any state of the United States (including the District of Columbia) or that has a place of business or property in the United States.

US GAAP means the generally accepted accounting principles in the United States.

US Guarantor means any Guarantor that is a US Debtor.

US Material Company means any Material Company that is a US Debtor.

US Person has the meaning given to it in Clause 14.1 (Definitions).

US Qualifying Lender has the meaning given to it in Clause 14.1 (Definitions).

US Tax Obligor means:

(a)         a Borrower which is resident for tax purposes in the US; or

(b)         an Obligor some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.

US Withholding Form means whichever of the following is relevant (including in each case any successor form):

(a)         IRS Form W-8BEN or W-8BEN-E;

(b)         IRS Form W-8IMY (with appropriate attachments);

(c)         IRS Form W-8ECI;

(d)         IRS Form W-8EXP;

(e)         IRS Form W-9;

(f)         in the case of a Lender relying on the so-called "portfolio interest exemption," IRS Form W- 8BEN or W-8BEN-E and a certificate to the effect that such Lender is not (1) a "bank" within the meaning of Section 881(c)(3)(A) of the Code, (2) a "10 percent shareholder" of any relevant US Borrower (or any subsidiary of the Company that is a US Person) within the meaning of Section 881(c)(3)(B) of the Code, or (3) a "controlled foreign corporation" with respect to any relevant US Borrower (or any subsidiary of the Company that is a US Person) described in Section 881(c)(3)(C) of the Code; or

(g)         any other IRS form by which a person may claim complete exemption from, or reduction in the rate of, withholding (including backup withholding) of US federal income tax on interest and other payments to that person.

Utilisation means a utilisation of the Facilities.

Utilisation Date means the date of a Utilisation, being the date on which a Loan is to be made.

Utilisation Request means a notice substantially in the form set out in Part 1 of Schedule 3 (Utilisation Request).

VAT means:

(a)         any value added tax imposed in compliance with the Value added Tax Act, 1991;

(b)         any general service tax; and

(c)         any other tax of a similar nature.

1.2         Construction

(a)         Unless a contrary indication appears, any reference in this Agreement to:

(i)         the Agent, the Arranger, any Finance Party, any Lender, any Obligor or any Party shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, all or any combination of its rights and obligations under the Finance Documents;

(ii)        assets includes present and future properties, revenues and rights of every description;

(iii)       a Finance Document or a Transaction Document or any other agreement or instrument is a reference to that Finance Document or Transaction Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(iv)       fraudulent transfer law means any applicable United States bankruptcy and fraudulent transfer and conveyance statute of any state of the United States and any related case law;

(v)         a group of Lenders includes all the Lenders;

(vi)        indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vii)      a person includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(viii)     a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(ix)       a provision of law is a reference to that provision as amended or re-enacted; and

(x)        a time of day is a reference to London time.

(b)         The determination of the extent to which a rate is for a period equal in length to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

(c)         Section, Clause and Schedule headings are for ease of reference only.

(d)        Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(e)         A Default is continuing if it has not been remedied or waived.

(f)         The term including shall be construed to mean “including but not limited to”.

1.3         Currency symbols and definitions

(a)         US$,  USD and dollars denote the lawful currency of the United States.

(b)         ZAR denotes the lawful currency of the Republic of South Africa.

1.4         Third party rights

(a)         Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the Third Parties Act) to enforce or to enjoy the benefit of any term of this Agreement.

(b)         Subject to Clause 36.3 (Other exceptions) but otherwise notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

2.          THE FACILITIES

2.1        The Facilities

(a)         Subject to the terms of this Agreement, the Lenders make available:

(i)         a dollar equity bridge facility in an aggregate amount equal to the Total Facility A Commitments;

(ii)        a dollar cash bridge facility in an aggregate amount equal to the Total Facility B Commitments; and

(iii)       a dollar debt bridge facility in an aggregate amount equal to the Total Facility C Commitments.

(b)        Each Facility will be available to the relevant Borrower(s) as specified in the Funds Flow Statement.

2.2        Finance Parties’ rights and obligations

(a)        The obligations of each Finance Party under the Finance Documents are several.

(b)         Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents.

(c)         No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(d)        The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and they include the right to repayment of any debt owing to that Finance Party under the Finance Documents.

(e)         Any debt arising under the Finance Documents to a Finance Party is a separate and independent debt.  Any part of a Loan or any other amount owed by an Obligor which relates to a Finance Party's participation in a Facility or its role under a Finance Document is a debt owing to that Finance Party by that Obligor (including if it is payable to the Agent on that Finance Party's behalf).

(f)         A Finance Party may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.

2.3        Increase

(a)        The Company may by giving prior written notice to the Agent after the effective date of the cancellation of:

(i)         the Available Commitments of a Defaulting Lender in accordance with Clause 36.8 (Right of cancellation in relation to a Defaulting Lender); or

(ii)        the Commitments of a Lender in accordance with:

(A)         Clause 7.1 (Illegality);

(B)         Clause 7.4 (Right of cancellation and repayment in relation to a single Lender);

(C)         Clause 8.4 (General procedure in respect of specified prepayment events); or

(D)         Clause 8.5 (Sanctions),

request that the Commitments relating to any Facility be increased (and the Commitments relating to that Facility shall be so increased) in an amount of up to the amount of the Available Commitments or Commitments relating to that Facility so cancelled as follows:

(iii)       the increased Commitments will be assumed by one or more Lenders or other banks, financial institutions, trusts, funds or other entities (each an Increase Lender) selected by the Company (each of which shall not be a member of the Group) and each of which confirms in writing (whether in the relevant Increase Confirmation or otherwise) its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender;

(iv)       each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender;

(v)        each Increase Lender shall become a Party as a “Lender” and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender;

(vi)       the Commitments of the other Lenders shall continue in full force and effect; and

(vii)      any increase in the Commitments relating to a Facility shall take effect on the date specified by the Company in the notice referred to above or any later date on which the conditions set out in paragraph (b) below are satisfied.

(b)         An increase in the Commitments relating to a Facility will only be effective on:

(i)         the execution by the Agent of an Increase Confirmation from the relevant Increase Lender;

(ii)        in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase:

(A)        the Increase Lender entering into the documentation required for it to accede as a party to this Agreement; and

(B)        the Agent being satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender. The Agent shall promptly notify the Company and the Increase Lender upon being so satisfied.

(c)         Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.

(d)         The Company may pay to the Increase Lender a fee in the amount and at the times agreed between the Company and that Increase Lender in a Fee Letter.

(e)         Clause 25.4 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis to this Clause 2.3 (Increase)  in relation to an Increase Lender as if references in that Clause to:

(i)         an Existing Lender were references to all the Lenders immediately prior to the relevant increase;

(ii)        the New Lender were references to that Increase Lender; and

(iii)       a re-transfer and re-assignment were references to respectively a transfer and assignment.

2.4         Obligors' Agent

(a)         Each Obligor (other than the Company) by its execution of this Agreement or an Accession Letter irrevocably appoints the Company (acting through one or more authorised signatories) to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i)         the Company on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions (including, in the case of a Borrower, Utilisation Requests and Selection Notices), to execute on its behalf any Accession Letter, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor; and

(ii)        each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Company,

and, subject to any approvals expressly required by applicable law at such time to enable the Obligor to be so bound, in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions (including, without limitation, any Utilisation Requests and Selection Notices) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(b)        Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors' Agent or given to the Obligors' Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it.

(c)         The respective liabilities of each of the Obligors under the Finance Documents shall not be in any way affected by:

(i)         any actual or purported irregularity in any act done, or failure to act, by the Obligors’ Agent;

(ii)        the Obligors’ Agent acting (or purporting to act) in any respect outside any authority conferred upon it by any Obligor; or

(iii)       any actual or purported failure by, or inability of, the Obligors’ Agent to inform any Obligor of receipt by it of any notification under the Finance Documents.

(d)         In the event of any conflict between any notices or other communications of the Obligors' Agent and any other Obligor, those of the Obligors' Agent shall prevail.

3.         PURPOSE

3.1       Purpose

Each Borrower shall apply all amounts borrowed by it under Facility A, Facility B and/or Facility C  towards (directly or indirectly):

(a)         the payment of the purchase price for the Target Shares under the terms of the Acquisition Documents;

(b)         the payment of the Acquisition Costs (other than periodic fees); and

(c)         refinancing of the Convertible Bonds,

as described in the Funds Flow Statement.

3.2        Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.         CONDITIONS OF UTILISATION

4.1       Initial conditions precedent

(a)        The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to any Utilisation if:

(i)         on the date of this Agreement, the Agent has received all of the documents and other evidence listed in Part 1 of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Agent (and the Agent shall notify the Company and the Lenders promptly upon being so satisfied); and

(ii)        on or before the proposed first Utilisation Date, the Agent has received all of the documents and other evidence listed in Part 2 of Schedule 2 (Conditions Precedent) which must be, where specifically stated to be so, in form and substance satisfactory to the Agent acting reasonably (and the Agent shall notify the Company and the Lenders promptly upon being so satisfied).

(b)        Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (a)(i) and paragraph (a)(ii) above (as applicable), the Lenders authorise (but do not require) the Agent to give that notification.  The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.2        Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to a Utilisation other than one to which Clause 4.4 (Utilisations during the Certain Funds Period) applies, if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)         no Default is continuing or would result from the proposed Loan; and

(b)         the Repeating Representations to be made by each Obligor are correct in all material respects.

4.3        Maximum number of Loans

A Borrower (or the Company) may not deliver a Utilisation Request if as a result of the proposed Utilisation:

(a)         more than one Facility A Loan;

(b)         more than one Facility B Loan; and

(c)         more than three Facility C Loans,

would be outstanding.

4.4        Utilisations during the Certain Funds Period

(a)         Subject to Clause 4.1 (Initial conditions precedent), during the Certain Funds Period, the Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to a Certain Funds Utilisation if, on the date of the Utilisation Request and on the proposed Utilisation Date:

(i)         no Major Default is continuing or would result from the proposed Utilisation; and

(ii)        all the Major Representations are true in all material respects.

(b)        During the Certain Funds Period (save in circumstances where, pursuant to paragraph (a) above, a Lender is not obliged to comply with Clause 5.4 (Lenders’ participation) and subject as provided in Clause 7.1 (Illegality)), none of the Finance Parties shall be entitled to:

(i)         cancel any of its Commitments to the extent to do so would prevent or limit the making of a Certain Funds Utilisation;

(ii)        rescind, terminate or cancel this Agreement or any Facility or exercise any similar right or remedy or make or enforce any claim under the Finance Documents it may have to the extent to do so would prevent or limit the making of a Certain Funds Utilisation;

(iii)        refuse to participate in the making of a Certain Funds Utilisation;

(iv)       exercise any right of set-off or counterclaim in respect of a Utilisation to the extent to do so would prevent or limit the making of a Certain Funds Utilisation; or

(v)         cancel, accelerate or cause repayment or prepayment of any amounts owing under this Agreement or under any other Finance Document to the extent to do so would prevent or limit the making of a Certain Funds Utilisation, provided that immediately upon the expiry of the Certain Funds Period all such rights, remedies and entitlements shall be available to the Finance Parties notwithstanding that they may not have been used or been available for use during the Certain Funds Period.

5.          UTILISATION

5.1        Delivery of a Utilisation Request

A Borrower (other than, until such time as the Arranger has confirmed to the Agent and the Company that it is satisfied that it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to Thor Mergco Inc. being a Borrower and a Guarantor under this Agreement, Thor Mergco Inc.) (or the Company on its behalf) may utilise a Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2        Completion of a Utilisation Request

(a)         Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)         it identifies the Facility to be utilised;

(ii)        the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility;

(iii)       the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(iv)       the proposed Interest Period complies with Clause 11 (Interest Periods).

(b)         Multiple Loans may be requested in a Utilisation Request where the proposed Utilisation Date is the Closing Date.  Only one Loan may be requested in each subsequent Utilisation Request.

5.3        Currency and amount

(a)        The currency specified in a Utilisation Request must be dollars.

(b)        The amount of the proposed Loan must be an amount which is not more than the relevant Available Facility and which is a minimum of US$5,000,000 or, if less, the relevant Available Facility.

5.4        Lenders’ participation

(a)         If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office by no later than 2:30pm.

(b)        The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)        The Agent shall promptly notify each Lender of the amount of each Loan, the amount of its participation in that Loan and, if different, the amount of that participation to be made available in accordance with Clause 30.1 (Payments to the Agent).

5.5        Cancellation of Commitments

(a)        The Facility A Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for Facility A.

(b)        The Facility B Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for Facility B.

(c)        The Facility C Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for Facility C.

6.          REPAYMENT

6.1        Repayment of Loans

(a)         Each Borrower must repay each Facility A Loan made to it in full on the Facility A Termination Date.

(b)         Each Borrower must repay each Facility B Loan made to it in full on the Facility B Termination Date.

(c)         Each Borrower must repay each Facility C Loan made to it in full on the Facility C Termination Date.

7.          ILLEGALITY, VOLUNTARY PREPAYMENT AND CANCELLATION

7.1        Illegality

If, in any applicable jurisdiction, it becomes unlawful for any Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan or it becomes unlawful for any Affiliate of a Lender for that Lender to do so:

(a)        that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)        upon the Agent notifying the Company, the Available Commitment of that Lender will be immediately cancelled; and

(c)        to the extent that the relevant Lender’s participation has not been transferred pursuant to Clause 36.7 (Replacement of Lender), each Borrower shall repay that Lender’s participation in the Loans made to that Borrower on the last day of the Interest Period for each Loan occurring after the Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender’s corresponding Commitment shall be cancelled in the amount of the participations repaid.

7.2       Voluntary cancellation

The Company may, if it gives the Agent not less than five Business Days’ prior notice, cancel the whole or any part (being a minimum amount of US$5,000,000 and in integral multiples of US$1,000,000) of an Available Facility. Any cancellation under this Clause 7.2 shall reduce the Commitments of each Lender under that Facility pro rata.

7.3       Voluntary prepayment of Utilisations

A Borrower to which a Utilisation has been made may, if it or the Company gives the Agent not less than five Business Days’ prior notice, prepay the whole or any part of a Utilisation (but if in part, being an amount that reduces the amount of the Utilisation by a minimum amount of US$5,000,000 and in integral multiples of US$1,000,000).

7.4        Right of cancellation and repayment in relation to a single Lender

(a)         If:

(i)         any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 14.2 (Tax gross-up); or

(ii)        any Lender claims indemnification from the Company or an Obligor under Clause 14.3 (Tax indemnity) or Clause 15.1 (Increased costs),

the Company may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice of cancellation of the Commitment(s) of that Lender and its intention to procure the repayment of that Lender’s participation in the Utilisations.

(b)        On receipt of a notice referred to in paragraph (a) above in relation to a Lender, the Commitment(s) of that Lender shall immediately be reduced to zero.

(c)         On the last day of each Interest Period which ends after the Company has given notice under paragraph (a) above in relation to a Lender (or, if earlier, the date specified by the Company in that notice), each Borrower to which a Utilisation is outstanding shall repay that Lender’s participation in that Utilisation together with all interest and other amounts accrued under the Finance Documents.

8.          MANDATORY PREPAYMENT AND CANCELLATION

8.1        Change of control

(a)         If any person or group of persons acting in concert gains control of the Company, the Company shall comply with the provisions of Clause 8.4 (General procedure in respect of specified prepayment events).

(b)         For the purpose of paragraph (a) above control means in relation to the Company:

(i)         the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(A)        cast, or control the casting of, more than, unless another person or group of persons acting in concert has the power to cast or control the power of casting a higher percentage of such votes, 35% of the maximum number of votes that might be cast at a general meeting of the Company; or

(B)        appoint or remove all, or the majority, of the directors or other equivalent officers of the Company; or

(ii)        the holding beneficially and legally of more than 50% of the issued ordinary share capital of the Company; and:

(c)         For the purpose of paragraph (a) above acting in concert means a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition directly or indirectly of shares in the Company by any of them, either directly or indirectly, to obtain or consolidate control of the Company.

8.2        Non-Obligor Restricted Companies

(a)        Cross Default

If:

(i)         any Financial Indebtedness of a Non-Obligor Restricted Company is not paid when due, or where there is an applicable grace period, within the originally applicable grace period;

(ii)        any Financial Indebtedness of a Non-Obligor Restricted Company is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described);

(iii)       any commitment for any Financial Indebtedness of a Non-Obligor Restricted Company is cancelled or suspended by a creditor of such Non-Obligor Restricted Company as a result of an event of default (however described); or

(iv)       any creditor of a member of a Non-Obligor Restricted Company becomes entitled to declare any Financial Indebtedness of a Non-Obligor Restricted Company due and payable prior to its specified maturity as a result of an event of default (however described), and the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness arising pursuant to paragraphs (i) to (iv) above exceeds an amount of US$15,000,000 (or its equivalent in another currency), the Company shall comply with Clause 8.4 (General procedure in respect of specified prepayment events).

(b)        Insolvency

If:

(i)         any Non-Obligor Restricted Company is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness;

(ii)        the board of directors of a Non-Obligor Restricted Company adopts a resolution declaring that relevant Restricted Company to be Financially Distressed (as defined in the Companies Act) or the board of that Non-Obligor Restricted Company has not timeously delivered the written notice required in terms of section 129(7) of the Companies Act; or

(iii)       a moratorium is declared in respect of any indebtedness of any Non-Obligor Restricted Company,

the Company shall comply with the provisions of Clause 8.4 (General procedure in respect of specified prepayment events).

(c)         Insolvency Proceedings

If:

(i)         any corporate action, legal proceedings or other procedure or step is taken in relation to:

(A)       the suspension of payments, the commencement of business rescue proceedings (whether by any Non-Obligor Restricted Company or by any other person under section 129 of the Companies Act or pursuant to an application by an “affected person” under section 131 of the Companies Act or by the court during any other proceedings in respect of any member of the Group), a moratorium of any Financial Indebtedness, liquidation, winding-up, dissolution, administration, judicial management, or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Non-Obligor Restricted Company;

(B)        a composition, compromise, assignment or arrangement with any creditor of any Non-Obligor Restricted Company;

(C)        the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager, judicial manager, business rescue practitioner or other similar officer in respect of any Non-Obligor Restricted Company; or

(D)        enforcement of any Encumbrance over any assets of any Non-Obligor Restricted Company; or

(E)        any analogous procedure or step is taken in any jurisdiction,

and in each case such procedure or proceedings are not contested in good faith nor discharged within 30 days (or such shorter period provided for contesting such procedure or proceedings under the laws of the relevant jurisdiction); or

(ii)        a resolution is passed by the board of directors of a Non-Obligor Restricted Company, application is made or an order is applied for or granted, to authorise the entry into or implementation of any business rescue proceedings (or any similar proceedings) in respect of any Non-Obligor Restricted Company or any analogous procedure or step is taken in any jurisdiction, the Company shall comply with the provisions of Clause 8.4 (General procedure in respect of specified prepayment events).

(d)        Creditors’ Process

If the operation of an attachment, sequestration, distress or execution that affects a material part of the assets or revenues of a Non-Obligor Restricted Company arises and is not discharged within 21 days of such event occurring, the Company shall comply with the provisions of Clause 8.4 (General procedure in respect of specified prepayment events).

8.3        Guarantor Threshold Test

If:

(a)         the Guarantor Threshold Test is not met on any date upon which it is tested in accordance with Clause 22.3 (General);

(b)         at such time all EBITDA-contributing wholly-owned Subsidiaries of the Company are or have become Guarantors; and

(c)         the Company has failed, after using all reasonable endeavours, to procure that such number of non-wholly-owned Subsidiaries as is required to meet the Guarantor Threshold Test, have acceded to this Agreement as Additional Guarantors in accordance with the procedure set out in Clause 26.4 (Additional Guarantors) within 30 days of the Compliance Certificate showing that the Guarantor Threshold Test has not been met, the Company shall comply with the provisions of Clause 8.4 (General procedure in respect of specified prepayment events).

8.4        General procedure in respect of specified prepayment events

If any of the events specified in Clause 8.1 (Change of control), Clause 8.2 (Non-Obligor Restricted Companies) or Clause 8.3 (Guarantor Threshold Test) occurs:

(a)         the Company shall promptly notify the Agent upon becoming aware of that event;

(b)         the Company shall enter into negotiations with the Lenders for a period of not more than 60 days from the date of the notice referred to in paragraph (a) above, with a view to agreeing terms and conditions acceptable to the Company and all of the Lenders for the continuation of the Facilities;

(c)         during the negotiation period referred to in paragraph (b) above, no Lender shall be obliged to fund any Utilisation; and

(d)         if an agreement is not reached during the negotiation period referred to in paragraph (b) above, and if a Lender so requires and notifies the Agent after the negotiation period referred to in paragraph (b) above has ended, the Agent shall, by not less than 30 days’ notice to the Company, cancel the Commitment(s) of that Lender and declare the participation of that Lender in all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents in respect of that Lender due and payable, in which case the Commitment(s) of that Lender will be cancelled and that Lender’s participation in all such outstanding Loans together with accrued interest and all other amounts accrued under the Finance Documents will become due and payable on the date set out in the relevant notice.

Paragraphs (c) and (d) above shall not apply during the Certain Funds Period.

8.5        Sanctions

(a)         If :

(i)         a misrepresentation pursuant to Clause 24.4 (Misrepresentation) occurs in respect of the representations contained in Clause 20.17 (Anti-corruption law and Sanctions); or

(ii)         a breach of the undertakings contained in Clause 23.6 (Anti-corruption law and Sanctions) occurs,

each Obligor shall notify the Agent promptly upon becoming aware of that event (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)         If any event contemplated by paragraph (a) occurs, the following shall apply:

(i)         upon the Agent receiving a notice from an Obligor under paragraph (a) or a similar notice from any Finance Party, it shall notify the Lenders as soon as reasonably practicable;

(ii)        no Lender shall be obliged to fund any Utilisation; and

(iii)       if a Lender so requires and notifies the Agent, the Agent shall, by not less than ten days’ notice to the Company, cancel the Commitment(s) of that Lender and declare the participation of that Lender in all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents due and payable, in which case the Commitment(s) of that Lender will be cancelled and that Lender’s participation in all such outstanding Loans together with accrued interest and all other amounts accrued under the Finance Documents will become due and payable on the date  set out in the relevant notice.

(c)         Paragraph (b)(ii) and (iii) shall not apply during the Certain Funds Period.

8.6        Disposal and Funding Proceeds

(a)         For the purpose of this Clause 8.6:

Disposal means a sale, lease, licence, transfer, loan or other disposal by a person of any asset, undertaking or business (whether by a voluntary or involuntary single transaction or series of transactions).

Disposal Proceeds means the consideration received by any member of the Group (including any amount received in repayment of intercompany debt and any non-cash proceeds which have been converted into cash but excluding any funds held in escrow until such escrow conditions have been satisfied) for any Disposal made by any member of the Group except for Excluded Disposal Proceeds or the proceeds of any Disposal made in the ordinary course of trading and including any compensation or consideration received as a result of the occurrence of any expropriation or analogous event which does not constitute an Event of Default.

Excluded Disposal Proceeds means:

(i)         any non-cash proceeds prior to their conversion into cash; and

(ii)        the initial US$50,000,000 or its equivalent of the aggregate Net Disposal Proceeds in respect of all Disposals by any member of the Group to take place following the Closing Date.

Excluded Funding Proceeds means proceeds received by any member of the Group:

(i)         from the Existing Facility Agreements (or refinancing of those Existing Facility Agreements);

(ii)        from uncommitted treasury line general banking facilities or similar uncommitted lines; or

(iii)       in the form of dividends or Distributions (whether in cash or in specie) or the proceeds of the repayment of any loan, in each case received by a member of the Group from another member of the Group (but in each case other than proceeds received by a member of the

Group (other than the Target and its Subsidiaries) from the Target or any of its Subsidiaries)).

Funding Proceeds means the proceeds received by any member of the Group from any funding (whether debt or equity) raised by it after the date of this Agreement or any cash upstreamed from the Target to any member of the Group (other than the Target and its Subsidiaries), whether by way of dividend, loan or otherwise, in each case, other than Excluded Funding Proceeds.

Net Disposal Proceeds means Disposal Proceeds after deducting:

(i)         any Financial Indebtedness incurred for the purpose of acquiring the relevant asset and which is required to be repaid from the disposal proceeds of that asset;

(ii)        any reasonable expenses and costs which are incurred by any member of the Group with respect to that Disposal to persons who are not members of the Group; and

(iii)       any Tax incurred and required to be paid by any member of the Group in connection with that Disposal (as reasonably determined by such member of the Group, on the basis of existing rates and taking account of any available credit, deduction or allowance).

Net Funding Proceeds means Funding Proceeds less:

(i)         any reasonable expenses and costs which are incurred by any member of the Group with respect to those Funding Proceeds; and

(ii)        any Tax incurred and required to be paid by any member of the Group in connection with those Funding Proceeds.

(b)         Subject to paragraph (d) below in respect of Net Disposal Proceeds, the Company shall ensure that the Borrowers prepay Utilisations in amounts equal to the following amounts at the times and in the order of application contemplated by paragraph (c) below:

(i)         the amount of Net Funding Proceeds; and

(ii)        the amount of Net Disposal Proceeds.

(c)

(i)         Subject to sub-paragraphs (ii) and (iii) below, a prepayment of Utilisations made under this Clause 8.6 shall be made promptly upon receipt of the relevant Net Funding Proceeds or Net Disposal Proceeds.

(ii)        Notwithstanding sub-paragraph (i) above, the Company may elect that any prepayment under this Clause 8.6 be applied in prepayment of a Loan on the last day of the Interest Period relating to that Loan.  If the Company makes that election, then a proportion of the Loan equal to the amount of the relevant prepayment will be due and payable on the last day of its Interest Period.

(iii)       If the Company has made an election under sub-paragraph (ii) above but a Default has occurred and is continuing, that election shall no longer apply and a proportion of the Loan in respect of which the election was made equal to the amount of the relevant prepayment shall be immediately due and payable (unless the Majority Lenders otherwise agree in writing).

(iv)       If any Net Funding Proceeds or Net Disposal Proceeds are received before the Closing Date, the Company shall notify the Agent and the Total Commitments shall be automatically reduced by the amount of the Net Funding Proceeds or Net Disposal Proceeds on the date of receipt of the relevant Net Funding Proceeds or Net Disposal Proceeds.

(d)        Notwithstanding paragraph (b) above, if after the Closing Date, the Company sends to the Agent a certificate signed by the chief financial officer and any other director of the Company showing that the ratio of Consolidated Net Borrowings to Consolidated EBITDA on a pro-forma basis as a result of the relevant Disposal in respect of the most recent Measurement Period is:

(i)         between 1.5:1 and 1:1, then only 50% of the Net Disposal Proceeds needs to be applied in prepayment of the Loans; or

(ii)        is less than 1:1, then none of the Net Disposal Proceeds needs to be applied in prepayment of the Loans.

(e)         Any partial prepayment of the Loans under this Clause 8.6 will be applied first against Facility A, then Facility B and then Facility C and against the Loans comprised in each Facility pro rata.

(f)         Any partial cancellation of the Total Commitments under this Clause 8.6 will be applied against first the Facility A Commitments, then the Facility B Commitments and then the Facility C Commitments.

9.          RESTRICTIONS

9.1        Notices of cancellation or prepayment

Any notice of cancellation, prepayment, authorisation or other election given by any Party under Clause 7 (Illegality, Voluntary Prepayment and Cancellation) or Clause 8 (Mandatory Prepayment and Cancellation) shall (subject to the terms of those Clauses) be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

9.2        Interest and other amounts

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

9.3        No reborrowing of the Facilities

No Borrower may re-borrow any part of a Facility which is prepaid or repaid.

9.4        Prepayment in accordance with Agreement

No Borrower shall repay or prepay all or any part of the Utilisations or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

9.5        No reinstatement of Commitments

No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

9.6        Agent’s receipt of notices

If the Agent receives a notice under Clause 7 (Illegality, Voluntary Prepayment and Cancellation) or Clause 8 (Mandatory Prepayment and Cancellation), it shall promptly forward a copy of that notice or election to either the Company or the affected Lender, as appropriate.

9.7        Application of prepayments

Any prepayment of a Utilisation under Clause 7.3 (Voluntary prepayment of Utilisations) shall be applied pro rata to each Lender’s participation in that Utilisation.

10.        INTEREST

10.1      Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)         Margin; and

(b)         LIBOR.

10.2      Payment of interest

The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six monthly intervals after the first day of the Interest Period).

10.3      Margin adjustments – leverage

(a)         Subject to paragraphs (b), (c) and (d) below, the Margin shall be the percentage rate per annum specified in column 2 of the table below opposite the applicable period set out in column 1 of the table below:

Column 1 Period	Column 2 Margin (% per annum)
From (and including) the date of this Agreement to (but excluding) the Closing Date	2.75
From (and including) the Closing Date to (but excluding) the date falling 90 days after the Closing Date	3.25
From (and including) the date falling 90 days after the Closing Date to (but excluding) the date falling 180 days after the Closing Date	4.25
From (and including) the date falling 180 days after the Closing Date to (but excluding) the date falling 270 days after the Closing Date	5.25
From (and including) the date falling 270 days after the Closing Date onwards	6.25

(b)         Subject to paragraphs (c) and (d) below, the Margin determined in accordance with paragraph (a) above (other than for the period from the date of this Agreement to (but excluding) the date falling 90 days after the Closing Date) will be increased by one percentage point if (and for so long as) the ratio of Consolidated Net Borrowings to Consolidated EBITDA is equal to or greater than 2.0:1 such that the Margin shall be the percentage rate per annum specified in column 2 of the table below opposite the applicable period set out in column 1 of the table below:

Column 1 Period	Column 2 Margin (% per annum)
From (and including) the date falling 90 days after the Closing Date to (but excluding) the date falling 180 days after the Closing Date	5.25
From (and including) the date falling 180 days after the Closing Date to (but excluding) the date falling 270 days after the Closing Date	6.25
From (and including) the date falling 270 days after the Closing Date onwards	7.25

(c)         Any change in the Margin will, subject to paragraph (d) below, apply from the start of the period specified in paragraph (a) above or, in the case of paragraph (b) above (including where paragraph (b) ceases to apply) from the Business Day after the date a Compliance Certificate is received by the Agent showing that the ratio of Consolidated Net Borrowings to Consolidated EBITDA is equal to or greater than 2.0:1 (or, if applicable, lower than 2.0:1).

(d)         For so long as:

(i)         the Company is in default of its obligations under this Agreement to supply to the Agent a Compliance Certificate under Clause 21.2 (Compliance Certificate) together with (if applicable) the relevant financial statements under Clause 21.1 (Financial statements); or

(ii)        an Event of Default is continuing,

the Margin will be that applying under paragraph (b) above at the time whilst the circumstances in sub-paragraph (i) or (ii) continue.

(e)         If the Margin has been reduced under this Clause in reliance on a Compliance Certificate but the subsequent Financial Statements of the Company do not confirm the reduction, the reduction will be reversed with retrospective respect.  The Margin will instead be that calculated by reference to the relevant Financial Statements of the Company.  If, in this event, any amount of interest has been paid by the Company on the basis of the Compliance Certificate, the Company must within 3 Business Days of demand pay to the Agent any shortfall in the amount which would have been paid to the Lenders if the Margin had been calculated by reference to the relevant Financial Statements.

(f)         Without prejudice to any other term of the Agreement, the Agent has no obligation to review or verify any Compliance Certificate and/or Financial Statements and may rely on the confirmation as to the Margin given by the Company in the Compliance Certificate.

10.4      Default interest

(a)         If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below is 2% per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably).  Any interest accruing under this Clause 10.4 shall be immediately payable by the Obligor on demand by the Agent.

(b)         If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)         the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)        the rate of interest applying to the overdue amount during that first Interest Period shall be 2% per annum higher than the rate which would have applied if the overdue amount had not become due.

(c)         Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

10.5      Notification of rates of interest

(a)        The Agent shall promptly notify the Lenders and the relevant Borrower of the determination of a rate of interest under this Agreement.

(b)        The Agent shall promptly notify the relevant Borrower of each Funding Rate relating to a Loan.

11.        INTEREST PERIODS

11.1      Selection of Interest Periods

(a)         A Borrower (or the Company on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if the Loan has already been borrowed) in a Selection Notice.

(b)         Each Selection Notice for a Loan is irrevocable and must be delivered to the Agent by the Borrower (or the Company on behalf of the Borrower) to which that Loan was made not later than the Specified Time.

(c)         If a Borrower (or the Company) fails to deliver a Selection Notice to the Agent in accordance with paragraph (b) above, the relevant Interest Period will be one Month.

(d)         Subject to this Clause 11, a Borrower (or the Company) may select an Interest Period of one, three or six Months or any other period agreed between the Company, the Agent and all the Lenders.

(e)         An Interest Period for a Loan shall not extend beyond the Termination Date for the Facility which that Loan relates to.

(f)         Each Interest Period for a Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

11.2      Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

12.        CHANGES TO THE CALCULATION OF INTEREST

12.1      Unavailability of Screen Rate

(a)         Interpolated Screen Rate

If no Screen Rate is available for LIBOR for the Interest Period of a Loan, the applicable LIBOR shall be the Interpolated Screen Rate for a period equal in length to the Interest Period of that Loan.

(b)        Shortened Interest Period

If no Screen Rate is available for LIBOR for:

(i)         dollars; or

(ii)        the Interest Period of a Loan and it is not possible to calculate the Interpolated Screen Rate,

the Interest Period of that Loan shall (if it is longer than the applicable Fallback Interest Period) be shortened to the applicable Fallback Interest Period and the applicable LIBOR for that shortened Interest Period shall be determined pursuant to the definition of LIBOR.

(c)        Shortened Interest Period and Historic Screen Rate

If the Interest Period of a Loan is, after giving effect to paragraph (b) above, either the applicable Fallback Interest Period or shorter than the applicable Fallback Interest Period and, in either case, no Screen Rate is available for LIBOR for:

(i)         dollars; or

(ii)        the Interest Period of that Loan and it is not possible to calculate the Interpolated Screen Rate,

the applicable LIBOR shall be the Historic Screen Rate for that Loan.

(d)        Shortened Interest Period and Interpolated Historic Screen Rate

If paragraph (c) above applies but no Historic Screen Rate is available for the Interest Period of the Loan, the applicable LIBOR shall be the Interpolated Historic Screen Rate for a period equal in length to the Interest Period of that Loan.

(e)        Reference Bank Rate

If paragraph (d) above applies but it is not possible to calculate the Interpolated Historic Screen Rate, the Interest Period of that Loan shall, if it has been shortened pursuant to paragraph (b) above, revert to its previous length and the applicable LIBOR shall be the Reference Bank Rate as of the Specified Time for the currency of that Loan and for a period equal in length to the Interest Period of that Loan.

(f)         Cost of funds

If paragraph (e) above applies but no Reference Bank Rate is available for dollars or the relevant Interest Period there shall be no LIBOR for that Loan and Clause 12.4 (Cost of funds) shall apply to that Loan for that Interest Period.

12.2      Calculation of Reference Bank Rate

(a)         Subject to paragraph (b) below, if LIBOR is to be determined on the basis of a Reference Bank Rate but a Reference Bank does not supply a quotation by the Specified Time, the Reference Bank Rate shall be calculated on the basis of the quotations of the remaining Reference Banks.

(b)         If at or about noon on the Quotation Day none or only one of the Reference Banks supplies a quotation, there shall be no Reference Bank Rate for the relevant Interest Period.

12.3      Market disruption

If before close of business in London on the Quotation Day for the relevant Interest Period the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 35% of that Loan) that the cost to it of funding its participation in that Loan from the wholesale market for  dollars would be in excess of LIBOR then Clause 12.4 (Cost of funds) shall apply to that Loan for the relevant Interest Period.

12.4      Cost of funds

(a)         If this Clause 12.4 applies, the rate of interest on each Lender’s share of the relevant Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(i)         the applicable Margin; and

(ii)        the rate notified to the Agent by that Lender as soon as practicable and in any event by close of business on the date falling two Business Days after the Quotation Day (or, if earlier, on the date falling five Business Days prior to the date on which interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select.

(b)        If this Clause 12.4 applies and the Agent or the Company so requires, the Agent and the Company shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.

(c)         Any alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.

12.5      Break Costs

(a)         Each Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)         Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

13.        FEES

13.1      Commitment fee

(a)         The Company must pay to the Agent (for the account of each Lender) a commitment fee computed at the rate set out below on that Lender's Available Commitment under each Facility:

(i)         for the period from (and including) the date of this Agreement to (but excluding) the date falling one Month after the date of this Agreement, the relevant rate is 0.4125% per annum;

(ii)        for the period from (and including) the date falling one Month after the date of this Agreement to (but excluding) the date falling two Months after the date of this Agreement, the relevant rate is 0.6875% per annum; and

(iii)       for the period from (and including) the date falling two Months after the date of this Agreement, the relevant rate is 0.9625% per annum.

(b)         Accrued commitment fee is payable on the last day of each successive period of three Months which ends during the Availability Period, on the last day of the Availability Period, and, if cancelled in full, on the cancelled amount of a Lender's Commitment under a Facility at the time the cancellation is effective, provided that if the due date for payment of the commitment fee would otherwise fall on a date prior to the date on which the Company has obtained the SARB Approval, the due date for the payment of the commitment fee shall be deferred until the date on which the SARB Approval has been obtained.  If the SARB Approval is not received by the Company by the date falling two Months after the date of this Agreement, the Company shall promptly thereafter submit to the SARB an application in order to permit the Company to make payment of any commitment fee which has accrued and been deferred pursuant to this paragraph (b), and the Company shall use its reasonable endeavours to obtain the approval of the SARB in respect of such application promptly following its submission.

(c)         No commitment fee is payable to the Agent (for the account of a Lender) on any day on which that Lender is a Defaulting Lender.

13.2      Underwriting fee

The Company shall pay to the Agent (for the account of each Arranger) an underwriting fee in the amount and at the times agreed in a Fee Letter.

13.3      Participation fee

The Company shall pay to the Agent (for the account of each Lender) a participation fee in the amount and at the times agreed in a Fee Letter.

13.4      Agency fee

The Company shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

13.5      Duration fee

(a)         The Company shall, or the Company shall procure that an Obligor will pay to the Agent (for the account of each Lender) within three Business Days of the date (the Calculation Date) which falls three Months after the immediately preceding Calculation Date, a duration fee calculated as 0.25 per cent. of the total outstanding principal amount of Loans on each such Calculation Date.

(b)        The duration fee referred to in paragraph (a) above shall be paid by the Agent to the Lenders pro rata to each Lender's participation in the Loans at the time the relevant duration fee is payable.

(c)        The first Calculation Date shall be the date falling three Months after the Closing Date.

14.        TAX GROSS UP AND INDEMNITIES

14.1      Definitions

(a)         In this Agreement:

Income Tax Act means the Income Tax Act, 1962 of South Africa.

Protected Party means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

Qualifying Lender means a Lender which is beneficially entitled to interest as defined in section 24J(1) of the Income Tax Act) payable to that Lender in respect of an advance under a Finance Document and is:

(i)         a Lender which is tax resident in South Africa;

(ii)        a Lender which is not tax resident in South Africa if:

(A)       such advance in respect of which that interest is paid is effectively connected with or attributable to a permanent establishment of that Lender in South Africa;

(B)       that Lender is registered as a taxpayer in terms of Chapter 3 of the Tax Administration Act, 2011 of South Africa; and

(C)       that Lender has by the due date for payment of that interest submitted to the Borrower a declaration (a Tax Declaration) in such form as may be prescribed by the Commissioner for the South African Revenue Service pursuant to section 50E(2) of the Income Tax Act that that Lender is, in terms of section 50D(3) of the Income Tax Act, exempt from the withholding tax on interest in respect of that payment; or

(iii)       a Treaty Lender.

Tax Credit means a credit against, relief or remission for, or repayment of any Tax.

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

Tax Payment means either the increase in a payment made by an Obligor to a Finance Party under Clause 14.2 (Tax gross-up) or a payment under Clause 14.3 (Tax indemnity).

Treaty Lender means a Lender which:

(i)         is treated as a resident of a Treaty State for the purposes of a Treaty;

(ii)        does not carry on a business in South Africa through a permanent establishment with which that Lender’s participation in the Loan is effectively connected; and

(iii)       otherwise qualifies under the terms of a Treaty for full exemption from tax imposed by South Africa on interest.

Treaty State means a jurisdiction having a double taxation agreement (a Treaty) with South Africa which makes provision for full exemption from Tax imposed by South Africa on interest.

US Person means a "United States person" as defined in Section 7701(a)(30) of the Code and includes an entity that is disregarded as separate from a United States person (as defined in such section) for US federal income tax purposes.

US Qualifying Lender means a Lender which is:

(a)         a US Person;

(b)         a US Treaty Lender; or

(c)         otherwise entitled to receive all payments under the Finance Documents without deduction or withholding of any US federal withholding Taxes (excluding any Taxes imposed under FATCA) if such payments were made by a US Tax Obligor.

US Treaty Lender means a Lender which:

(a)         is treated as a resident (for purposes of the applicable Treaty) in a jurisdiction having a double taxation Treaty with the United States which makes provisions for full exemption from US federal withholding Taxes on payments under the Finance Documents;

(b)         does not carry on a business in the United States through a permanent establishment with which that Lender's participation in the Loan is effectively connected; and

(c)         fulfils any conditions which must be fulfilled under the treaty for residents of such jurisdiction to obtain full exemption from US federal withholding Taxes on payments to that Lender under a Finance Document if such payments were made by a US Tax Obligor.

(b)        Unless a contrary indication appears, in this Clause 14 a reference to determines or determined means a determination made in the absolute discretion of the person making the determination.

14.2     Tax gross-up

(a)        Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)        The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly.  Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender.  If the Agent receives such notification from a Lender, it shall notify the Company and that Obligor.

(c)        If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)        A payment shall not be increased under paragraph (c) above by reason of a Tax Deduction on account of Tax imposed by South Africa, if on the date on which the payment falls due:

(i)         the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty or any published practice or published concession of any relevant taxing authority; or

(ii)        the relevant Lender is a Qualifying Lender solely by virtue of paragraph (ii) of the definition of Qualifying Lender and the relevant Lender has not given a Tax Declaration to the Borrower by the due date for the relevant interest payment; or

(iii)       the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (g) below.

(e)        If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)        Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)        A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

(h)        A payment shall not be increased under paragraph (c) above by reason of a Tax imposed by the United States if, on the date the payment falls due:

(i)         the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a US Qualifying Lender, but on that date that Lender is not or has ceased to be a US Qualifying Lender other than as a result of any change after the date on which it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or treaty or any published practice or published concession of any relevant taxing authority binding on such Lender; or

(ii)        that Lender has not complied with its obligations under paragraph (d) of Clause 14.5 (Lender status confirmation).

14.3     Tax indemnity

(a)        The Company shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)        Paragraph (a) above shall not apply:

(i)         with respect to any Tax assessed on a Finance Party under the laws of the jurisdiction in which:

(A)       that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)       that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)        to the extent a loss, liability or cost:

(A)       is compensated for by an increased payment under Clause 14.2 (Tax gross-up);

(B)       would have been compensated for by an increased payment under Clause 14.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 14.2 (Tax gross-up) applied; or

(C)       relates to a FATCA Deduction required to be made by a Party.

(c)         A Protected Party making, or intending to make, a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Company promptly.

(d)         A Protected Party shall, on receiving a payment from an Obligor under this Clause 14.3, notify the Agent promptly.

14.4     Tax Credit

(a)         If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(i)         a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(ii)        that Finance Party has obtained and utilised that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

14.5     Lender status confirmation

(a)         Each Lender which becomes a Party to this Agreement after the date of this Agreement shall indicate, in the Transfer Certificate, Assignment Agreement or Increase Confirmation which it executes on becoming a Party, and for the benefit of the Agent and without liability to any Obligor, which of the following categories it falls in:

(i)         not a Qualifying Lender;

(ii)        a Qualifying Lender (other than a Treaty Lender); or

(iii)       a Treaty Lender.

(b)         If a New Lender, Increase Lender or Replacement Lender fails to indicate its status in accordance with this Clause 14.5 then such New Lender, Increase Lender or Replacement Lender (as the case may be) shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a Qualifying Lender until such time as it notifies the Agent which category applies (and the Agent, upon receipt of such notification, shall inform the Company).  For the avoidance of doubt, a Transfer Certificate, Assignment Agreement or Increase Confirmation shall not be invalidated by any failure of a Lender to comply with this Clause 14.5.

(c)        Each Lender represents that it is a US Qualifying Lender and agrees that, in the event that it ceases to be a US Qualifying Lender, it shall promptly notify the Company and the Agent.

(d)        Each Lender (or assignee or transferee) shall deliver to the Company and the Agent two copies of US Withholding Forms which are properly completed and duly executed by such Lender and claiming complete exemption from the US federal withholding Tax that would apply to payments of interest under this Agreement and any other Finance Document if such payments of interest were treated for US federal income Tax purposes as US source interest. Such forms shall be delivered by each Lender on or before the date it becomes a party to this Agreement. In addition, each Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Lender.  Each Lender shall promptly notify the Company and the Agent at any time it determines that it is no longer legally able to provide any previously delivered form to the Company or the Agent (or any other form of certification adopted by the US taxing authorities for such purpose). Notwithstanding any other provision of this paragraph (d), a Lender shall not be required to deliver any form pursuant to this paragraph (d) that such Lender is not legally able to deliver.

14.6     Stamp taxes

The Company shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

14.7     VAT

(a)         All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).

(b)         If VAT is or becomes chargeable on any supply made by any Finance Party (the Supplier) to any other Finance Party (the Recipient) under a Finance Document, and any Party other than the Recipient (the Relevant Party) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)         (where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT.  The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)        (where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)        Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)        In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.

14.8     FATCA Information

(a)        Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:

(i)         confirm to that other Party whether it is:

(A)         a FATCA Exempt Party; or

(B)         not a FATCA Exempt Party;

(ii)        supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

(iii)       supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

(b)        If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)        Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)         any law or regulation;

(ii)        any fiduciary duty; or

(iii)       any duty of confidentiality.

(d)        If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a

FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

(e)        If a Borrower is a US Tax Obligor or the Agent reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each Lender shall, within ten Business Days of:

(i)         where the Original Borrower is a US Tax Obligor and the relevant Lender is the Original Lender, the date of this Agreement;

(ii)        where a Borrower is a US Tax Obligor on a Transfer Date and the relevant Lender is a New Lender or an Increase Lender, the relevant Transfer Date or date on which an increase in Commitments takes effect pursuant to Clause 2.3 (Increase);

(iii)       the date a new US Tax Obligor accedes as a Borrower; or

(iv)       where a Borrower is not a US Tax Obligor, the date of a request from the Agent,

supply to the Agent:

(A)       a withholding certificate on Form W-8, Form W-9 or any other relevant form; or

(B)       any withholding statement or other document, authorisation or waiver as the Agent may require to certify or establish the status of such Lender under FATCA or that other law or regulation.

(f)        The Agent shall provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) above to the relevant Borrower.

(g)        If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Agent by a Lender pursuant to paragraph (e) above is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Agent unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Agent). The Agent shall provide any such updated withholding certificate, withholding statement, document, authorisation or waiver to the relevant Borrower.

(h)        The Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) or (g) above without further verification. The Agent shall not be liable for any action taken by it under or in connection with paragraphs (e), (f) or (g) above.

14.9     FATCA Deduction

(a)        Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)        Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Company and the Agent and the Agent shall notify the other Finance Parties.

15.        INCREASED COSTS

15.1      Increased costs

(a)         Subject to Clause 15.3 (Exceptions) the Company shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement or (iii) the implementation or application or compliance with Dodd-Frank, Basel III or CRD IV or any other law or regulation which implements Dodd-Frank, Basel III or CRD IV (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

(b)         In this Agreement Increased Costs means:

(i)         a reduction in the rate of return from a Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)        an additional or increased cost; or

(iii)       a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

15.2      Increased cost claims

(a)         A Finance Party intending to make a claim pursuant to Clause 15.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Company.

(b)         Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

(c)         Each Finance Party providing a certificate in terms of paragraph (b) above, is not required to disclose any information it deems to be confidential or commercially sensitive.

15.3      Exceptions

(a)         Clause 15.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)         attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)        attributable to a FATCA Deduction required to be made by a Party;

(iii)       compensated for by Clause 14.3 (Tax indemnity) (or would have been compensated for under Clause 14.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 14.3 (Tax indemnity) applied);

(iv)       attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation; or

(v)        attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework”

published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (but excluding any Increased Costs arising out of Basel III  or CRD IV or any other law or regulation which implements Dodd-Frank, Basel III or CRD IV (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates)).

(b)        In this Clause 15.3, a reference to:

(i)         a Tax Deduction has the same meaning given to that term in Clause 14.1 (Definitions);

(ii)        Basel III means:

(A)       the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(B)       the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(C)       any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

(iii)       CRD IV means:

(A)        Regulation (EU) No. 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms; and

(B)        Directive 2013/36/EU of the European Parliament and the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms.

(iv)       Dodd-Frank means the Dodd-Frank Wall Street Reform and Consumer Protection Act.

16.        OTHER INDEMNITIES

16.1      Currency indemnity

(a)         If any sum due from an Obligor under the Finance Documents (a Sum), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the First Currency) in which that Sum is payable into another currency (the Second Currency) for the purpose of:

(i)         making or filing a claim or proof against that Obligor;

(ii)        obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)        Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

16.2      Other indemnities

The Company shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(a)         the occurrence of any Event of Default;

(b)         a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 29 (Sharing among the Finance Parties);

(c)         funding, or making arrangements to fund, its participation in a Loan requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)         a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Company.

16.3      Indemnity to the Agent

The Company shall, within three Business Days of demand, indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)         investigating any event which it reasonably believes is a Default;

(b)         acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(c)         instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement.

16.4      Acquisition indemnity

The Company shall, within three Business Days of demand, indemnify each Finance Party, each Affiliate of a Finance Party and each officer or employee of a Finance Party or its Affiliate, against any cost, loss or liability incurred by that Finance Party or its Affiliate (or officer or employee of that Finance Party or Affiliate) in connection with or arising out of the Acquisition or the funding of the Acquisition (including but not limited to those incurred in connection with any litigation, arbitration or administrative proceedings or regulatory enquiry concerning the Acquisition), unless such loss or liability is caused by the gross negligence or wilful misconduct of that Finance Party or its Affiliate (or employee or officer of that Finance Party or Affiliate).  Any Affiliate or any officer or employee of a Finance Party or its Affiliate may rely on this Clause 16.4.

17.        MITIGATION BY THE LENDERS

17.1      Mitigation

(a)         Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any Facility ceasing to be available or any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 14 (Tax Gross Up and Indemnities) or Clause 15 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)         Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

17.2      Limitation of liability

(a)         The Company shall, within three Business Days of demand, indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 17.1 (Mitigation).

(b)         A Finance Party is not obliged to take any steps under Clause 17.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

18.        COSTS AND EXPENSES

18.1      Transaction expenses

The Company shall, within three Business Days of demand, pay any Finance Party the amount of all costs and expenses (including legal fees subject to any agreed cap) reasonably incurred by such Finance Party in connection with the negotiation, preparation, printing, execution and syndication of:

(a)         this Agreement and any other documents referred to in this Agreement; and

(b)         any other Finance Documents executed after the date of this Agreement.

18.2      Amendment costs

If:

(a)        an Obligor requests an amendment, waiver or consent in respect of a Finance Document or a document referred to in this Agreement; or

(b)        an amendment is required pursuant to Clause 30.10 (Change of currency),

the Company shall, within three Business Days of demand, reimburse the Agent for the amount of all costs and expenses (including legal fees subject to any agreed cap) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

18.3      Enforcement costs

The Company shall, within three Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

19.        GUARANTEE AND INDEMNITY

19.1      Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)         guarantees to each Finance Party punctual performance by each Borrower of all that Borrower’s obligations under the Finance Documents;

(b)         undertakes with each Finance Party that whenever a Borrower does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)         agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of a Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due.  The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 19 if the amount claimed had been recoverable on the basis of a guarantee.

19.2      Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

19.3      Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 19 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

19.4      Waiver of defences

The obligations of each Guarantor under this Clause 19 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 19 (without limitation and whether or not known to it or any Finance Party) including:

(a)         any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)         the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)         the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)         any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)         any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)         any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)         any insolvency or similar proceedings.

19.5      Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 19.  This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

19.6      Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)         refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)         hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 19.

19.7      Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 19:

(a)         to be indemnified by an Obligor;

(b)         to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

(c)         to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)         to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 19.1 (Guarantee and indemnity);

(e)         to exercise any right of set-off against any Obligor; and/or

(f)         to claim or prove as a creditor of any Obligor in competition with any Finance Party.

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 30 (Payment Mechanics).

19.8      Release of Guarantors’ right of contribution

If any Guarantor (a Retiring Guarantor) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)         that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)         each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

19.9      Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

19.10    US Guarantors

Terms used in this Subclause are to be construed in accordance with any applicable fraudulent transfer laws.

(a)         Each US Guarantor acknowledges that it will receive valuable direct or indirect benefits as a result of the transactions financed by the Finance Documents.

(b)         Each Finance Party agrees that each US Guarantor's liability under this Clause is limited so that no obligation of, or transfer by, any US Guarantor under this Clause is subject to avoidance and turnover under any fraudulent transfer law.

(c)         Each US Guarantor represents and warrants to each Finance Party that:

(i)         the aggregate amount of its debts (including its obligations under the Finance Documents) is less than the aggregate value (being the lesser of fair valuation and present fair saleable value) of its assets;

(ii)        its capital is not unreasonably small to carry on its business as it is being conducted;

(iii)       it has not incurred and does not intend to incur debts beyond its ability to pay as they mature; and

(iv)       it has not made a transfer or incurred any obligation under any Finance Document with the intent to hinder, delay or defraud any of its present or future creditors.

(d)         Each representation and warranty in this Subclause:

(i)         is made by each US Guarantor on the date of this Agreement;

(ii)        is deemed to be repeated by:

(A)       each Additional Guarantor on the date that Additional Guarantor becomes a US Guarantor; and

(B)       each US Guarantor on the date of each Utilisation Request and the first day of each Interest Period; and

(iii)       is, when repeated, applied to the circumstances existing at the time of repetition.

19.11    US Guarantee Limitations

Notwithstanding any other term or provision of this Agreement or any other Finance Document, with respect to an Obligor:

(a)         no member of the Group that is (i) a "controlled foreign corporation" (as defined in Section 957(a) of the Code) (a CFC), (ii) an entity substantially all the assets of which consist of either (A) equity interests of one or more CFCs or (B) equity and debt interests of one or more CFCs (a FSHCO), (iii) a subsidiary of a CFC or FSHCO, or (iv) a disregarded entity, any assets of which consist of voting stock of an indirect subsidiary that is a CFC (a DRE), will have any obligation or liability, directly or indirectly, as Guarantor or otherwise under this Agreement or any Finance Document with respect to any obligation or liability arising under any Finance Document of an Obligor (an Obligation);

(b)         none of the assets or property of a CFC, FSHCO or subsidiary of a CFC or a FSHCO (including any CFC or FSHCO equity interests held directly or indirectly by a CFC or FSHCO) will be required to be used directly or indirectly as security for any Obligation; and

(c)         not more than sixty-five per cent. (65%) of the stock or other equity interests (measured by the total combined voting power of the issued and outstanding voting stock or other equity interests) of a person that is a direct CFC, FSHCO, or DRE will be required to be pledged directly or indirectly as security for any Obligation.

20.        REPRESENTATIONS

Each Obligor makes the representations and warranties in respect of itself and, where expressly provided, each Restricted Company or Subsidiary (as the case may be), set out in this Clause 20

(other than in paragraph (b) of Clause 20.10 (No default) and Clause 20.22 (Group Structure Chart)) to each Finance Party on the date of this Agreement.

20.1      Status

(a)         Each Restricted Company is a limited liability company, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)         Each Restricted Company has the power to own its assets and carry on its business as it is being conducted.

20.2      Binding obligations

The obligations expressed to be assumed by each Obligor in each Transaction Document to which it is a party are, subject to the Legal Reservations, legal, valid, binding and enforceable obligations.

20.3      Non-conflict with other obligations

The entry into and performance by each Obligor of, and the transactions contemplated by, the Transaction Documents to which it is a party do not, and will not, conflict with:

(a)         any law or regulation applicable to it;

(b)         its constitutional documents; or

(c)         any material agreement or instrument binding upon it or any of its assets.

20.4      Power and authority

Each Obligor has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Transaction Documents to which it is a party and the transactions contemplated by those Transaction Documents.

20.5      Validity and admissibility in evidence

All Authorisations required (other than the SARB Approval which will be sought after the date of this Agreement but prior to the first Utilisation Request being delivered under this Agreement):

(a)         to enable each Obligor lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is a party; and

(b)         for the validity or enforceability of any Transaction Document to which each Obligor is a party or to make the Transaction Documents to which it is a party admissible in evidence in its jurisdiction of incorporation, have been obtained or effected and are in full force and effect.

20.6      Governing law and enforcement

(a)         Subject to the Legal Reservations, the choice of law specified as the governing law of the Finance Documents to which each Obligor is a party will be recognised and enforced in its jurisdiction of incorporation.

(b)         Subject to the Legal Reservations, any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its jurisdiction of incorporation subject to Legal Reservations.

20.7      Insolvency

(a)         No Restricted Company has taken any corporate action, nor have any legal proceedings or creditors’ process been started or (to the best of its knowledge and belief) threatened in writing against it, for its winding-up, dissolution or business rescue, or for the appointment of a liquidator, business rescue practitioner or similar officer of it or of its assets.

(b)         No Restricted Company is “financially distressed” (as defined in the Companies Act), to the extent that Applicable Inter-company Loans are excluded from the calculation of the fair value of such Restricted Company’s liabilities.

20.8      No filing or stamp taxes

Except to the extent set out in any legal opinion provided pursuant to the Transaction Documents, under the law of its jurisdiction of incorporation it is not necessary that the Transaction Documents to which it is party be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Transaction Documents or the transactions contemplated by the Transaction Documents.

20.9      No deduction of Tax

As at the date of this Agreement, it is not required to make any deduction for or on account of tax from any payment it may make under any Finance Document to which it is party, other than the withholding tax on interest income required to be withheld from interest income payable by South African tax residents to non-Qualifying Lenders.

20.10    No default

(a)         As at the date of this Agreement, no Default is continuing or could reasonably be expected to result from the entry into of, or the performance of any transaction contemplated by, the Transaction Documents nor from its making use of any Utilisation.

(b)         As at any date falling on or after the first Utilisation Date on which this representation is deemed to be made pursuant to Clause 20.27 (Repetition), no Event of Default is continuing or would reasonably be expected to result from the entry into of, or the performance of any transaction contemplated by, the Transaction Documents nor from it making use of any Utilisation.

(c)         No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or to which its assets are subject which has or would reasonably be expected to have a Material Adverse Effect.

20.11    No misleading information

(a)         Any information contained in the Information Package was true and accurate in all material respects as at the date of the relevant report or document containing the information or (as the case may be) as at the date the information is expressed to be given.

(b)         Any financial projections contained in the Information Package have been prepared on the basis of recent historical information and is believed in good faith to be based on reasonable assumptions.

(c)         The Information Package does not omit as at its date any information which, if disclosed, would reasonably be expected to materially and adversely affect the decision of the Lenders in considering whether or not to provide finance to the Borrowers under this Agreement.

(d)         Nothing has occurred since the date of the Information Package which, if disclosed, would reasonably be expected to materially and adversely affect the decision of the Lenders in considering whether or not to provide finance to the Borrowers under this Agreement.

(e)         To the best of the Company’s knowledge and belief (having made due and careful enquiry), all material written information provided to a Finance Party by or on behalf of the Company in connection with the Acquisition and/or the Target Group on or before the Closing Date and not superseded before that date (whether or not contained in the Information Package) is accurate and not misleading in any material respect and all projections provided to any Finance Party on or before the Closing Date have been prepared in good faith on the basis of assumptions which were reasonable at the time at which they were prepared and supplied.

(f)         To the best of the Company’s knowledge and belief (having made due and careful enquiry), all material written information provided to a Finance Party by or on behalf of the Company in connection with the Acquisition and/or the Target Group after the Closing Date (whether or not contained in the Information Package) is accurate and not misleading in any material respect and all projections provided to any Finance Party after the Closing Date will be prepared in good faith on the basis of assumptions which are reasonable at the time at which they are prepared and supplied.

20.12    Financial statements

(a)         In relation to the Company, its latest audited annual financial statements were prepared in accordance with IFRS and fairly represent the Group’s financial condition and operations during the relevant financial period (on a consolidated basis, where applicable).

(b)         In relation to any Obligor other than the Company or, if applicable, the Target, its latest audited annual financial statements were prepared in accordance with IFRS and fairly represent its financial condition and operations during the relevant financial period (on a consolidated basis, where applicable).

(c)         In relation to the Target (after it has become an Obligor), its latest audited annual financial statements were prepared in accordance with US GAAP and fairly represent its financial condition and operations during the relevant financial period (on a consolidated basis, where applicable).

20.13    No proceedings pending or threatened

Other than as disclosed in its Financial Statements most recently delivered to the Agent and other than as disclosed to the Finance Parties, no litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency have been started or (to the best of its knowledge and belief, after due enquiry) threatened in writing against it which are reasonably be expected to have a Material Adverse Effect.

20.14    No breach of laws

(a)         No Restricted Company is, nor is it likely to be as a result of entering into and performing its obligations under the Finance Documents to which it is a party, in violation of any law or in breach of or in default under any agreement to which it is a party or which is binding on it or any of its assets to an extent or in a manner which would be reasonably expected to have a Material Adverse Effect.

(b)         No Restricted Company has breached any law or regulation (including environmental laws) which breach has or would be reasonably expected to have a Material Adverse Effect.

20.15    Environmental laws

(a)         Each Restricted Company is in compliance with the undertakings given in Clause 23.3 (Environmental compliance) and Clause 23.5 (Environmental information and undertakings) regarding environmental compliance and claims, save to the extent that such non-compliance would not be reasonably expected to have a Material Adverse Effect and (to the best of its knowledge and belief) no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or would be reasonably expected to have a Material Adverse Effect.

(b)         Each Restricted Company has adopted and complies with an environmental policy which requires monitoring of and all applicable environmental laws and permits applicable to it from time to time unless non-compliance with such policy would not be reasonably expected to cause a Material Adverse Effect.

(c)         No environmental claim has commenced or (to the best of its knowledge and belief (having made due and careful enquiry)) is threatened in writing against any member of the Group where that claim has or would reasonably be expected if adversely determined (taking into account the likelihood of any adverse determination) to have a Material Adverse Effect.

20.16    Taxation

(a)         Each Restricted Company has duly and punctually paid and discharged all taxes imposed upon it or its assets within the time period allowed without incurring penalties, except to the extent that:

(i)         payment is being contested in good faith;

(ii)        it has maintained adequate reserves for those taxes; and

(iii)       payment can be lawfully withheld.

(b)         The representation in paragraph (a) above shall not apply where the representation or statement relates to taxes, which do not in aggregate exceed US$15,000,000 (or its equivalent in another currency or currencies) in any Financial Year.

20.17    Anti-corruption law and Sanctions

(a)         It and its Subsidiaries have conducted their businesses in compliance with applicable anti-corruption and anti-money laundering laws and regulations and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws and regulations.

(b)         None of the Company or any of its Subsidiaries or any of their respective directors:

(i)         is a Person that is, or is owned or controlled by Persons that are, the subject of any Sanctions; or

(ii)        is located, organised or resident in a country or territory that is, or whose government is, the subject of Sanctions, including, without limitation, Crimea, Cuba, Iran, North Korea, Sudan and Syria.

(c)         For the purpose of this Clause 20.17 (Anti-corruption law and Sanctions) and Clause 23.6 (Anti-corruption law and Sanctions):

Governmental Authority means the government of any jurisdiction, or any political subdivision thereof, whether provincial, state or local, and any department, ministry, agency, instrumentality, authority, body, court, central bank or other entity lawfully exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

Person means an individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership.

OFAC means the Office of Foreign Assets Control of the US Department of the Treasury.

Sanctions means the economic sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by any of the Sanctions Authorities.

Sanctions Authorities means:

(i)         the United States government;

(ii)        the United Nations;

(iii)       the European Union;

(iv)       the United Kingdom; or

(v)        the respective Governmental Authorities of any of the foregoing, including without limitation, OFAC, the US Department of State and Her Majesty’s Treasury of the United Kingdom.

20.18    Security and Financial Indebtedness

(a)        No Encumbrance exists over all or any Restricted Company’s assets except for Permitted Encumbrances.

(b)        No member of the Group other than an Obligor or a Project Finance Subsidiary has any Financial Indebtedness outstanding other than Permitted Financial Indebtedness.

20.19    Pari passu ranking

Each Obligor’s payment obligations under the Finance Documents to which it is a party rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally in the jurisdiction of its incorporation.

20.20    Good title to assets

Each Restricted Company has good title to or valid leases or licences of, all of the assets necessary to carry on its business as presently conducted, the absence of which would reasonably be expected to have a Material Adverse Effect.

20.21    Intellectual property

No Restricted Company is aware of any adverse circumstances relating to any intellectual property required for use in its business which has or would be reasonably expected to have a Material Adverse Effect.

20.22    Group Structure Chart

Assuming Completion has occurred, the Group Structure Chart delivered to the Agent pursuant to Clause 4.1 (Initial conditions precedent) is true, complete and accurate in all material respects provided that, to the extent this representation is made in respect of information concerning the Target and the Target Group, this representation shall be qualified in respect of such information and shall be made by each Obligor to the best of its knowledge on the basis of information supplied to it by (or on behalf of) the Target.

20.23    Accounting reference date

The accounting reference date of each member of the Group (except for a person that has become a member of the Group in the three Months preceding the date on which this representation is made or deemed to be made) is 31 December.

20.24    No Material Adverse Effect

There has been no material adverse change in the business, operations, properties or financial condition of the Group taken as a whole, in respect of the representations made on the date of this Agreement, since the date of the audited annual financial statements of the Company for the year ended 31 December 2015 and, in respect of each representation made after the date of this Agreement, since the date of the most recent audited annual financial of the Company.

20.25    Acquisition Documents, disclosure and other documents

(a)        The Acquisition Documents contain all the material terms of the Acquisition.

(b)        To the best of its knowledge, no representation or warranty which is given under the Acquisition Documents by any party to the Acquisition Documents and which (if untrue or misleading) could reasonably be expected to be material and adverse to the Lenders, is untrue or misleading in any material respect.

20.26    US Regulations

It is not:

(a)         a public utility (as such term is used in the United States Federal Power Act of 1920) or subject to regulation under the United States Federal Power Act of 1920;

(b)         required to be registered as an investment company (as such term is used in the United States Investment Company Act of 1940) or subject to regulation under the United States Investment Company Act of 1940; or

(c)         subject to regulation under any United States Federal or State law or regulation that limits its ability to incur or guarantee indebtedness.

20.27    Repetition

(a)        The Repeating Representations are deemed to be made by the Company and each Obligor in respect of itself, and where expressly stated, in respect of each Restricted Company, by reference to the facts and circumstances then existing on:

(i)         the date of each Utilisation Request and the first day of each Interest Period; and

(ii)        in the case of an Additional Obligor, the day on which the company becomes (or it is proposed that the company becomes) an Additional Obligor.

(b)         The representation set out in Clause 20.22 (Group Structure Chart) is deemed to be made by the Company and each Obligor by reference to the facts and circumstances then existing on the first Utilisation Date.

21.        INFORMATION UNDERTAKINGS

The undertakings in this Clause 21 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

21.1      Financial statements

The Company shall supply to the Agent in sufficient copies for all the Lenders:

(a)         as soon as the same become available, but in any event within 120 days after the end of each of its Financial Years:

(i)         its audited consolidated financial statements for that Financial Year; and

(ii)        the audited financial statements of each Obligor for that Financial Year; and

(b)         as soon as the same become available, but in any event within 60 days after the end of each of its Financial Half Years:

(i)         its unaudited condensed consolidated financial statements for that Financial Half Year;

(ii)        the unaudited management accounts of each Obligor for that Financial Half Year; and

(c)         as soon as they become available, but in any event within 60 days of the end of each Financial Quarter:

(i)         its unaudited management accounts for that Financial Quarter; and

(ii)        the unaudited management accounts of each Obligor for that Financial Quarter.

21.2      Compliance Certificate

(a)         The Company shall supply to the Agent, with each set of Financial Statements delivered pursuant to paragraph (a)(i), (b)(i) or (c)(i) of Clause 21.1 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 22 (Financial Covenant) and specify each Material Company as at the date as at which those Financial Statements were drawn up.

(b)         The Company shall also supply to the Agent a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 22 (Financial Covenant):

(i)         not more than 5 Business Days before the date falling three months after the Closing Date; and

(ii)        within 5 Business Days of the date of any new issue of equity by the Company:

except that:

(A)       the amount of Consolidated Net Borrowings will be determined as at the end of the previous calendar month (and, if supplied for the purposes of paragraph (ii) above, the Consolidated Net Borrowings will be adjusted by deducting the net proceeds of the new issue of equity by the Company, if those proceeds have been received by the Company after the end of that calendar month); and

(B)       Consolidated EBITDA will be determined as at the end of the previous Financial Quarter (as defined in Clause 22.1 (Financial Definitions)).

(c)         Each Compliance Certificate shall be signed by two directors of the Company.

21.3      Requirements as to financial statements

(a)         Each set of Financial Statements delivered by the Company pursuant to Clause 21.1 (Financial statements) shall be certified by a director of the relevant company as fairly representing its financial condition (or, if applicable, its consolidated financial condition) as at the date as at which those Financial Statements were drawn up.

(b)        The Company shall procure that each set of Financial Statements delivered pursuant to Clause 21.1 (Financial statements) is prepared using IFRS (or, if delivered in respect of the Target, US GAAP).

(c)        The Company shall procure that each set of Financial Statements of an Obligor delivered pursuant to Clause 21.1 (Financial statements) is prepared using IFRS (or, in relation to the Target, US GAAP), accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for that Obligor unless, in relation to any set of Financial Statements, it notifies the Agent that there has been a change in IFRS (or, in relation to the Target, US GAAP), the accounting practices or reference periods and its auditors (or, if appropriate, the auditors of the Obligor) deliver to the Agent:

(i)         a description of any change necessary for those Financial Statements to reflect the IFRS or US GAAP, as applicable, accounting practices and reference periods upon which that Obligor’s Original Financial Statements were prepared; and

(ii)        sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 22 (Financial Covenant) has been complied with and make an accurate comparison between the financial position indicated in those Financial Statements and that Obligor’s Original Financial Statements, provided that no such notification shall be required to be provided by the Company to the Agent if the matters referred to in paragraphs (i) and (ii) above are adequately disclosed in those financial statements.

(d)         Any reference in this Agreement to those Financial Statements shall be construed as a reference to those Financial Statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

(e)         The accounting reference date referred to in Clause 20.23 (Accounting reference date) shall not be changed.

21.4      Information: miscellaneous

The Company shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)         if requested by the Agent, a report issued by the Company’s auditors confirming the arithmetic computations and the proper extraction of figures applied in determining which members of the Group are Material Companies and that the Guarantor Threshold Test has been met;

(b)         promptly, all documents dispatched by the Company to its shareholders (or any class of them) or by the Company or any other Obligors to its creditors generally (or any class of them);

(c)         promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are reasonably likely to be adversely determined and, if so determined, would be reasonably likely to have a Material Adverse Effect;

(d)         promptly upon becoming aware of the relevant claim, the details of any claim which is current, threatened in writing or pending against any person in respect of the Acquisition Documents and details of any disposal which will require prepayment under Clause 8.6 (Disposal and Funding Proceeds) of this Agreement; and

(e)         promptly such further information regarding the financial condition, business and operations of the Group and/or any member of the Group as any Finance Party (through the Agent) may reasonably request.

21.5      Notification of default

(a)         The Company shall promptly notify the Agent of any Default (and the steps, if any, being taken to remedy it) upon becoming aware of its occurrence.

(b)         Promptly upon request by the Agent, the Company shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing), specifying the Default and the steps, if any, being taken to remedy it.

21.6      Use of websites

(a)         The Company may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the Website Lenders) who accept this method of communication by posting this information onto an electronic website designated by the Company and the Agent (the Designated Website) if:

(i)         the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)        both the Company and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)       the information is in a format previously agreed between the Company and the Agent.

(b)         If any Lender (a Paper Form Lender) does not agree to the delivery of information electronically then the Agent shall notify the Company accordingly and the Company shall supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form.  In any event the

Company shall supply the Agent with at least one copy in paper form of any information required to be provided by it.

(c)         The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Company and the Agent.

(d)         The Company shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)         the Designated Website cannot be accessed due to technical failure;

(ii)        the password specifications for the Designated Website change;

(iii)       any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)        any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)         the Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

(e)         If the Company notifies the Agent under paragraph (d)(i) or paragraph (d)(v) above, all information to be provided by the Company under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(f)         Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website.  The Company shall comply with any such request within ten Business Days.

21.7      “Know your customer” checks

(a)         If:

(i)         the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)        any change in the status of or shareholders of an Obligor (other than the Company) after the date of this Agreement; or

(iii)       a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)         Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in connection with to the transactions contemplated in the Finance Documents.

(c)         The Company shall, by not less than ten Business Days' prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Obligor pursuant to Clause 26 (Changes to the Obligors).

(d)         Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Obligor obliges the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Obligor.

22.        FINANCIAL COVENANT

22.1      Financial Definitions

All accounting expressions which are not otherwise defined in this Agreement shall be construed in accordance with the Accounting Principles and, unless the context dictates otherwise, the accounting expressions set forth below shall bear the following meanings:

Consolidated EBITDA means, in respect of any Measurement Period, the consolidated net income of the Group (less the net income of any Project Finance Subsidiaries but including any dividends received in cash by any member of the Group (other than a Project Finance Subsidiary) from a Project Finance Subsidiary), before, without duplication and all as calculated in accordance with IFRS (but adjusted on a pro forma basis to reflect acquisitions and disposals):

(a)        any provision on account of normal, deferred and royalty taxation;

(b)        any interest, commission, discounts or other fees incurred or payable, received or receivable by any member of the Group in respect of indebtedness;

(c)        any other interest received or receivable by any member of the Group on any deposit or bank account;

(d)        any non-cash adjustments to the environment rehabilitation and/or reclamation expenses;

(e)        any amount attributable to the amortisation of intangible assets and depreciation of tangible assets;

(f)         any non-cash gains or losses relating to and resulting from the marked to market valuation of derivative and/or financial instruments;

(g)        any losses from (or gains on the reversal of previously recognised) write-downs or impairments of assets and/or investments;

(h)        any gains or losses recognised on the attributable share of results of associates after tax, but including any dividends received in cash by any member of the Group from such an associate;

(i)         any share-based payments;

(j)         any other extraordinary or exceptional items; and

(k)        any other material non-cash gain or loss that needs to be accounted for under IFRS.

Consolidated Net Borrowings means at any time, the aggregate amount of all obligations of the members of the Group, other than Project Finance Subsidiaries (but including, for the avoidance of doubt, any obligations of any other member of the Group in respect of the obligations of a Project Finance Subsidiary), for or in respect of Indebtedness for Borrowed Money but excluding any such obligation to any member of the Group (other than a Project Finance Subsidiary), adjusted to take into account the aggregate amount of freely available cash and cash equivalents held by any member of the Group, other than Project Finance Subsidiaries, and so that no amount shall be included or excluded more than once.

EBITDA means, in respect of any member of the Group, in respect of any Measurement Period, the net income of that member of the Group before, without duplication and all as calculated in accordance with the Accounting Principles (but adjusted on a pro forma basis to reflect acquisitions and disposals):

(a)         any provision on account of normal, deferred and royalty taxation;

(b)         any interest, commission, discounts or other fees incurred or payable, received or receivable by that member of the Group in respect of indebtedness;

(c)         any other interest received or receivable by that member of the Group on any deposit or bank account;

(d)         any non-cash adjustments to the environment rehabilitation and/or reclamation expenses;

(e)         any amount attributable to the amortisation of intangible assets and depreciation of tangible assets;

(f)         any non-cash gains or losses relating to and resulting from the marked to market valuation of derivative and/or financial instruments;

(g)         any losses from (or gains on the reversal of previously recognised) write-downs or impairments of assets and/or investments;

(h)         any gains or losses recognised on the attributable share of results of associates after tax, but including any dividends received in cash by any member of the Group from such an associate;

(i)          any share-based payments;

(j)          any other extraordinary or exceptional items; and

(k)         any other material non-cash gain or loss that needs to be accounted for under IFRS.

Financial Half Year means the period commencing on the day after the end of a Financial Year and ending on the next Half Year Date.

Financial Quarter means the period of three months ending on each of 31 March, 30 June, 30 September and 31 December of each calendar year.

Financial Year means the annual accounting period of the Obligors ending on 31 December in each year.

Half Year Date means 30 June of each calendar year.

Measurement Date means the last day of each of the Company’s Financial Years, the last day of each of the Company’s Financial Half Years and the last day of each Financial Quarter.

Measurement Period means each period of 12 months ending on each Measurement Date.

22.2      Financial condition

The Company shall ensure that for so long as any amount is outstanding under the Finance Documents or any Commitment is in force, on each Measurement Date, the ratio of Consolidated Net Borrowings to Consolidated EBITDA in respect of the Measurement Period ending on the relevant Measurement Date does not exceed:

(a)         if the relevant Measurement Date falls on or before the repayment or prepayment in full of the Facility A Loan, 3.0:1; and

(b)         after the repayment or prepayment in full of the Facility A Loan, 2.5:1.

22.3      General

The financial covenants contained in Clause 22.2 (Financial condition) and Clause 23.20 (Guarantors) shall be calculated and tested by reference to each set of the Financial Statements delivered pursuant to paragraphs (a)(i), (b)(i) and (c)(i) of Clause 21.1 (Financial statements), commencing with the Financial Statements for the Measurement Period ending on the last day of the first full Financial Quarter to end after the Closing Date.

23.        GENERAL UNDERTAKINGS

The undertakings in this Clause 23 are given by each Obligor in respect of itself and, where expressly provided, each Restricted Company or members of the Group or Subsidiary (as the case may be), and remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

23.1      Authorisations

Each Obligor shall promptly:

(a)         obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)         upon written request by the Agent, supply certified copies to the Agent of,

any Authorisation required under any applicable law to enable it to perform its obligations under the Finance Documents to which it is a party and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document to which it is a party.

23.2      Compliance with laws

Each Obligor shall comply in all respects with all laws and regulations to which it may be subject (including, but not limited to, environmental law), if failure so to comply would materially impair the ability of the Obligors together to perform their obligations under the Transaction Documents to which they are respectively a party to.

23.3      Environmental compliance

Each Restricted Company shall comply with all environmental laws and obtain and maintain any environmental permits, take all reasonable steps in anticipation of known or expected future changes to or obligations under the environmental law or environmental permits, and implement procedures to monitor compliance with and to prevent liability under any environmental laws, to the extent required by applicable law if, in each case, failure to do so has or would be reasonably expected to have a Material Adverse Effect.

23.4      Environmental claims

Each Restricted Company shall, promptly upon becoming aware of the same, inform the Agent in writing of:

(a)         any environmental claim (not of a frivolous or vexatious nature and other than the potential claims already disclosed to the Lenders) against it or any other member of the Group which is current, pending or (to the best of its knowledge and belief, after having made due enquiry) threatened in writing; and

(b)         any facts or circumstances which are reasonably likely to result in any environmental claim (not of a frivolous or vexatious nature and other than the potential claims already disclosed to the Lenders) being commenced or threatened in writing against it, where the claim, is reasonably likely to be adversely determined and, if so determined, has or would reasonably be expected to have a Material Adverse Effect.

23.5      Environmental information and undertakings

(a)        The Company shall, promptly upon becoming aware of the same, inform the Agent in writing of any change to the environmental condition of:

(i)         any mine that it owns, operates or holds a 50% or more beneficial or legal interest in from time to time; and

(ii)        its contiguous properties,

which has or would reasonably be expected to have a Material Adverse Effect.

(b)         The Company shall not change the use of the properties on which any mine that it owns, operates or holds a 50% or more beneficial or legal interest in such that the change would increase the risk of release of hazardous substances or cause environmental contamination that exceeds regulatory limitations to an extent which has or would be reasonably expected to have a Material Adverse Effect.

23.6      Anti-corruption law and Sanctions

(a)         It and its Subsidiaries will conduct their businesses in compliance with applicable anti-corruption and anti-money laundering laws and regulations and have instituted and will maintain and enforce policies and procedures designed to promote and achieve compliance with such laws and regulations.

(b)         No Restricted Company will directly or indirectly, use all or any of the proceeds of the Facilities or lend, contribute, or otherwise make available such proceeds in violation of the Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or any other applicable anti-corruption or anti-money laundering laws or regulations.

(c)         None of the Company or any of its Subsidiaries or any of their directors:

(i)         is a Person that is, or is owned or controlled by Persons that are, the subject of any Sanctions; or

(ii)        is located, organised or resident in a country or territory that is, or whose government is, the subject of Sanctions, including, without limitation, Crimea, Cuba, Iran, North Korea, Sudan and Syria.

(d)         No Restricted Company will directly or indirectly use the proceeds of the Facilities, or lend, contribute or otherwise make available all or any part of the proceeds of the Facilities, to or for the benefit of, any Person:

(i)         for the purpose of financing any activities or business of or other transactions with or investments in:

(A)        any Person that is, or is owned or controlled by Persons that are, the subject of Sanctions; or

(B)        any Person that is located, organised or resident in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, including, without limitation, Crimea, Cuba, Iran, North Korea, Sudan and Syria); or

(ii)        in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as underwriter, advisor, investor or otherwise).

(e)         No Restricted Company will fund all or part of any payment in connection with a Finance Document out of proceeds derived from any action which is in breach of any Sanctions.

23.7      Taxation

(a)         Subject to paragraph (b) below, each Restricted Company will duly and punctually pay and discharge all taxes imposed upon it or its assets within the time period allowed without incurring penalties save where:

(i)         payment is being contested in good faith;

(ii)        adequate reserves are being maintained for those taxes; and

(iii)       payment can be lawfully withheld.

(b)        This Clause 23.7 (Taxation) shall not apply where the aggregate amount of taxes referred to in paragraph (a) above which remains unpaid is less than US$15,000,000 (or its equivalent in another currency or currencies) in any Financial Year.

23.8      JSE Listing

(a)         The entire issued share capital of the Company shall remain listed on the JSE.

(b)         The Company shall comply in all material respects with the JSE Listing Requirements applicable to it.

23.9      Restrictions on disposals

No Restricted Company shall enter into a single transaction or series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset except for a Permitted Disposal.

23.10      Restrictions on merger

No Obligor shall enter into any amalgamation, demerger, merger or corporate reconstruction (as defined in the Companies Act) except for:

(a)         the Acquisition;

(b)         any solvent amalgamation, demerger, merger or corporate reconstruction of, or between, members of the Group and where such transaction involves an Obligor merging with another entity provided that:

(i)         the Finance Documents are preserved as binding upon the surviving entity as a Borrower and/or Guarantor as applicable in place of the merged Obligor;

(ii)        the surviving entity is a member of the Group;

(iii)       the surviving entity is incorporated in the same jurisdiction as the merged Obligor; and

(iv)        such transaction will not have a Material Adverse Effect; or

(c)         any amalgamation, demerger, merger or corporate reconstruction concluded with the prior written consent of the Majority Lenders.

23.11    No change of business

Each Obligor shall ensure that no substantial change is made to the general nature of the business of the Group being that of a mining business.

23.12    Restriction on acquisitions

No member of the Group shall acquire any company or shares or securities or a business, assets or undertaking, other than:

(a)         pursuant to a Permitted Acquisition; or

(b)         with the prior written consent of the Majority Lenders.

23.13    Pari passu ranking

Each Obligor will ensure that at all times the claims of the Finance Parties against it under the Finance Documents to which it is a party, rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors save those whose claims are preferred by any bankruptcy, insolvency, liquidation or other similar laws of general application in its jurisdiction of incorporation.

23.14    Negative pledge

No Restricted Company shall create or permit to subsist any Encumbrance or Quasi-Encumbrance over any of its assets other than for a Permitted Encumbrance.

23.15    Arm’s length basis dealings

(a)         Except as permitted by paragraph (b) below, no Restricted Company shall enter into any transaction with any person except on arm’s length terms and for full market value.

(b)         The following transactions shall not be a breach of paragraph (a) above:

(i)         intra-Group loans which constitute Permitted Financial Indebtedness;

(ii)        any transactions required to be entered into by the Company to ensure a certain black economic empowerment rating necessary for its business where:

(A)         it is not possible to enter into such transaction on an arm’s length basis; and

(B)         failure to enter in such transaction would result in a Material Adverse Effect; and

(iii)       fees, costs and expenses payable under (or in respect of) the Transaction Documents in the amounts set out in the Transaction Documents or the Funds Flow Statement delivered to the Agent or as otherwise agreed by the Agent.

23.16    Restriction on Financial Indebtedness

No member of the Group (other than a Project Finance Subsidiary) shall incur, create or permit to subsist or have outstanding any Financial Indebtedness other than Permitted Financial Indebtedness.

23.17    Insurance

Each Restricted Company will maintain insurances on and in relation to its business, properties and assets with reputable underwriters or insurance companies against those risks and to the extent as is usual for companies carrying on the same or substantially similar business.

23.18    Access

If a Default is continuing or the Agent reasonably suspects a Default is continuing, each Restricted Company shall, and the Company shall ensure that each member of the Group will, permit the Agent and/or accountants or other professional advisers and contractors of the Agent free access at all reasonable times and on reasonable notice at the risk and cost of the Restricted Company or the Company to:

(a)         the premises, assets, books, accounts and records of each member of the Group; and

(b)         meet and discuss matters with senior management.

23.19    Intellectual property

Each Restricted Company shall maintain its intellectual property where a failure to do so has or would reasonably be expected to have a Material Adverse Effect.

23.20    Guarantors

(a)         Subject to paragraph (c) below, the Company shall ensure that on each Measurement Date:

(i)         the aggregate EBITDA of the Guarantors for the Measurement Period ending on that Measurement Date; and

(ii)        the aggregate gross assets of the Guarantors on that Measurement Date;

(in each case calculated on an unconsolidated basis and excluding all intra-Group items and investments in Subsidiaries of any member of the Group) represents not less than 85% of the Consolidated EBITDA and 80% of the consolidated gross assets (excluding goodwill) of the Group respectively (the Guarantor Threshold Test).

(b)         For purposes of the Guarantor Threshold Test, the term “Group” shall exclude Project Finance Subsidiaries.

(c)         If on any Measurement Date the Guarantor Threshold Test has not been met and at such time all EBITDA contributing wholly-owned Subsidiaries of the Company are or have become Guarantors, then the Company shall use all reasonable endeavours to procure that such number of non-wholly-owned Subsidiaries as is required to meet the Guarantor Threshold Test, within 30 days from date on which the Compliance Certificate showing that the Guarantor Threshold Test has not been met is delivered, accede as Additional Guarantors in accordance with the procedure set out in Clause 26.4 below.  If having used such reasonable endeavours, the Company is unable to procure that such non wholly-owned Subsidiaries become Guarantors at the end of the 30-day period, failure to satisfy the Guarantor Threshold Test shall not constitute an Event of Default.

23.21    Acquisition Documents

(a)         The Company shall procure that all amounts payable for the account of the Target Shareholders under the Acquisition Documents are paid in accordance with the Acquisition Documents as and when they become due (except to the extent that any such amounts are being contested in good faith by a member of the Group and where adequate reserves are set aside for any such payment).

(b)        The Company shall (and the Company shall procure that each relevant member of the Group will) take all reasonable and practical steps to preserve and enforce its rights (or the rights of any other member of the Group) and pursue any claims and remedies arising under any Acquisition Documents.

23.22    Conditions subsequent

(a)         The Company shall ensure that Completion occurs no later than one Business Day after the first Utilisation Date.

(b)         The Company will confirm within one Business Day of the first Utilisation Date whether Completion has occurred.

(c)        The Company shall procure that (to the extent the Target does not merge with another Obligor pursuant to the terms of the Acquisition Documents), within 30 days after the Closing Date, the Target becomes an Additional Guarantor.

(d)        The Company shall provide to the Agent, by no later than the date falling 45 Business Days after the Closing Date, evidence in form and substance satisfactory to the Agent that:

(i)         the Convertible Bonds have been redeemed in full (to the extent practicable); and

(ii)        any related Security, Encumbrance or guarantee in respect of the Convertible Bonds has been released in full (to the extent practicable).

(e)        The Company shall procure that with effect from the Closing Date the Target is, and will remain, a wholly-owned Subsidiary of the Company.

(f)        The Company shall, within ten Business Days of the passing of the Shareholder Resolutions by the required percentage of the shareholders of the Company, launch a rights issue (or obtain underwriting commitments) in respect of at least US$750,000,000 of new equity, and take all necessary steps open to it to complete the raising of that new equity as soon as practicable.

23.23    US Regulations

(a)         No Obligor shall:

(i)         extend credit for the purpose, directly or indirectly, of buying or carrying Margin Stock; or

(ii)        use any Loan, directly or indirectly, to buy or carry Margin Stock or for any other purpose in violation of the Margin Regulations.

(b)        With respect to any Plan (other than a Multiemployer Plan), no Reportable Event has occurred or is reasonably expected to occur where such event, individually or in the aggregate, would have a Material Adverse Effect.

(c)         Each Plan (other than a Multiemployer Plan) complies in form and operation with ERISA, the Code and all other applicable laws and regulations except where failure to do so would not reasonably be likely to have a Material Adverse Effect.

(d)         Each Obligor shall promptly and in any event within fifteen (15) days upon becoming aware of it notify the Agent of any Reportable Event.

24.        EVENTS OF DEFAULT

Each of the events or circumstances set out in Clause 24 is an Event of Default (save for Clause 24.18 (Acceleration) and Clause 24.19 (Clean-Up Period)).

24.1      Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

(a)         its failure to pay is caused by:

(i)         administrative or technical error; or

(ii)        a Disruption Event; and

(b)         payment is made within 5 Business Days of its due date.

24.2      Financial covenants

Any requirement of Clause 22 (Financial Covenant) is not satisfied or there is a breach of the undertakings given in Clause 21 (Information Undertakings).

24.3      Other obligations

(a)         An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 24.1 (Non-payment) and in Clause 24.2 (Financial covenants)).

(b)         No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within ten Business Days of the earlier of:

(i)         the Agent giving notice to the Company; and

(ii)        the Obligor becoming aware of the failure to comply.

24.4      Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in relation to the Finance Documents or any other document or statement delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made, provided that:

(a)         if it is capable of remedy, no Event of Default will occur if the same is remedied within ten Business Days from the earlier of:

(i)         the Agent giving notice to the Company; and

(ii)        any Obligor becoming aware of such incorrect or misleading representation or statement; or

(b)         if the representation or statement relates to Taxes and the amount of such Taxes is equal to or less than an amount of US$15,000,000 (or its equivalent in another currency or currencies), no Event of Default shall occur.

24.5      Cross default

(a)         Any Financial Indebtedness of an Obligor (other than a Project Finance Subsidiary) is not paid when due nor within any originally applicable grace period.

(b)         Any Financial Indebtedness of an Obligor (other than a Project Finance Subsidiary) is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)         Any commitment for any Financial Indebtedness of an Obligor is cancelled or suspended by a creditor of such Obligor as a result of an event of default (however described).

(d)         Any creditor of an Obligor becomes entitled to declare any Financial Indebtedness of that Obligor and payable prior to its specified maturity as a result of an event of default (however described).

(e)         No Event of Default will occur under this Clause 24.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than US$15,000,000 (or its equivalent in another currency or currencies).

24.6      Insolvency

(a)         An Obligor:

(i)         is unable or admits inability to pay its debts as they fall due;

(ii)        suspends making payments on any of its debts; or

(iii)       by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)         The board of directors of an Obligor adopts a resolution declaring the relevant Obligor to be financially distressed (as defined in the Companies Act) or the board of that Obligor has not timeously delivered the written notice required in terms of section 129(7) of the Companies Act.

(c)         A moratorium is declared in respect of any indebtedness of any Obligor.

24.7      Insolvency proceedings

(a)         Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)         the suspension of payments, the commencement of business rescue proceedings (whether by any Obligor or by any other person under section 129 of the Companies Act or pursuant to an application by an “affected person” under section 131 of the Companies Act or by the court during any other proceedings in respect of any member of the Group),  a moratorium of any Financial Indebtedness, liquidation, winding-up, dissolution, administration, judicial management or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any  Obligor;

(ii)        a composition, compromise, assignment (including a general assignment for the benefit of creditors) or arrangement with any creditor of any Obligor;

(iii)       the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager, judicial manager, business rescue practitioner or other similar officer in respect of any Obligor; or

(iv)       enforcement of any Encumbrance over any assets of any Obligor; or

(v)        any analogous procedure or step is taken in any jurisdiction, and any such procedure,

and in each case such procedure or proceedings are not contested in good faith nor discharged within 30 days (or such shorter period provided for contesting such procedure or proceedings under the laws of the relevant jurisdiction).

(b)         A resolution is passed by the board of directors of an Obligor, application is made or an order is applied for or granted, to authorise the entry into or implementation of any business rescue proceedings (or any similar proceedings) in respect of any Obligor or any analogous procedure or step is taken in any jurisdiction.

(c)         Any of the following occurs in respect of a US Debtor or a US Material Company:

(i)         it commences a voluntary case or proceeding under any US Bankruptcy Law; or

(ii)        an involuntary case under any US Bankruptcy Law is commenced against it and is dismissed or stayed within 60 days after commencement of the case; or

(iii)       an order for relief or other order approving any case or proceeding is entered under any US Bankruptcy Law.

24.8      Creditors’ process

Any attachment, sequestration, distress or execution that affects a material part of the assets or revenues of an Obligor occurs and is not discharged within 21 days of such event occurring.

24.9      Unlawfulness and invalidity

(a)         It is or becomes unlawful in any applicable jurisdiction for an Obligor to perform any of its obligations under the Finance Documents.

(b)         Any Finance Document ceases to be in full force and effect.

(c)         Any obligation or obligations of any Obligor under any Finance Documents are not or cease to be legal, valid, binding or enforceable obligations subject to Legal Reservations.

24.10    Failure to comply with final judgment

(a)         Any Restricted Company fails within 5 Business Days of the due date to comply with or pay any sum due from it under any material final judgment or any final order (being a judgment or order which is not subject to any rescission or appeal and/or capable of being subject to any such rescission or appeal) made or given by any court of competent jurisdiction.

(b)         For purposes of this Clause 24.10 (Failure to comply with final judgment) a “material final judgement” shall be any judgement for the payment of an amount of money in excess of US$15,000,000 (or its equivalent in another currency or currencies).

24.11    Cessation of business

Any Restricted Company suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a part of its business constituting a material part of the Group’s business as whole, provided that, in the case of a Restricted Company (other than an Obligor) such suspension or termination shall only be an Event of Default if such suspension or termination has or would reasonably be expected to have a Material Adverse Effect.

24.12    Audit Qualification

The Company’s auditors qualify the audited annual consolidated financial statements of the Company in any material respect.

24.13    Expropriation

(a)         The management of any Restricted Company is wholly or partially replaced by any governmental authority; or

(b)         all or a majority of the shares of any Restricted Company or a material part of the assets or revenues of any Restricted Company is seized, nationalised, expropriated or compulsorily acquired by any governmental authority, provided that the seizure, nationalisation, expropriation or compulsory acquisition of all or a majority of the shares of any Restricted Company (other than an Obligor) or a material part of the assets or revenues of any Restricted Company (other than an Obligor) shall only constitute an Event of Default if such seizure, nationalisation,  expropriation or compulsory acquisition has or would be reasonably expected to have a Material Adverse Effect.

24.14    Repudiation and rescission of agreements

An Obligor rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document to which it is a party or evidences an intention to rescind or repudiate a Finance Document to which it is a party.

24.15    Litigation

(a)         Any litigation, arbitration, administrative or regulatory proceedings or disputes are commenced or threatened in writing in relation to the Finance Documents or the transactions contemplated in the Finance Documents or against any Restricted Company or its assets which is reasonably likely to be adversely determined and, if so determined, would be reasonably likely to have a Material Adverse Effect.

(b)         This will not apply in respect of any litigation, arbitration, administrative or regulatory proceedings that are disclosed in the Financial Statements of the Company delivered to the Agent as a condition precedent before the date of this Agreement.

24.16    Material adverse change

Any event or circumstance occurs which has or is reasonably likely to have a Material Adverse Effect.

24.17    Loss of Mining Rights

Any loss of a mining right for any reason whatsoever that affects any material part of the assets or revenues of the Group as a whole is not reinstated within 30 days of such loss.

24.18    Acceleration

(a)         On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Company:

(i)         cancel the Total Commitments whereupon they shall immediately be cancelled;

(ii)        declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(iii)       declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders.

(b)         If an Event of Default described in paragraph (c) of Clause 24.7 (Insolvency proceedings) occurs, the US Borrower’s right to borrow under this Agreement shall be automatically cancelled and all amounts outstanding under the Finance Documents and owed by the US Borrower will be immediately and automatically due and payable, without the requirement of notice or any other formality.

24.19    Clean-Up Period

Notwithstanding any other provision of any Finance Document:

(a)         any breach of a Clean-Up Representation or a Clean-Up Undertaking; or

(b)         any Default constituting a Clean-Up Default,

will be deemed not to be a breach of representation or warranty, a breach of covenant or a Default (as the case may be) if:

(i)         it would have been (if it were not for this provision) a breach of representation or warranty, a breach of covenant or a Default only by reason of circumstances relating exclusively to any member of the Target Group (or any obligation to procure or ensure in relation to a member of the Target Group);

(ii)        it is capable of remedy and reasonable steps are being taken to remedy it;

(iii)       the circumstances giving rise to it have not been procured by or approved by the Company or any other Obligor; and

(iv)        it is not reasonably likely to have a Material Adverse Effect.

If the relevant circumstances are continuing on or after the Clean-Up Date, there shall be a breach of representation or warranty, breach of covenant or Default, as the case may be notwithstanding the above (and without prejudice to the rights and remedies of the Finance Parties).

25.        CHANGES TO THE LENDERS

25.1      Assignments and transfers by the Lenders

(a)         Subject to this Clause 25 (Changes to the Lenders), a Lender (the Existing Lender) may:

(i)         assign any of its rights; and/or

(ii)        transfer by novation any of its rights and obligations,

under the Finance Documents to:

(A)       any Affiliate or any other Lender; or

(B)       any other bank or financial institution or to a trust, fund or other entity which is (i) regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets; and (ii) a US Qualifying Lender,

(each being a New Lender).

(b)         No member of the Group is permitted to take:

(i)         an assignment any of any Lender’s rights; or

(ii)        a transfer by novation of any Lender’s rights and obligations,

under the Finance Documents.

25.2      Conditions of assignment or transfer

(a)         The consent of the Company is required for any assignment or transfer by an Existing Lender to a New Lender before the later of (i) the end of the Certain Funds Period and (ii) the close of primary syndication of the Facilities in accordance with the Syndication Letter, unless:

(A)        the New Lender is named on a list of potential Lenders agreed by the Arranger and the Company on or before the date of this Agreement, or is an Affiliate of such a potential Lender; or

(B)        the New Lender is another Lender or an Affiliate of a Lender; or

(C)        a Major Default is outstanding.

(b)         When the consent of the Company is required under paragraph (a) above, it must not be unreasonably withheld or delayed. The Company will be deemed to have given its consent 5 Business Days after the Existing Lender has requested it unless consent is expressly refused by the Company within that time.

(c)         The consent of the Company is not required for an assignment or transfer by an Existing Lender to a New Lender after the later of (i) the end of the Certain Funds Period and (ii) the close of primary syndication of the Facilities.  However, the Existing Lender shall consult with the Company (for a period not exceeding 5 Business Days) prior to any such assignment or transfer, unless the New Lender is another Lender or an Affiliate of a Lender or an Event of Default is outstanding.

(d)         Any assignment, transfer or novation of part of the rights and/or obligations of a Lender in respect of a Facility must be in a minimum amount of US$5,000,000.

(e)         An assignment will only be effective on:

(i)         receipt by the Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender;

(ii)        performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender; and

(iii)       upon entry of such assignment in the Register.

(f)         A transfer will only be effective if the procedure set out in Clause 25.5 (Procedure for transfer) is complied with.

(g)         If:

(i)         a Lender assigns or transfers any of its rights or obligations under the Finance Documents, or changes its Facility Office or appoints a Substitute Facility Office in accordance with the terms of Clause 25.10 (Substitute Facility Office); and

(ii)        as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender (as the case may

be) acting through its new Facility Office or Substitute Facility Office (as the case may be) under Clause 14 (Tax Gross Up and Indemnities) or Clause 15 (Increased Costs),

then the New Lender or Lender acting through its new Facility Office or Substitute Affiliate Office (as the case may be) is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.  This paragraph (g) shall not apply in respect of an assignment or transfer made in the ordinary course of the primary syndication of the Facilities.

(h)         Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

25.3      Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of US$3,500.

25.4      Limitation of responsibility of Existing Lenders

(a)         Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)         the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)        the financial condition of any Obligor;

(iii)       the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)       the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)         Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)         has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)        will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)         Nothing in any Finance Document obliges an Existing Lender to:

(i)         accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 25 (Changes to the Lenders); or

(ii)        support any losses directly or indirectly incurred by the New Lender by reason of the non‑performance by any Obligor of its obligations under the Finance Documents or otherwise.

25.5      Procedure for transfer

(a)        Subject to the conditions set out in Clause 25.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender and the Agent makes a corresponding entry in the Register.  The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate and record the transfer in the Register.

(b)        The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender and record the transfer in the Register once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)         Subject to Clause 25.9 (Pro rata interest settlement), on the Transfer Date:

(i)         to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the Discharged Rights and Obligations);

(ii)        each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)       the Agent, the Arranger, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been the Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)       the New Lender shall become a Party as a “Lender”.

25.6      Procedure for assignment

(a)         Subject to the conditions set out in Clause 25.2 (Conditions of assignment or transfer) an assignment may be effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender and records the assignment in the Register.  The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement and record the transfer in the Register.

(b)         The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(c)         Subject to Clause 25.9 (Pro rata interest settlement), on the Transfer Date:

(i)         the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents expressed to be the subject of the assignment in the Assignment Agreement;

(ii)        the Existing Lender will be released by each Obligor and the other Finance Parties from the obligations owed by it (the Relevant Obligations) and expressed to be the subject of the release in the Assignment Agreement; and

(iii)       the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.

(d)         Lenders may utilise procedures other than those set out in this Clause 25.6 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with Clause 25.5 (Procedure for transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 25.2 (Conditions of assignment or transfer).

25.7      Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Company

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, an Assignment Agreement or an Increase Confirmation, send to the Company a copy of that Transfer Certificate, Assignment Agreement or Increase Confirmation.

25.8      Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 25.8, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)         any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)         in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)         release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)        require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

25.9      Pro rata interest settlement

(a)         If the Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 25.5 (Procedure for transfer) or any assignment pursuant to Clause 25.6 (Procedure for assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(i)         any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (Accrued Amounts) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six Monthly intervals after the first day of that Interest Period); and

(ii)        the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:

(A)       when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and

(B)       the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 25.9, have been payable to it on that date, but after deduction of the Accrued Amounts.

In this Clause 25.9 references to “Interest Period” shall be construed to include a reference to any other period for accrual of fees.

25.10    Substitute Facility Office for particular Borrowers

(a)         In respect of a Loan or Loans to a particular Borrower (Designated Loans) a Lender (a Designating Lender) may at any time and from time to time designate (by not less than 5 Business Days’ written notice to the Agent) a substitute Facility Office from which it will make Designated Loans (a Substitute Facility Office).

(b)         Any designation by a Designated Lender only becomes effective upon the Agent confirming to the Designating Lender that it agrees to the change.

(c)         The Agent shall, as soon as reasonably practicable after it has received a notice under paragraph (a) above, give the confirmation referred to in paragraph (b) above and notify the Company accordingly.

25.11    The Register

The Agent, acting for these purposes solely as a non-fiduciary agent of the Borrower, will maintain (and make available upon reasonable prior notice at reasonable times for inspection by the Borrower and, in respect of its own Commitments and Loans, each Lender):

(a)         a copy of each notice and written confirmation referred to in Clause 25.2 (Conditions of assignment or transfer), Clause 25.5 (Procedure for transfer) and Clause 25.6 (Procedure for assignment) delivered to and accepted by it; and

(b)         with respect to the Facility, a register for the recordation of, and will record, the names and addresses of the Lenders and the respective amounts of the Commitments and Loans of each Lender from time to time (the Register).

Absent manifest error, the entries in the Register shall be conclusive and binding for all purposes and the Borrower, the Agent and the Lenders shall treat each person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register is intended to cause the extensions of credit to the Borrower under this Agreement to be at all times maintained in "registered form" within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related US Treasury regulations (or any successor provisions of the Code or of such US Treasury regulations) and shall be interpreted and applied in a manner consistent with such intent.

26.        CHANGES TO THE OBLIGORS

26.1      Assignments and transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

26.2      Additional Borrowers

(a)         Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 21.7 (“Know your customer” checks) and subject to the consent of all the Lenders, the Company may request that any of its Subsidiaries becomes an Additional Borrower.  That Subsidiary shall become an Additional Borrower if:

(i)         the Company has nominated the Subsidiary to become an Additional Borrower; and

(ii)        the Subsidiary is:

(A)       approved by the Majority Lenders (if incorporated in the same jurisdiction as an existing Borrower); or

(B)       approved by all the Lenders (if incorporated in any other jurisdiction);

(iii)       the Company delivers to the Agent a duly completed and executed Accession Letter;

(iv)       the Company confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower;

(v)        the Agent has received all of the documents and other evidence listed in Part 3 of Schedule 2 (Conditions Precedent) in relation to that Additional Borrower, each in form and substance satisfactory to the Agent; and

(vi)       the Additional Borrower also becomes an Additional Guarantor in accordance with the procedure set out in Clause 26.4 (Additional Guarantors).

(b)        The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part 3 of Schedule 2 (Conditions Precedent).

(c)        Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (b) above, the Lenders authorise (but do not require) the Agent to give that notification.  The Agent shall not be liable for any cost, loss or liability whatsoever any person incurs as a result of the Agent giving any such notification.

26.3      Resignation of a Borrower

(a)         The Company may request that a Borrower (other than the Company) ceases to be a Borrower by delivering to the Agent a Resignation Letter.

(b)         The Agent shall accept a Resignation Letter and notify the Company and the Lenders promptly of its acceptance if:

(i)         no Default is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case); and

(ii)        the Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents,

whereupon that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents.

26.4      Additional Guarantors

(a)         Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 21.7 (“Know your customer” checks), the Company may request that any of its Subsidiaries become an Additional Guarantor.  That Subsidiary shall become an Additional Guarantor if:

(i)         the Company delivers to the Agent a duly completed and executed Accession Letter; and

(ii)        the Agent has received all of the documents and other evidence listed in Part 3 of Schedule 2 (Conditions Precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent.

(b)        The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part 3 of Schedule 2 (Conditions Precedent).

(c)        Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (b) above, the Lenders authorise (but do not require) the Agent to give that notification.  The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

26.5      Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the Repeating Representations are true and correct in all material respects in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

26.6      Resignation of a Guarantor

(a)        The Company may request that a Guarantor (other than the Company) ceases to be a Guarantor by delivering to the Agent a Resignation Letter.

(b)        The Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if no Default is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case).

27.        ROLE OF THE AGENT, THE ARRANGER AND THE REFERENCE BANKS

27.1      Appointment of the Agent

(a)         Each of the Arranger and the Lenders appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)         Each of the Arranger and the Lenders authorises the Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

27.2      Instructions

(a)         The Agent shall:

(i)         unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:

(A)         all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and

(B)         in all other cases, the Majority Lenders; and

(ii)        not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.

(b)        The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion.  The Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

(c)        Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.

(d)        The Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

(e)        In the absence of instructions, the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

(f)        The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

27.3      Duties of the Agent

(a)         The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

(b)         Subject to paragraph (c) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(c)        Without prejudice to Clause 25.7 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Company) or Clause 25.10 (Substitute Facility Office), paragraph (b) above shall not apply to any Transfer Certificate, any Assignment Agreement or any Increase Confirmation.

(d)        Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(e)        If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(f)         If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Arranger) under this Agreement, it shall promptly notify the other Finance Parties.

(g)        The Agent shall provide to the Company, within five Business Days of a request by the Company (but no more frequently than once per calendar month), a list (which may be in electronic form) setting out the names of the Lenders as at the date of that request, their respective Commitments, the address and fax number (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Finance Documents, the electronic mail address and/or any other information required to enable the transmission of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Agent to that Lender under the Finance Documents.

(h)        The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

27.4      Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

27.5      No fiduciary duties

(a)        Nothing in any Finance Document constitutes the Agent or the Arranger as a trustee or fiduciary of any other person.

(b)        Neither the Agent nor the Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

27.6      Business with the Group

The Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

27.7      Rights and discretions

(a)         The Agent may:

(i)         rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(ii)       assume that:

(A)        any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and

(B)        unless it has received notice of revocation, that those instructions have not been revoked; and

(iii)       rely on a certificate from any person;

(A)       as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)       to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)         The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)         no Default has occurred (unless it has actual knowledge of a Default arising under Clause 24.1 (Non-payment));

(ii)        any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised; and

(iii)       any notice or request made by the Company (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)        The Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

(d)        Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be necessary.

(e)        The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)        The Agent may act in relation to the Finance Documents through its officers, employees and agents.

(g)        Unless a Finance Document expressly provides otherwise the Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(h)        Without prejudice to the generality of paragraph (g) above, the Agent:

(i)         may disclose; and

(ii)        on the written request of the Company or the Majority Lenders shall, as soon as reasonably practicable, disclose,

the identity of a Defaulting Lender to the Company and to the other Finance Parties.

(i)         Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arranger is obliged to do or omit to do anything if it would, or might in its reasonable  opinion, constitute a breach of any applicable law or regulation (including but not limited to any United States federal or state law or regulation or English law or regulation) or a breach of a fiduciary duty or duty of confidentiality, and the Agent and the Arranger may, without liability, do anything which is, in its reasonable opinion, necessary to comply with any such law or regulation.

(j)         Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

27.8      Responsibility for documentation

Neither the Agent nor the Arranger is responsible or liable for:

(a)         the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Agent, the Arranger, an Obligor or any other person in or in connection with any Finance Document or the Information Package or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or

(b)         the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or

(c)         any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

27.9      No duty to monitor

The Agent shall not be bound to monitor or enquire as to:

(a)         whether or not any Default has occurred;

(b)         as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)         whether any other event specified in any Finance Document has occurred.

27.10   Exclusion of liability

(a)        Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent), the Agent will not be liable for:

(i)         any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct;

(ii)        exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document, other than by reason of its gross negligence or wilful misconduct; or

(iii)       without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation, for negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of:

(A)         any act, event or circumstance not reasonably within its control; or

(B)         the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs,  losses, diminution in value or liability arising as a result of nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)         No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause subject to Clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

(c)         The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)         Nothing in this Agreement shall oblige the Agent or the Arranger to carry out:

(i)         any “know your customer” or other checks in relation to any person; or

(ii)        any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender,

on behalf of any Lender and each Lender confirms to the Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arranger.

(e)        Without prejudice to any provision of any Finance Document excluding or limiting the Agent’s liability, any liability of the Agent arising under or in connection with any Finance Document shall be limited to the amount of actual loss which has been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss.  In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.

27.11    Lenders’ indemnity to the Agent

Without limiting the liability of any Obligor under the Finance Documents, each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 30.11 (Disruption to payment systems, etc), notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

27.12    Resignation of the Agent

(a)         The Agent may resign and appoint one of its Affiliates as successor by giving notice to the Lenders and the Company.

(b)         Alternatively, the Agent may resign by giving 30 days’ notice to the Lenders and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Agent.

(c)         If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Agent (after consultation with the Company) may appoint a successor Agent.

(d)         If the Agent wishes to resign because it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under paragraph (c) above, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this Clause 27 and any other term of this Agreement dealing with the rights or obligations of the Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Agent’s normal fee rates and those amendments will bind the Parties.

(e)         The retiring Agent shall make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.  The Company shall, within three Business Days of demand, reimburse the retiring Agent for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.

(f)         The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(g)         Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (e) above) but shall remain entitled to the benefit of Clause 16.3 (Indemnity to the Agent) and this Clause 27 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).  Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(h)         The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which is three Months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)         the Agent fails to respond to a request under Clause 14.8 (FATCA Information) and the Company or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)        the information supplied by the Agent pursuant to Clause 14.8 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)       the Agent notifies the Company and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) the Company or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the Company or that Lender, by notice to the Agent, requires it to resign.

27.13    Replacement of the Agent

(a)         After consultation with the Company, the Majority Lenders may, by giving 30 days’ notice to the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent by appointing a successor Agent.

(b)        The retiring Agent shall (at its own cost if it is an Impaired Agent, and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(c)        The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent.  As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) above) but shall remain entitled to the benefit of Clause 16.3 (Indemnity to the Agent) and this Clause 27 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(d)        Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

27.14    Confidentiality

(a)         In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)         If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

(c)         Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arranger is obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty.

27.15    Relationship with the Lenders

(a)         Subject to Clause 25.9 (Pro rata interest settlement), the Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)         entitled to or liable for any payment due under any Finance Document on that day; and

(ii)        entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)         Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents.  Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 32.6 (Electronic communication) electronic mail address and/or any other information required to enable the transmission of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address (or such other information), department and officer by that Lender for the purposes of Clause 32.2 (Addresses) and paragraph (a)(ii) of Clause 32.6 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

27.16    Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)         the financial condition, status and nature of each member of the Group;

(b)         the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)         whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)         the adequacy, accuracy or completeness of the Information Package and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

27.17    Agent’s management time

Any amount payable to the Agent under Clause 16.3 (Indemnity to the Agent), Clause 18 (Costs and Expenses) and Clause 27.11 (Lenders’ indemnity to the Agent) shall include the cost of utilising the Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Company and the Lenders, and is in addition to any fee paid or payable to the Agent under Clause 13 (Fees).

27.18    Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed.  For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

27.19    Miscellaneous

(a)        The Agent is authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority. Nothing in this Agreement shall require the Agent to carry on an activity of the kind specified by any provision of Part II (other than article 5 (accepting deposits)) of the Financial Services and Markets Act 2000 (Regulated Activities) Order 2001 or to lend money to any Borrower in its capacity as Agent.

(b)        The Agent shall be entitled to deal with money paid to it by any person for the purposes of this Agreement in the same manner as other money paid to a banker by its customers except that it shall not be liable to account to any person for any interest or other amounts in respect of the money.

(c)        The fees, commissions and expenses payable to the Agent for services rendered and the performance of its obligations under this Agreement shall not be abated by any remuneration or other amounts or profits receivable by the Agent (or by any of its associates) in connection with any transaction effected by the Agent with or for the Lenders or any Obligors.

(d)        Any indemnity given by a Party under or in connection with this Agreement in favour of the Agent is a continuing obligation, independent of that Party's other obligations under or in connection with this Agreement and survives after this Agreement is terminated. It is not necessary for a person to pay any amount or incur any expense before enforcing an indemnity under or in connection with this Agreement.

27.20    Role of Reference Banks

(a)         No Reference Bank is under any obligation to provide a quotation or any other information to the Agent.

(b)         No Reference Bank will be liable for any action taken by it under or in connection with any Finance Document, or for any Reference Bank Quotation, unless directly caused by its gross negligence or wilful misconduct.

(c)         No Party (other than the relevant Reference Bank) may take any proceedings against any officer, employee or agent of any Reference Bank in respect of any claim it might have against that Reference Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document, or to any Reference Bank Quotation, and any officer, employee or agent of each Reference Bank may rely on this Clause 27.20 subject to Clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

27.21    Third party Reference Banks

A Reference Bank which is not a Party may rely on Clause 27.20 (Role of Reference Banks), Clause 36.3 (Other exceptions) and Clause 38 (Confidentiality of Funding Rates and Reference Bank Quotations) subject to Clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

28.        CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)        interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)        oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)        oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

29.        SHARING AMONG THE FINANCE PARTIES

29.1      Payments to Finance Parties

If a Finance Party (a Recovering Finance Party) receives or recovers any amount from an Obligor other than in accordance with Clause 30 (Payment Mechanics) (a Recovered Amount) and applies that amount to a payment due under the Finance Documents, then:

(a)        the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Agent;

(b)        the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 30 (Payment Mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)        the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the Sharing Payment) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 30.6 (Partial payments).

29.2      Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the Sharing Finance Parties) in accordance with Clause 30.6 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

29.3      Recovering Finance Party’s rights

On a distribution by the Agent under Clause 29.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

29.4      Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)         each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the Redistributed Amount); and

(b)         as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

29.5      Exceptions

(a)        This Clause 29 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)        A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)         it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)        that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

30.        PAYMENT MECHANICS

30.1      Payments to the Agent

(a)         On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)         Payment shall be made to such account in the principal financial centre of the country of that currency and with such bank as the Agent, in each case, specifies.

30.2      Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 30.3 (Distributions to an Obligor) and Clause 30.4 (Clawback and pre-funding) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank specified by that Party in the principal financial centre of the country of that currency.

30.3      Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 31 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

30.4      Clawback and pre-funding

(a)         Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)         Unless paragraph (c) below applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

(c)         If the Agent is willing to make available amounts for the account of a Borrower before receiving funds from the Lenders then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to a Borrower:

(i)         the Agent shall notify the Company of that Lender’s identity and the Borrower to whom that sum was made available shall on demand refund it to the Agent; and

(ii)        the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower to whom that sum was made available, shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

30.5      Impaired Agent

(a)         If, at any time, the Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 30.1 (Payments to the Agent) may instead either:

(i)         pay that amount direct to the required recipient(s); or

(ii)        if in its absolute discretion it considers that it is not reasonably practicable to pay that amount direct to the required recipient(s), pay that amount or the relevant part of that amount to an interest-bearing account held with an Acceptable Bank within the meaning of the definition of “Acceptable Bank” and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment (the “Paying Party”) and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents (the “Recipient Party” or “Recipient Parties”).

In each case such payments must be made on the due date for payment under the Finance Documents.

(b)         All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the Recipient Party or the Recipient Parties pro rata to their respective entitlements.

(c)         A Party which has made a payment in accordance with this Clause 30.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)         Promptly upon the appointment of a successor Agent in accordance with  Clause 27.13 (Replacement of the Agent), each Paying Party shall (other than to the extent that that Party has given an instruction pursuant to paragraph (e) below) give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution to the relevant Recipient Party or Recipient Parties in accordance with Clause 30.2 (Distributions by the Agent).

(e)         A Paying Party shall, promptly upon request by a Recipient Party and to the extent:

(i)         that it has not given an instruction pursuant to paragraph (d) above; and

(ii)        that it has been provided with the necessary information by that Recipient Party,

give all requisite instructions to the bank with whom the trust account is held to transfer the relevant amount (together with any accrued interest) to that Recipient Party.

30.6      Partial payments

(a)         If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)         first, in or towards payment pro rata of any unpaid amount owing to the Agent under the Finance Documents;

(ii)        secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)       thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)       fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)        The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)        Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

30.7      No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

30.8      Business Days

(a)         Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)         During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

30.9      Currency of account

(a)         Subject to paragraphs (b) and (c) below, dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)         Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c)         Any amount expressed to be payable in a currency other than dollars shall be paid in that other currency.

30.10    Change of currency

(a)         Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)         any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Company); and

(ii)        any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)         If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Market and otherwise to reflect the change in currency.

30.11    Disruption to payment systems, etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Company that a Disruption Event has occurred:

(a)         the Agent may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of the Facilities as the Agent may deem necessary in the circumstances;

(b)         the Agent shall not be obliged to consult with the Company in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)         the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)         any such changes agreed upon by the Agent and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 36 (Amendments and Waivers);

(e)         the Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 30.11; and

(f)         the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

31.        SET-OFF

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation.  If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

32.        NOTICES

32.1      Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

32.2      Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)         in the case of the Company (as Obligors’ Agent):

Corporate Office

Libanon Business Park

1 Hospital Road

Libanon

Westonaria

1780

South Africa

Attention Mr Charl Keyter

Fax No. (011) 278 9863

Email: charl.keyter@sibanyegold.co.za

(b)         in the case of each Lender or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)         in the case of the Agent:

5th Floor, Citigroup Centre,

Canary Wharf,

London, E14 5LB

Attention: Loans Agency

Fax No.: 0044 207 492 3980

or any substitute address or fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

32.3      Delivery

(a)         Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)         if by way of fax, when received in legible form; or

(ii)        if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Clause 32.2 (Addresses), if addressed to that department or officer.

(b)         Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)         All notices from or to an Obligor shall be sent through the Agent.

(d)         Any communication or document made or delivered to the Company in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

(e)         Any communication or document which becomes effective, in accordance with paragraphs (a) to (d) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

32.4      Notification of address and fax number

Promptly upon changing its address or fax number, the Agent shall notify the other Parties.

32.5      Communication when Agent is Impaired Agent

If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly.  This provision shall not operate after a replacement Agent has been appointed.

32.6      Electronic communication

(a)         Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:

(i)         notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and

(ii)        notify each other of any change to their address or any other such information supplied by them by not less than five Business Days’ notice.

(b)         Any such electronic communication as specified in paragraph (a) above to be made between an Obligor and a Finance Party may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication.

(c)         Any such electronic communication as specified in paragraph (a) above made between any two Parties will be effective only when actually received (or made available) in readable form and in the case of any electronic communication made by a Party to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

(d)         Any electronic communication which becomes effective, in accordance with paragraph (c) above, after 5.00 p.m. in the place in which the Party to whom the relevant communication is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.

(e)         Any reference in a Finance Document to a communication being sent or received shall be construed to include that communication being made available in accordance with this Clause 32.6.

32.7      English language

(a)         Any notice given under or in connection with any Finance Document must be in English.

(b)         All other documents provided under or in connection with any Finance Document must be:

(i)         in English; or

(ii)        if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

33.        CALCULATIONS AND CERTIFICATES

33.1      Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

33.2      Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

33.3      Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Market differs, in accordance with that market practice.

34.        PARTIAL INVALIDITY

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

35.        REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents.  No election to affirm any Finance Document on the part of any Finance Party shall be effective unless it is in writing.  No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy.  The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

36.        AMENDMENTS AND WAIVERS

36.1      Required consents

(a)         Subject to Clause 36.2 (All Lender matters) and Clause 36.3 (Other exceptions), any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Company and any such amendment or waiver will be binding on all Parties.

(b)         The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 36.

36.2      All Lender matters

Subject to Clause 36.4 (Replacement of Screen Rate) an amendment or waiver of any term of any Finance Document that has the effect of changing or which relates to:

(a)         the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(b)         an extension to the date of payment of any amount under the Finance Documents;

(c)         a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(d)         an increase in any Commitment, an extension of the Availability Period or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the Facilities;

(e)         a change to the Borrowers or Guarantors other than in accordance with Clause 26 (Changes to the Obligors);

(f)         any provision which expressly requires the consent of all the Lenders;

(g)         Clause 2.2 (Finance Parties’ rights and obligations), Clause 23.22 (Conditions subsequent), Clause 25 (Changes to the Lenders), Clause 29 (Sharing among the Finance Parties), this Clause 36, Clause 40 (Governing Law) or Clause 41.1 (Jurisdiction); or

(h)         the nature or scope of the guarantee and indemnity granted under Clause 19 (Guarantee and Indemnity),

shall not be made without the prior consent of all the Lenders.

36.3      Other exceptions

An amendment or waiver which relates to the rights or obligations of the Agent, the Arranger or a Reference Bank (each in their capacity as such) may not be effected without the consent of the Agent, the Arranger or that Reference Bank, as the case may be.

36.4      Replacement of Screen Rate

Subject to Clause 36.3 (Other exceptions), if the Screen Rate is not available for dollars, any amendment or waiver which relates to providing for another benchmark rate to apply in relation to dollars in place of that Screen Rate (or which relates to aligning any provision of a Finance Document to the use of that other benchmark rate) may be made with the consent of the Majority Lenders and the Obligors.

36.5      Disenfranchisement of Defaulting Lenders

(a)         For so long as a Defaulting Lender has any Available Commitment, in ascertaining:

(i)         the Majority Lenders; or

(ii)         whether:

(A)       any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments under the relevant Facilities; or

(B)       the agreement of any specified group of Lenders,

has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents,

that Defaulting Lender's Commitments under the relevant Facilities will be reduced by the amount of its Available Commitments under the relevant Facilities and, to the extent that that reduction results in that Defaulting Lender's Total Commitments being zero, that Defaulting Lender shall be deemed not to be a Lender for the purposes of paragraphs (i) and (ii) above.

(b)         For the purposes of this Clause 35.5, the Agent may assume that the following Lenders are Defaulting Lenders:

(i)         any Lender which has notified the Agent that it has become a Defaulting Lender;

(ii)        any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of "Defaulting Lender" has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

36.6      Excluded Commitments

If:

(a)         any Defaulting Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any term of any Finance Document or any vote of Lenders under the terms of this Agreement within 15 Business Days of that request being made; or

(b)         any Lender which is not a Defaulting Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any term of any Finance Document or any other vote of Lenders under the terms of this Agreement within 15 Business Days of that request being made,

(unless the Company and the Agent agree to a longer time period in relation to any request) of that request being made):

(i)         its Commitment(s) shall not be included for the purpose of calculating the Total Commitments under the relevant Facility/ies when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments has been obtained to approve that request; and

(ii)        its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

36.7      Replacement of Lender

(a)         If:

(i)         any Lender becomes a Non-Consenting Lender (as defined in paragraph (d) below);

(ii)        an Obligor becomes obliged to repay any amount in accordance with Clause 7.1 (Illegality) or to pay additional amounts pursuant to Clause 14.2 (Tax gross-up), Clause 14.3 (Tax indemnity) or Clause 15 (Increased Costs) to any Lender; or

(iii)       any Lender ceases to be a US Qualifying Lender,

then the Company may, on ten Business Days' prior written notice to the Agent and such Lender, replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 25 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity (a Replacement Lender) selected by the Company which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 25

(Changes to the Lenders) for a purchase price in cash payable at the time of transfer in an amount equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest (to the extent that the Agent has not given a notification under Clause 25.9 (Pro rata interest settlement), Break Costs and other amounts payable in relation thereto under the Finance Documents. Such transfer shall be deemed (subject to satisfaction of Clause 25.2(e)(ii) (Conditions of assignment or transfer)) to have been completed ten Business Days after the transferee concerned delivers a Transfer Certificate or Assignment Agreement executed by it to the Lender concerned and pays the relevant amount to the Agent.

(b)         The replacement of a Lender pursuant to this Clause 36.7 shall be subject to the following conditions:

(i)         the Company shall have no right to replace the Agent;

(ii)        neither the Agent nor the Lender shall have any obligation to the Company to find a Replacement Lender;

(iii)       in the event of a replacement of a Non-Consenting Lender such replacement must take place no later than 30 days after the date on which that Lender is deemed a Non-Consenting Lender;

(iv)       in no event shall the Lender replaced under this Clause 36.7 be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents; and

(v)        the Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (a) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer.

(c)         A Lender shall perform the checks described in paragraph (b)(v) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Agent and the Company when it is satisfied that it has complied with those checks.

(d)         In the event that:

(i)         the Company or the Agent (at the request of the Company) has requested the Lenders to give a consent in relation to, or to agree to a waiver or amendment of, any provisions of the Finance Documents;

(ii)        the consent, waiver or amendment in question requires the approval of all the Lenders; and

(iii)       the Majority Lenders have consented or agreed to such waiver or amendment,

then any Lender who does not and continues not to consent or agree to such waiver or amendment shall be deemed a Non-Consenting Lender.

36.8      Right of cancellation in relation to a Defaulting Lender

(a)         If any Lender becomes a Defaulting Lender, the Company may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent five Business Days' notice of cancellation of each Available Commitment of that Lender.

(b)         On the notice referred to in paragraph (a) above becoming effective, each Available Commitment of the Defaulting Lender shall immediately be reduced to zero.

(c)         The Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.

36.9      Replacement of a Defaulting Lender

(a)        The Company may, at any time a Lender has become and continues to be a Defaulting Lender, by giving ten Business Days' prior written notice to the Agent and such Lender:

(i)         replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 25 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement;

(ii)        require such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 25 (Changes to the Lenders) all (and not part only) of the undrawn Commitment of the Lender; or

(iii)       require such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 25 (Changes to the Lenders) all (and not part only) of its rights and obligations in respect of the Facilities, to a Replacement Lender selected by the Company, which confirms its willingness to assume and does assume all the obligations, or all the relevant obligations, of the transferring Lender in accordance with Clause 25 (Changes to the Lenders) for a purchase price in cash payable at the time of transfer which is either:

(A)        in an amount equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest (to the extent that the Agent has not given a notification under Clause 25.9 (Pro rata interest settlement), Break Costs and other amounts payable in relation thereto under the Finance Documents; or

(B)        in an amount agreed between that Defaulting Lender, the Replacement Lender and the Company and which does not exceed the amount described in paragraph (A) above.

(b)        Such transfer shall be deemed (subject to satisfaction of Clause 25.2(e)(ii) (Conditions of assignment or transfer) to have been completed ten Business Days after the transferee concerned delivers a Transfer Certificate or Assignment Agreement executed by it to the Lender concerned and pays the relevant amount to the Agent.

(c)        Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause 36.9 shall be subject to the following conditions:

(i)         the Company shall have no right to replace the Agent;

(ii)        neither the Agent nor the Defaulting Lender shall have any obligation to the Company to find a Replacement Lender;

(iii)       the transfer must take place no later than ten Business Days after the notice referred to in paragraph (a) above;

(iv)       in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents; and

(v)        the Defaulting Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (a) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer to the Replacement Lender.

(d)        The Defaulting Lender shall perform the checks described in paragraph (c)(v) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Agent and the Company when it is satisfied that it has complied with those checks.

37.        CONFIDENTIAL INFORMATION

37.1      Confidentiality

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 37.2 (Disclosure of Confidential Information) and Clause 37.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

37.2      Disclosure of Confidential Information

Any Finance Party may disclose:

(a)         to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)         to any person:

(i)         to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent and, in each case, to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(ii)        with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(iii)       appointed by any Finance Party or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (b) of Clause 27.15 (Relationship with the Lenders));

(iv)       who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(v)        to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)       to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)      to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 25.8 (Security over Lenders’ rights);

(viii)     who is a Party; or

(ix)       with the consent of the Company;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)        in relation to paragraphs (b)(i), (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)        in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information; and

(C)        in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(c)         to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Company and the relevant Finance Party; and

(d)        to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

37.3      Disclosure to numbering service providers

(a)         Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facilities and/or one or more Obligors the following information:

(i)         names of Obligors;

(ii)        country of domicile of Obligors;

(iii)       place of incorporation of Obligors;

(iv)       the date of this Agreement;

(v)        Clause 40 (Governing Law);

(vi)       the names of the Agent and the Arranger;

(vii)      date of each amendment and restatement of this Agreement;

(viii)     amounts of, and names of, the Facilities (and any tranches);

(ix)       amount of Total Commitments;

(x)        currency of the Facilities;

(xi)       type of the Facilities;

(xii)      ranking of the Facilities;

(xiii)    Termination Date;

(xiv)     changes to any of the information previously supplied pursuant to paragraphs (i) to (xiii) above; and

(xv)      such other information agreed between such Finance Party and the Company,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)        The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facilities and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)        The Company represents that none of the information set out in paragraphs (i) to (xv) of paragraph (a) above is, nor will at any time be, unpublished price-sensitive information.

(d)        The Agent shall notify the Company and the other Finance Parties of:

(i)         the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facilities and/or one or more Obligors; and

(ii)         the number or, as the case may be, numbers assigned to this Agreement, the Facilities and/or one or more Obligors by such numbering service provider.

37.4      Entire agreement

This Clause 37 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

37.5      Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

37.6      Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Company:

(a)         of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 37.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)         upon becoming aware that Confidential Information has been disclosed in breach of this Clause 37.

37.7      Continuing obligations

The obligations in this Clause 37 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of 12 Months from the earlier of:

(a)         the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)         the date on which such Finance Party otherwise ceases to be a Finance Party.

38.        CONFIDENTIALITY OF FUNDING RATES AND REFERENCE BANK QUOTATIONS

38.1      Confidentiality and disclosure

(a)         The Agent and each Obligor agree to keep each Funding Rate (and, in the case of the Agent, each Reference Bank Quotation) confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b),(c) and (d) below.

(b)         The Agent may disclose:

(i)         any Funding Rate (but not, for the avoidance of doubt, any Reference Bank Quotation) to the relevant Borrower pursuant to Clause 10.5 (Notification of rates of interest); and

(ii)        any Funding Rate or any Reference Bank Quotation to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Agent and the relevant Lender or Reference Bank, as the case may be.

(c)        The Agent may disclose any Funding Rate or any Reference Bank Quotation, and each Obligor may disclose any Funding Rate, to:

(i)         any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate or Reference Bank Quotation is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or Reference Bank Quotation or is otherwise bound by requirements of confidentiality in relation to it;

(ii)        any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;

(iii)       any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and

(iv)       any person with the consent of the relevant Lender or Reference Bank, as the case may be.

(d)        The Agent's obligations in this Clause 38 relating to Reference Bank Quotations are without prejudice to its obligations to make notifications under Clause 10.5 (Notification of rates of interest) provided that (other than pursuant to paragraph (b)(i) above) the Agent shall not include the details of any individual Reference Bank Quotation as part of any such notification.

38.2     Related obligations

(a)        The Agent and each Obligor acknowledge that each Funding Rate (and, in the case of the Agent, each Reference Bank Quotation) is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Agent and each Obligor undertake not to use any Funding Rate or, in the case of the Agent, any Reference Bank Quotation for any unlawful purpose.

(b)        The Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender or Reference Bank, as the case may be:

(i)         of the circumstances of any disclosure made pursuant to paragraph (c)(ii) of Clause 38.1 (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)        upon becoming aware that any information has been disclosed in breach of this Clause 38.

38.3      No Event of Default

No Event of Default will occur under Clause 24.3 (Other obligations) by reason only of an Obligor’s failure to comply with this Clause 38.

39.        COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

40.        GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

41.        ENFORCEMENT

41.1      Jurisdiction

(a)         The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a Dispute).

(b)         The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)         This Clause 41.1 is for the benefit of the Finance Parties only.  As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction.  To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

41.2      Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor:

(a)         irrevocably appoints The Law Debenture Corporation Plc as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(b)         agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

41.3      Waiver of trial by jury

Each party waives any right it may have to a jury trial of any claim or cause of action in connection with any Transaction Document or any transaction contemplated by any Transaction Document.  This Agreement may be filed as a written consent to trial by the court.

41.4      USA PATRIOT ACT

Each Finance Party that is subject to the requirements of the USA Patriot Act hereby notifies each Obligor that, pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Obligors, which information includes the name and address of the Obligors and other information that will allow that Finance Party to identify the Obligors in accordance with the USA Patriot Act.  Each Obligor agrees that it will provide each Finance Party with such information as it may request in order for that Finance Party to satisfy the requirements of the USA Patriot Act.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

Schedule 1

The Original Parties

Part 1

The Original Obligors

Name of Original Borrower	Registration number (or equivalent, if any)
Sibanye Gold Limited	2002/031431/06
Thor Mergco Inc.

Name of Original Guarantor	Registration number (or equivalent, if any)
Sibanye Gold Limited	2002/031431/06
Thor Mergco Inc.
Kroondal Operations (Pty) Ltd	2000/000341/07

Part 2

The Original Lenders

Name of Original Lender	Facility A Commitment (US$)	Facility B Commitment (US$)	Facility C Commitment (US$)
CITIBANK, N.A., LONDON BRANCH	375,000,000	150,000,000	800,000,000
HSBC BANK PLC	375,000,000	150,000,000	800,000,000
Total	750,000,000	300,000,000	1,600,000,000

Schedule 2

Conditions Precedent

Part 1

Conditions Precedent

1.         Original Obligors

(a)        A copy of the constitutional documents of each Original Obligor.

(b)        A copy of a resolution of the board of directors of each Original Obligor:

(i)         approving the terms of, and the transactions contemplated by, the Transaction Documents to which it is a party and resolving that it execute the Transaction Documents to which it is a party;

(ii)        in the case of each Original Guarantor incorporated in South Africa:

(A)       complying with the requirements of section 45(3)(b) and section 45(4) of the Companies Act in connection with any financial assistance to be granted by that Original Guarantor pursuant to section 45(2) of the Companies Act under the Finance Documents to which it is a party; and

(B)       except with respect to the Company, complying with the requirements of section 46 of the Companies Act in connection with any “distribution” (as defined in the Companies Act) that may arise as a result of its entry into the Finance Documents to which it is a party;

(iii)       authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iv)       authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request and Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c)        A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(d)        To the extent required by the Companies Act, any other applicable law or the constitutional documents of an Original Obligor (other than the Company), a copy of a resolution duly passed by the holders of the issued shares of that Original Obligor, approving the terms of, and the transactions contemplated by, the Finance Documents to which that Original Obligor is a party.

(e)         A copy of a special resolution of the shareholders of each Original Guarantor incorporated in South Africa (other than the Company) approving, in accordance with section 45(3)(a)(ii) of the Companies Act, any financial assistance to be granted by that Original Guarantor pursuant to section 45(2) of the Companies Act under the Finance Documents to which it is a party.

(f)         A certificate of the Company (signed by a director) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on any Original Obligor to be exceeded.

(g)         A certificate of an authorised signatory of the relevant Original Obligor certifying that each copy document relating to it specified in this Part 1 of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

(h)        A good standing certificate of Thor Mergco Inc. from its jurisdiction of incorporation or organisation.

(i)         A certificate of the chief financial officer, treasurer or assistant treasurer or, if there is no chief financial officer, treasurer or assistant treasurer, the president of Thor Mergco Inc. certifying as to the solvency of the company after the consummation of the transactions contemplated by the Finance Documents.

2.          Finance Documents

A duly executed original of each of the following Finance Documents:

(a)         this Agreement; and

(b)         each Fee Letter.

3.          Legal opinions

(a)         A legal opinion of Allen & Overy (South Africa) LLP, legal advisers to Arranger and the Agent in England, substantially in the form distributed to the Agent prior to signing this Agreement.

(b)         A legal opinion of Allen & Overy (South Africa) LLP, legal advisers to the Arranger and the Agent in South Africa, substantially in the form distributed to the Agent prior to signing this Agreement.

(c)         A legal opinion of Baker & McKenzie South Africa, legal advisers to the Obligors in South Africa, substantially in the form distributed to the Agent prior to the date of this Agreement.

(d)         A legal opinion of Linklaters LLP, legal advisers to Thor Mergco Inc. in the in the state of New York in the United States, substantially in the form distributed to the Agent prior to the date of this Agreement.

4.          Acquisition

A copy of the Merger Agreement executed by all parties thereto.

5.          Other documents and evidence

(a)         Evidence that any process agent referred to in Clause 41.2 (Service of process), if not an Original Obligor, has accepted its appointment.

(b)         The Original Financial Statements of each Original Obligor (other than Thor Mergco Inc.).

(c)         The Group Structure Chart which shows the Group assuming the Closing Date has occurred.

Part 2

CONDITIONS PRECEDENT TO BE DELIVERED PRIOR TO THE FIRST UTILISATION

1.          Acquisition

(a)         A certificate of the Company setting out details of the reasonably estimated Acquisition Costs.

(b)         A certificate of the Company confirming that, as at the Closing Date:

(i)         the Acquisition Documents contain all of the material terms of the Acquisition;

(ii)        no amendments, variation, novations, supplements, waiver or termination of any Acquisition Documents have been made (without the consent of the Agent), save for amendments or revisions of a minor or technical nature or which would not reasonably be expected to be material and adverse to the Lenders; and

(iii)       to the best of its knowledge, each representation or warranty given under the Merger Agreement by any member of the Group which is a party to the Merger Agreement is true and correct, except for any failure of such representations and warranties to be true and correct that would not, individually or in the aggregate, have a material adverse effect on the ability of Company or Merger Sub to consummate the Merger and pay the Merger Consideration, in each case, as of the date of Closing as though made on and as of such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only) (and in this paragraph, the terms “Closing”, “Merger Sub”, “Merger” and “Merger Consideration” have the meanings given to them in the Merger Agreement).

(c)         Evidence that the Shareholder Resolutions have been passed by the required percentage of the shareholders of the Company.

2.          Accession

Evidence that each of Rand Uranium Proprietary Limited and Sibanye Rustenburg Platinum Mines Proprietary Limited has acceded as an Additional Guarantor in accordance with the procedure set out in Clause 26.4 (Additional Guarantors).

3.          Other documents and evidence

(a)         The Funds Flow Statement in form and substance satisfactory to the Agent (acting reasonably).

(b)         A copy of the SARB Approval in form and substance satisfactory to the Agent (acting reasonably).

(c)         Evidence that the fees, costs and expenses then due from the Company pursuant to Clause 13 (Fees) and Clause 18 (Costs and Expenses) have been paid or will be paid on or by the first Utilisation Date.

Part 3

CONDITIONS PRECEDENT REQUIRED TO BE DELIVERED BY AN ADDITIONAL OBLIGOR

1.          An Accession Letter, duly executed by the Additional Obligor and the Company.

2.          A copy of the constitutional documents of the Additional Obligor.

3.          A copy of a resolution of the board of directors of the Additional Obligor:

(a)         approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute the Accession Letter;

(b)         in the case of an Additional Guarantor incorporated in South Africa and to the extent applicable:

(i)         complying with the requirements of section 45(3)(b) and section 45(4) of the Companies Act in connection with any financial assistance to be granted by that Additional Guarantor pursuant to section 45(2) of the Companies Act under the Finance Documents to which it is a party; and

(ii)        complying with the requirements of section 46 of the Companies Act in connection with any “distribution” (as defined in the Companies Act) that may arise as a result of its entry into the Finance Documents to which it is a party;

(c)         authorising a specified person or persons to execute the Accession Letter on its behalf; and

(d)         authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including, in relation to an Additional Borrower, any Utilisation Request and Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents.

4.          Each Guarantor incorporated in South Africa as at the date on which each Additional Obligor accedes to the Agreement in accordance with Clause 26 (Changes to the Obligors) is required to deliver the following documents to the Agent in a form and substance acceptable to the Agent:

(a)         to the extent applicable, a resolution of the board of directors of such Guarantor:

(i)         complying with the requirements of section 45(3)(b) and section 45(4) of the Companies Act in connection with any financial assistance to be granted by that Guarantor pursuant to section 45(2) of the Companies Act under the Finance Documents to which it is a party; and

(ii)        complying with the requirements of section 46 of the Companies Act in connection with any “distribution” (as defined in the Companies Act) that may arise as a result of its entry into the Finance Documents to which it is a party;

(b)         to the extent required by the Companies Act, any other applicable law or the constitutional documents of the Guarantor, a copy of a resolution duly passed by the holders of the issued shares of that Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which that Guarantor is a party; and

(c)         a copy of a special resolution of the shareholders of each Original Guarantor incorporated in South Africa approving, in accordance with section 45(3)(a)(ii) of the Companies Act, any financial assistance to be granted by that Original Guarantor pursuant to section 45(2) of the Companies Act under the Finance Documents to which it is a party.

5.          A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above.

6.          To the extent required by the Companies Act, any other applicable law or the constitutional documents of an Additional Guarantor, a copy of a resolution duly passed by the holders of the issued shares of that Additional Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which that Additional Guarantor is a party.

7.          If applicable, in the case of an Additional Guarantor incorporated in South Africa, a copy of a special resolution of the shareholders of the Additional Guarantor approving, in accordance with section 45(3)(a)(ii) of the Companies Act, any financial assistance to be granted by the Additional Guarantor pursuant to section 45(2) of the Companies Act under the Finance Documents to which it is a party.

8.          A certificate of the Additional Obligor (signed by a director or any authorized signatory) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded.

9.          A certificate of an authorised signatory of the Additional Obligor certifying that each copy document listed in this Part 3 of Schedule 2 in respect of that Additional Obligor is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

10.        Such documentation and other evidence relating to the Additional Guarantor as is reasonably requested by the Agent (for itself or on behalf of any other Finance Party) in order for the Agent and each other Finance Party to carry out and be satisfied it has complied with all necessary “know your customer” or similar identification procedures under Applicable Laws and regulations pursuant to the transactions contemplated in the Finance Documents.

11.        Other than with respect to Rand Uranium Proprietary Limited and Sibanye Rustenburg Platinum Mines Proprietary Limited, a copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Accession Letter or for the validity and enforceability of any Finance Document.

12.        If available, the latest audited Financial Statements of the Additional Obligor.

13.        The following legal opinions, each addressed to the Agent and the Lenders:

(a)         a legal opinion of the legal advisers to the Agent in England;

(b)         if the Additional Obligor is incorporated in South Africa, a legal opinion of the legal advisers to the Agent in South Africa and a legal opinion of the legal advisors to the Obligor in South Africa; and

(c)         if the Additional Guarantor is incorporated in a jurisdiction other than England or South Africa:

(i)         (if required by the Agent) a legal opinion of the legal advisers to the Agent in the jurisdiction of incorporation of the Additional Guarantor; and

(ii)        a legal opinion of the legal advisers to the Obligors in the jurisdiction of incorporation of the Additional Guarantor.

14.        If the proposed Additional Obligor is incorporated in a jurisdiction other than England and Wales, evidence that the process agent specified in Clause 41.2 (Service of process), if not an Obligor, has accepted its appointment in relation to the proposed Additional Obligor.

15.        If the proposed Additional Obligor is incorporated in or organised under a state of the United States of America or in the District of Columbia:

(a)         a good standing certificate of that Additional Obligor from its jurisdiction of incorporation or organisation, dated not earlier than 5 Business Days prior to the date of the relevant Accession Letter; and

(b)         a certificate of the chief financial officer, treasurer or assistant treasurer or, if there is no chief financial officer, treasurer or assistant treasurer, the president of that Additional Obligor certifying as to the solvency of the company after the consummation of the transactions contemplated by the Finance Documents.

Schedule 3

Requests

Part 1

Utilisation Request

From:         [Borrower] / [Company]

To:             Citibank Europe PLC, UK Branch

Dated:

Dear Sirs

Sibanye Gold Limited – US$2,650,000,000 Bridge Facilities Agreement

dated [•] December 2016 (the Agreement)

1.         We refer to the Agreement.  This is a Utilisation Request.  Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.         We wish to borrow a Loan on the following terms:

Borrower:                                     [•]

Facility:                                        [Facility A]/[Facility B]/[Facility C]

Proposed Utilisation Date:           [•] (or, if that is not a Business Day, the next Business Day)

Currency of Loan:                        dollars

Amount:                                       [•] or, if less, the Available Facility

Interest Period:                             [•]

3.         We confirm that [each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request]/[no Major Default is continuing or would result from the proposed Utilisation].

4.         The proceeds of this Loan should be credited to the following bank account (the Account):

Account Name:	[•]
Bank:	[•]
Account Number:	[•]
Branch:	[•]
Branch Code:	[•]

5.         This Utilisation Request is irrevocable.

Yours faithfully

………………………………………………

authorised signatory for

[name of relevant Borrower / Company]

Part 2

Selection Notice

From:    [Borrower] / [Company]

To:         Citibank Europe PLC, UK Branch

Dated:

Dear Sirs

Sibanye Gold Limited – US$2,650,000,000 Bridge Facilities Agreement

dated [•] December 2016 (the Agreement)

1.         We refer to the Agreement.  This is a Selection Notice.  Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.         We refer to the following Loan[s] under [Facility A]/[Facility B]/[Facility C] with an Interest Period ending on [•].1

3.         [We request that the next Interest Period for the above Loan[s] is [•]].

4.         This Selection Notice is irrevocable.

Yours faithfully

authorised signatory for

[the Company on behalf of]

[name of relevant Borrower]

1                   Insert details of all Loans which have an interest Period ending on the same date.

Schedule 4

Form of Transfer Certificate

To:            Citibank Europe PLC, UK Branch as Agent

From:         [The Existing Lender] (the Existing Lender) and [The New Lender] (the New Lender)

Dated:

Sibanye Gold Limited – US$2,650,000,000 Bridge Facilities Agreement
dated [•] December 2016 (the Agreement)

1.         We refer to the Agreement.  This is a Transfer Certificate.  Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.         We refer to Clause 25.5 (Procedure for transfer):

(a)        The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation, and in accordance with Clause 25.5 (Procedure for transfer), all of the Existing Lender’s rights and obligations under the Agreement and the other Finance Documents which relate to that portion of the Existing Lender’s Commitment and participations in Loans under the Agreement as specified in the Schedule.

(b)        The proposed Transfer Date is [•].

(c)        The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 32.2 (Addresses) are set out in the Schedule.

3.         The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 25.4 (Limitation of responsibility of Existing Lenders).

4.         The New Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is [a Qualifying Lender (other than a Treaty Lender)][a Treaty Lender][not a Qualifying Lender]2.

5.         This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

6.         This Transfer Certificate and any non-contractual obligations arising out of or in connection with it are governed by English law.

7.         This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

2                   Delete if applicable.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]
By:	By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [•].

CITIBANK EUROPE PLC, UK BRANCH

By:

Schedule 5

Form of Assignment Agreement

To:              Citibank Europe PLC, UK Branch as Agent and Sibanye Gold Limited as Company, for and on behalf of each Obligor

From:         [the Existing Lender] (the Existing Lender) and [the New Lender] (the New Lender)

Dated:

Sibanye Gold Limited – US$2,650,000,000 Bridge Facilities Agreement
dated [•] December 2016 (the Agreement)

1.         We refer to the Agreement.  This is an Assignment Agreement.  Terms defined in the Agreement have the same meaning in this Assignment Agreement unless given a different meaning in this Assignment Agreement.

2.         We refer to Clause 25.6 (Procedure for assignment):

(a)        The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Agreement and the other Finance Documents which relate to that portion of the Existing Lender’s Commitment and participations in Loans under the Agreement as specified in the Schedule.

(b)        The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitment and participations in Loans under the Agreement specified in the Schedule.

(c)        The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.

3.         The proposed Transfer Date is [•].

4.         On the Transfer Date the New Lender becomes Party to the Finance Documents as a Lender.

5.         The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 32.2 (Addresses) are set out in the Schedule.

6.         The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 25.4 (Limitation of responsibility of Existing Lenders).

7.         The New Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is [a Qualifying Lender (other than a Treaty Lender)][a Treaty Lender][not a Qualifying Lender]3.

8.         This Assignment Agreement acts as notice to the Agent (on behalf of each Finance Party) and, upon delivery in accordance with Clause 25.7 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Company), to the Company (on behalf of each Obligor) of the assignment referred to in this Assignment Agreement.

9.         This Assignment Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Assignment Agreement.

3                   Delete if applicable.

10.        This Assignment Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

11.        This Assignment Agreement has been entered into on the date stated at the beginning of this Assignment Agreement.

THE SCHEDULE

Rights to be assigned and obligations to be released and undertaken

[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]
By:	By:

This Assignment Agreement is accepted by the Agent and the Transfer Date is confirmed as [•].

Signature of this Assignment Agreement by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to herein, which notice the Agent receives on behalf of each Finance Party.

CITIBANK EUROPE PLC, UK BRANCH

By:

Schedule 6

Form of Accession Letter

To:            Citibank Europe PLC, UK Branch as Agent

From:        [Subsidiary] and Sibanye Gold Limited

Dated:

Dear Sirs

Sibanye Gold Limited – US$2,650,000,000 Bridge Facilities Agreement
dated [•] December 2016 (the Agreement)

1.         We refer to the Agreement.  This is an Accession Letter.  Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.         [Subsidiary] agrees to become an Additional [Borrower]/[Guarantor] and to be bound by the terms of the Agreement as an Additional [Borrower]/[Guarantor] pursuant to Clause [26.2 (Additional Borrowers)]/[Clause 26.4 (Additional Guarantors)] of the Agreement.  [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction].

3.         [The Company confirms that no Default is continuing or would occur as a result of [Subsidiary] becoming an Additional Borrower.]4

4.         [Subsidiary’s] administrative details are as follows:

Address:

Fax No:

Attention:

5.         This Accession Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

[This Accession Letter is entered into by deed.]5

Sibanye Gold Limited         [Subsidiary]

4 For acceding Borrower

5 For acceding Guarantor

Schedule 7

Form of Resignation Letter

To:             Citibank Europe PLC, UK Branch as Agent

From:         [resigning Obligor] and Sibanye Gold Limited

Dated:

Dear Sirs

Sibanye Gold Limited – US$2,650,000,000 Bridge Facilities Agreement
dated [•] December 2016 (the Agreement)

1.         We refer to the Agreement.  This is a Resignation Letter.  Terms defined in the Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.         Pursuant to [Clause 26.3 (Resignation of a Borrower)]/[Clause 26.6 (Resignation of a Guarantor)], we request that [resigning Obligor] be released from its obligations as a [Borrower]/[Guarantor] under the Agreement.

3.         [We confirm that:

(a)         no Default is continuing or would result from the acceptance of this request;

(b)         the Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents.]6

4.         [We confirm that no Default is continuing or would result from the acceptance of this request.]7

5.         This Resignation Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

Sibanye Gold Limited         [Subsidiary]

By:                                       By:

6           For resigning Borrower

7           For resigning Guarantor

Schedule 8

Form of Compliance Certificate

To:             Citibank Europe PLC, UK Branch as Agent

From:         [Company]

Dated:

Dear Sirs

Sibanye Gold Limited – US$2,650,000,000 Bridge Facilities Agreement
dated [•] December 2016 (the Agreement)

1.         We refer to the Agreement.  This is a Compliance Certificate.  Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.         We confirm that:  [Insert details of leverage covenant to be certified]

3.         We confirm that the Margin is [   ]% per annum.

4.         We confirm that the following are Material Companies:

[•].

5.         [We confirm that no Default is continuing.]*

Signed:	……………………………………….	……………………………………….
	Director	Director
	of	of
	Sibanye Gold Limited	Sibanye Gold Limited

[insert applicable certification language]

……………………….

for and on behalf of

Sibanye Gold Limited

*           If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

Schedule 9

Form of Increase Confirmation

To:        Citibank Europe Plc, UK Branch as Agent and Sibanye Gold Limited as Company, for and on behalf of each Obligor

From:    [the Increase Lender] (the Increase Lender)

Dated:

Sibanye Gold Limited – US$2,650,000,000 Bridge Facilities Agreement
dated [•] (the Agreement)

1.         We refer to the Agreement.  This is an Increase Confirmation.  Terms defined in the Agreement have the same meaning in this Increase Confirmation unless given a different meaning in this Increase Confirmation.

2.         We refer to Clause 2.3 (Increase).

3.         The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the Relevant Commitment) as if it was an Original Lender under the Agreement.

4.         The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment is to take effect (the Increase Date) is [•].

5.         On the Increase Date, the Increase Lender becomes party to the Finance Documents as a Lender.

6.         The Facility Office and address, fax number and attention details for notices to the Increase Lender for the purposes of Clause 32.2 (Addresses) are set out in the Schedule.

7.         The Increase Lender expressly acknowledges the limitations on the Lenders’ obligations referred to in paragraph (e) of Clause 2.3 (Increase).

8.         The Increase Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:

(a)         [a Qualifying Lender (other than a Treaty Lender);]

(b)         [a Treaty Lender;]

(c)         [not a Qualifying Lender]8.

9.         This Increase Confirmation may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Increase Confirmation.

10.       This Increase Confirmation and any non-contractual obligations arising out of or in connection with it are governed by English law.

11.       This Increase Confirmation has been entered into on the date stated at the beginning of this Increase Confirmation.

8           Delete as applicable – each Increase Lender is required to confirm which of these three categories it falls within.

The Schedule

Relevant Commitment/rights and obligations to be assumed by the Increase Lender

[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

[Increase Lender]

By:

This Increase Confirmation is accepted as an Increase Confirmation for the purposes of the Agreement by the Agent and the Increase Date is confirmed as [•].

Agent

By:

Schedule 10

LMA form of Confidentiality Undertaking

[Letterhead of Arranger]

To:

[insert name of Potential Lender]

Re:         The Facilities

Company: Sibanye Gold Limited (the “Company”) Date: Amount: Agent: Citibank Europe PLC, UK Branch

Dear Sirs

We understand that you are considering participating in the Facilities.  In consideration of us agreeing to make available to you certain information with the knowledge and approval of the Company, by your signature of a copy of this letter you agree as follows:

(A)       CONFIDENTIALITY

1.         Confidentiality Undertaking

You undertake:

1.1        to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by paragraph (A)2 below and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information;

1.2        to keep confidential and not disclose to anyone except as provided for by paragraph (A)2 below the fact that the Confidential Information has been made available or that discussions or negotiations are taking place or have taken place between us in connection with the Facilities;

1.3        to use the Confidential Information only for the Permitted Purpose; and

1.4        to use all reasonable endeavours to ensure that any person to whom you disclose any information in accordance with paragraph 2 below (unless disclosed under paragraph 2.2) acknowledges and complies with the provisions of this letter as if that person were also party to it.

2.          Permitted Disclosure

We agree that you may disclose such Confidential Information and such of those matters referred to in paragraph (A)1.2 above as you shall consider appropriate:

2.1        to your Affiliates and their officers, directors, employees, professional advisers and auditors if any person to whom the Confidential Information is to be given pursuant to this paragraph (A)2.1 is informed  in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information, except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

2.2        to any person to whom information is required or requested to be disclosed by any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation; and

2.3        with the prior written consent of us and the Company.

3.          Notification of Disclosure

You agree (to the extent permitted by law and regulation) to inform us:

3.1        of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (A)2.2 above except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

3.2        upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4.          Return of Copies

If you do not participate in the Facilities and we so request in writing, you shall return or destroy all Confidential Information supplied to you by us and destroy or permanently erase (to the extent technically practicable) all copies of Confidential Information made by you and use your reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases (to the extent technically practicable) such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under paragraph (A)2.2 above.

5.          Continuing Obligations

The obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us.  Notwithstanding the previous sentence, the obligations in Part A of this letter shall cease on the earlier of (a) the date on which you become a party to the Facility Agreement or (b) the date falling [twelve] Months after the date of your final receipt (in whatever manner) of any Confidential Information.

6.          No Representation; Consequences of Breach, etc

You acknowledge and agree that:

6.1        neither we nor any of our officers, employees or advisers (each a “Relevant Person”) (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or any member of the Group or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or any member of the Group or be otherwise liable to you or any other person in respect of the Confidential Information or any such information; and

6.2        we or members of the Group may be irreparably harmed by the breach of the terms of this letter and damages may not be an adequate remedy; each Relevant Person or member of the Group may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you.

7.          ENTIRE AGREEMENT; No Waiver; Amendments, etc

7.1        This letter constitutes the entire agreement between us in relation to your obligations regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

7.2        No failure to exercise, nor any delay in exercising any right or remedy under this letter will operate as a waiver of any such right or remedy or constitute an election to affirm this letter.  No election to affirm this letter will be effective unless it is in writing.  No single or partial exercise of any right or remedy will prevent any further or other exercise or the exercise of any other right or remedy under this letter.

7.3        The terms of this letter and your obligations under this letter may only be amended or modified by written agreement between us.

8.          Inside Information

You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and you undertake not to use any Confidential Information for any unlawful purpose.

9.          Nature of Undertakings

The undertakings given by you under Part A of this letter are given to us and (without implying any fiduciary obligations on our part) are also given for the benefit of the Company and each other member of the Group.

(B)        MISCELLANEOUS

1.          THIRD PARTY RIGHTS

1.1        Subject to this paragraph (B)1 and to paragraphs (A)6 and (A)9, a person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this letter.

1.2        The Relevant Persons and each member of the Group may enjoy the benefit of the terms of paragraphs (A)6 and (A)9 subject to and in accordance with this paragraph (B)1 and the provisions of the Third Parties Act.

1.3        Notwithstanding any provisions of this letter, the parties to this letter do not require the consent of any Relevant Person or any member of the Group to rescind or vary this letter at any time.

2.          GOVERNING LAW AND JURISDICTION

2.1        This letter and the agreement constituted by your acknowledgement of its terms (the “Letter”) and any non-contractual obligations arising out of or in connection with it (including any non-contractual obligations arising out of the negotiation of the transaction contemplated by this Letter) are governed by English law.

2.2        The courts of England have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Letter (including a dispute relating to any non-contractual obligation arising out of or in connection with either this Letter or the negotiation of the transaction contemplated by this Letter).

3.          DEFINITIONS

In this letter (including the acknowledgement set out below):

“Affiliate” means each of your holding companies and subsidiaries and each subsidiary of each of your holding companies (as each such term is defined in the Companies Act 71 of 2008)

“Confidential Information” means all information relating to the Company, any Obligor, the Group, the Target Group, the Finance Documents and/or the Facilities which is provided to you in relation to the Finance Documents or Facility by us or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(a)         is or becomes public information other than as a direct or indirect result of any breach by you of this letter; or

(b)         is identified in writing at the time of delivery as non-confidential by us or our advisers; or

(c)         is known by you before the date the information is disclosed to you by us or any of our affiliates or advisers or is lawfully obtained by you after that date, from a source which is, as far as you are aware, unconnected with the Group or the Target Group and which, in either case, as far as you are aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Facility Agreement” means the facility agreement entered into or to be entered into in relation to the Facilities.

“Facility Interest” means a legal, beneficial or economic interest acquired or to be acquired expressly and specifically in or in relation to the Facilities, whether as initial lender or by way of assignment, transfer, novation, sub-participation (whether disclosed, undisclosed, risk or funded) or any other similar method.

“Finance Documents” means the documents defined in the Facility Agreement as Finance Documents.

“Group” means the Company and its subsidiaries for the time being (as such term is defined in the Companies Act 2006).

“Obligor” means a borrower or a guarantor under the Facility Agreement.

“Permitted Purpose” means considering and evaluating whether to enter into the Facilities.

“Target” means [].

“Target Group” means the Target and its Subsidiaries (as such term is defined in the Companies Act 2006).

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully

…................................

For and on behalf of

[Arranger]

To:       [Arranger]

The Company and each other member of the Group

We acknowledge and agree to the above:

…................................

For and on behalf of

[Potential Lender]

Schedule 11

Timetables

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request)) or a Selection Notice (Clause 11.1 (Selection of Interest Periods))	U-2 9:30am

LIBOR is fixed	Quotation Day 11.00 a.m.

Reference Bank Rate calculated by reference to available quotations in accordance with Clause 12.2 (Calculation of Reference Bank Rate)	Noon on the Quotation Day

“U”         =         the date of the proposed Utilisation.

Signatories

THE COMPANY

SIBANYE GOLD LIMITED

By: /s/ N Froneman

THE ORIGINAL BORROWERS

SIBANYE GOLD LIMITED

By: /s N Froneman

THOR MERGCO INC.

By: ILLGIBLE

THE ORIGINAL GUARANTORS

SIBANYE GOLD LIMITED

By: /s/ N Froneman

KROONDAL OPERATIONS (PTY) LIMITED

By: /s/ R van Niekerk

THOR MERGCO INC.

By: ILLEGIBLE

THE ARRANGER

CITIBANK, N.A., LONDON BRANCH

By: /s/ T Lamboum

HSBC BANK PLC

By: ILLEGIBLE

THE ORIGINAL LENDERS

CITIBANK, N.A., LONDON BRANCH

By: /s/ T Lambourn

HSBC BANK PLC

By: ILLEGIBLE

THE AGENT

CITIBANK EUROPE PLC, UK BRANCH

By: /s/ C Crawford